Filed Pursuant to Rule 424(b)(3)

Registration No. 333-127897

Prospectus

Celulosa Arauco y Constitución S.A.

(acting through our Panamanian agency)

US$400,000,000

Offer to Exchange All Outstanding

5.625% Notes due 2015

For an Equal Principal Amount of

5.625% Notes due 2015

Which Have Been Registered Under the Securities Act of 1933

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at midnight, New York City time, on October 14, 2005, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax, Panamanian tax law or Chilean tax law purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes

•	The exchange notes are being offered in order to satisfy our obligations under the registration rights agreement entered into in connection with the placement of the outstanding notes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

Resales of Exchange Notes

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgment, you will not be deemed to admit that you are an underwriter under the U.S. Securities Act of 1933, as amended, or the “Securities Act.” Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer or until any broker-dealer has sold all registered notes held by it, we will make this prospectus available to such broker-dealer for use in connection with any such resale. A broker dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution.”

If you are an affiliate of ours or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the U.S. Securities and Exchange Commission, or the “SEC,” and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

You should consider carefully the risk factors beginning on page 9 of this prospectus before participating in the exchange offer.

Neither the SEC nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2005

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of Section 13(a) of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and file reports and other information with the SEC that apply to foreign private issuers. We file annual reports on Form 20-F, which, commencing with our Form 20-F for the year ended December 31, 2002, include annual audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States, or “US GAAP,” as well as reports on Form 6-K containing our quarterly unaudited consolidated financial statements and certain other information prepared in accordance with accounting principles generally accepted in Chile, or “Chilean GAAP.” These reports and other information can be inspected and copied at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional office of the SEC located at 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549, and its public reference facility in Chicago, Illinois. Such material may also be accessed electronically at the SEC’s home page at http://www.sec.gov. As a foreign private issuer, we are exempt from certain provisions of the Exchange Act, including those prescribing the furnishing and content of proxy and information statements and certain periodic reports.

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the exchange notes offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement. We have omitted certain items from the prospectus as permitted by the rules and regulations of the SEC. For more information with respect to us and the exchange notes, refer to the registration statement, including the accompanying exhibits, financial statements, schedules and notes. You may inspect the registration statement without charge at the principal office of the SEC in Washington, D.C. and copies of all or part of it may be obtained from the SEC upon payment of the prescribed fee. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. The exhibits accompanying any document referred to in this prospectus are essential for a more complete description of the matter involved.

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We will file with the trustee in respect of the exchange notes, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports, as the SEC may from time to time require, or that we may be required to file as a “foreign private issuer” (as defined in Rule 3b-4 under the Exchange Act) pursuant to Section 13 or 15(d) of the Exchange Act. If we are not required to file information, documents or reports pursuant to either of those Sections, then we will file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, any supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act relating to a security listed and registered on a securities exchange.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain information we filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference herein the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2004, or the “2004 Form 20-F”, as filed with the SEC on June 29, 2005 (SEC file number 033-99720);

•	our periodic report on Form 6-K relating to our unaudited consolidated results of operations for the six-month periods ended June 30, 2004 and 2005 furnished to the SEC on August 26, 2005;

•	our periodic report on Form 6-K relating to the reopening of our Valdivia Mill furnished to the SEC on August 12, 2005; and

•	our periodic report on Form 6-K relating to our unaudited consolidated results of operations for three-month periods ended March 31, 2004 and 2005 furnished to the SEC on May 4, 2005.

In addition, all reports on Form 20-F filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act and, to the extent expressly stated therein, certain reports on Form 6-K subsequent to the date of this prospectus and prior to the termination of the offering of the exchange notes, shall also be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein or attached as an annex hereto shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document and deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to you, upon your written or oral request, a copy of any or all the documents we incorporate by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to:

Celulosa Arauco y Constitución S.A.

Avenida El Golf 150, Fourteenth Floor

Santiago, Chile

Attention: Gianfranco Truffello

Telephone requests may be directed to Mr. Gianfranco Truffello at (562) 461-7200.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any exchange notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a sociedad anónima abierta, a public corporation organized under the laws of Chile. Most of our directors and executive officers, and certain experts named or mentioned in this or other documents incorporated by reference herein, reside outside the United States (principally in Chile). All or a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, except as described below, it may not be possible for investors to effect service of process within the United States upon such persons or us, or to enforce against them or against us in United States courts a judgment obtained in United States courts based upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Chilean counsel, Portaluppi, Guzmán y Bezanilla, that no treaty exists between the United States and Chile for the reciprocal enforcement of foreign judgments. Chilean courts, however, have enforced judgments rendered by courts in the United States by virtue of the legal principles of reciprocity and comity, subject to review in Chile of such judgment in order to determine whether certain basic principles of due process and public policy have been respected, without reviewing the merits of the subject matter of the case. Nevertheless, we have been advised by our Chilean counsel that there is doubt as to the enforceability, in original actions in Chilean courts, of liabilities predicated solely upon the federal securities laws of the United States and as to the enforceability in Chilean courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the federal securities laws of the United States. In addition, it will be necessary for investors to comply with certain procedures, including payment of stamp taxes (currently assessed at a rate of 1.608% of the face value of a debt security), in order to file a lawsuit with respect to the exchange notes in a Chilean court.

We have appointed CT Corporation System as our authorized agent upon whom process may be served in any action arising out of or based upon the indenture or the issuance of the exchange notes. With respect to such actions, we have submitted to the jurisdiction of any federal or state court having subject matter jurisdiction in the Borough of Manhattan, the City of New York, New York. See “Description of the Exchange Notes.”

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are intended to come within the safe harbor protection provided by those sections. We use words such as “believe,” “intend,” “estimate,” “project,” “expect” and “anticipate” and similar expressions, that identify forward-looking statements which reflect our views about future events and financial performance. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties. These forward-looking statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Actual results could differ materially and adversely from those projected in the forward-looking statements as a result of various factors that may be beyond our control, including but not limited to:

•	our ability to service our debt, fund our working capital requirements and comply with financial covenants in certain of our debt instruments;

•	our ability to fund and implement our capital expenditure programs;

•	the maintenance of relationships with customers;

•	a change in control relating to our company;

•	the effects on us from competition;

•	future demand for forestry and wood products in our export markets;

•	international prices for forestry and wood products;

•	the condition of our forests;

•	the state of the Chilean, Argentine, Brazilian and world economies and manufacturing industries;

•	the relative value of the Chilean peso, the Argentine peso and the Brazilian real compared to other currencies;

•	inflation;

•	increases in interest rates; and

•	changes in our regulatory environment, including environmental regulations and enforcement actions.

In any event, these statements speak only as of their dates, and we do not undertake any obligation to update or revise any of them as a result of new information, future events or otherwise.

PRESENTATION OF FINANCIAL DATA

For SEC reporting purposes, we prepare our annual audited consolidated financial statements in accordance with US GAAP. As such, for purposes of preparing our financial statements for the three-year period ended December 31, 2004 appearing in our 2004 Form 20-F in accordance with US GAAP, we translated our historic accounting records into US dollars in accordance with Financial Accounting Standards Board statement No. 52 “Foreign Currency Translation,” which we refer to as “SFAS 52”. SFAS 52 provides that when an entity’s records are not expressed in its functional currency, its financial statements must be remeasured into its functional currency. Beginning in 2002, we maintain our accounting records in US dollars, our functional and reporting currency. For periods prior to 2002, in the case of Arauco, and for those subsidiaries with accounting records different from our functional currency, we use historical rates of exchange between the currency in which we maintain the books and records and the functional currency used to remeasure non-monetary items. Monetary accounts are remeasured at the current rate at the balance sheet date. Revenues and expenses are translated using average exchange rates for the period, except for items related to non-monetary assets and liabilities (e.g., cost of sales, depreciation, and amortization of intangible assets), which are translated using historical exchange rates. All translation gains and losses are included in determining income during periods in which exchange rates change.

For Chilean statutory reporting purposes, we prepare our consolidated financial statements in accordance with Chilean GAAP.

We have recently filed with the Chilean Superintendencia de Valores y Seguros, the Superintendency of Securities and Insurance, our unaudited interim consolidated financial statements in accordance with Chilean GAAP as of June 30, 2005 and 2004 and for the six-month periods then ended. As required by Item 8.A.5. of Form 20-F, we are including such unaudited consolidated financial statements in this prospectus which constitutes a part of the registration statement. Chilean GAAP differs in certain important respects from US GAAP. For a description and quantification of the principal differences between US GAAP and Chilean GAAP as of December 31, 2004 and for the year then ended as they relate to us, see “Recent Financial Information–Summary of Significant Differences between Chilean GAAP and US GAAP.”

Unless otherwise specified, all references to “$,” “US$,” “US dollars” and “dollars” are to United States dollars, references to “Chilean pesos” or “Ch$” are to Chilean pesos, references to “UF” are to Unidades de Fomento, a daily indexed Chilean peso-denominated monetary unit that takes into account the effect of the Chilean inflation rate, references to “Argentine pesos,” “AP$” or “A$” are to Argentine pesos, and references to “Brazilian reals” or “R$” are to Brazilian reals.

For your convenience, we have included translations of certain amounts into dollars at a specified rate. Unless otherwise indicated, the US dollar equivalent for information in Chilean pesos is based on the observed exchange rate (dólar observado) reported by the Central Bank of Chile (Banco Central de Chile), which we refer to as the “Central Bank”, for December 31, 2004, which was Ch$557.4 to US$1.00. On December 31, 2004, the exchange rate for Argentine pesos was A$2.979 = US$1.00. The observed exchange rate is, for any date, the average exchange rate at which transactions are actually carried out in the Formal Exchange Market (Mercado Cambiario Formal) on the previous day, as certified by the Central Bank on the following business day. You should not construe these translations as representations that the Chilean peso amounts actually represent such dollar amounts or could be converted into dollars at the rates indicated or at any other rate. On September 9, 2005, the observed exchange rate was Ch$535.37 to US$1.00 and the exchange rate for Argentine peso was A$2.9100 to US$1.00. For information regarding historical rates of exchange in Chile see “Exchange Rates.”

When we refer to “Chile” or the “Republic” in this prospectus or the documents incorporated by reference, we mean the Republic of Chile, and when we refer to the “Government” we mean the government of the Republic of Chile. All references to “tons” are to metric tons (1,000 kilograms) which equal 2,204.6 pounds. One “hectare” equals 10,000 square meters or 2.471 acres. Percentages and certain amounts in this prospectus and the documents incorporated by reference have been rounded for ease of presentation. Any discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

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PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference in this prospectus and may not contain all of the information you need to consider. Please read the following summary, together with the information set forth under the heading “Risk Factors”, in the audited interim financial statements for the six-month in the period ended June 30, 2005 prepared in accordance with Chilean GAAP and in the financial statements and accompanying notes included in our 2004 Form 20-F. “Arauco,” “we,” “us” and words of similar effect refer, depending upon the context, to Celulosa Arauco y Constitución S.A., to one or more of its consolidated subsidiaries or to all of them taken as a whole, unless the context otherwise requires. References herein to the “notice” refer collectively to the outstanding notes and the exchange notes.

About Arauco

We believe that, as of December 31, 2004, we were Chile’s largest forest plantation owner, and that we were Chile’s largest exporter of forestry and wood products in terms of sales revenue. As of that date, we had approximately 669,317 hectares of plantations in Chile. During 2004, we harvested 12.5 million cubic meters of sawlogs and pulplogs and exported 2,727,470 cubic meters of forestry and wood products, including sawlogs, sawn timber (green and kiln dried lumber and remanufactured wood products) and panels (plywood, medium density fiber board and high density fiber board).

Based on information published by Resource Information Systems, Inc., an independent research company for the pulp and paper industry, at December 31, 2004, we were one of the world’s largest producers of bleached and unbleached softwood kraft market pulp in terms of volume of pulp produced in 2004, with an estimated 6.1% share of the total world production of softwood kraft market bleached pulp and a 15.6% share of the total world production of softwood kraft market unbleached pulp. “Market pulp” is pulp sold to manufacturers of paper products, as opposed to pulp produced by an integrated paper producer for use in its paper production facilities. “Kraft pulp” is pulp produced using a chemical process.

Based on information published by Resource Information Systems, Inc., we were also one of the world’s lowest cost producers of softwood kraft market pulp. We believe that we are able to produce our products at a lower cost than our competitors because of the high growth rate and short harvest cycle of radiata pine compared to other commercial softwoods, the advanced genetic and silviculture techniques we apply in our forest management, our competitive labor costs, our modern mill facilities and the proximity of our operations to Pacific coast ports.

Recent Acquisitions

On March 9, 2005, through our Brazilian subsidiary Arauco do Brasil Ltda., we acquired from Louis Dreyfus S.A.S. 100% of the stock of LD Forest Products S.A. in Brazil and, indirectly as a result of that purchase, 100% of the stock of Placas do Paraná S.A. and 50% of the stock of Dynea Brasil S.A. On the same date, through our Argentine subsidiary Industrias Forestales S.A., we entered into an agreement to acquire from Louis Dreyfus S.A.S. 100% of the stock of Ecoboard S.A.I.F. and Louis Dreyfus S.A.I.F. in Argentina and, indirectly as a result of that purchase, 100% of the stock of CAIF S.A., LD Manufacturing S.A. and 60% of the stock of Flooring S.A. The completion of these proposed acquisitions in Argentina is subject to the prior approval of the Argentine antitrust authorities.

The aggregate consideration for the businesses we acquired in Brazil and agreed to acquire in Argentina was approximately US$300 million, including the assumption of debt of the acquired entities.

Business Strategy

Our business strategy is to maximize the commercial value of our plantations by pursuing sustainable growth opportunities in our core businesses and expanding into new markets and products. We are implementing this business strategy through the following initiatives:

•	executing a capital expenditure plan designed to increase production capacity for pulp and forestry and wood products and to improve efficiency and productivity;

•	improving the growth rate and quality of our plantations and increasing production of higher-margin clear wood through advanced forest management techniques; and

•	expanding our product line to enter into new markets by, among other activities, planting eucalyptus trees to provide hardwood pulp.

Our principal executive offices are located at Avenida El Golf 150, Fourteenth Floor, Santiago, Chile, telephone (562) 461-7200.

The Exchange Offer

On April 20, 2005, we completed the private offering of the outstanding notes. References to the “notes” in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus as part of the exchange offer and we agreed to use our reasonable best efforts to complete the exchange offer within 270 days after the date of original issuance of the outstanding notes. In the exchange offer, you are entitled to exchange your outstanding notes for exchange notes that are identical in all material respects to the outstanding notes except the exchange notes have been registered under the Securities Act. In addition, the exchange notes will not be entitled to registration rights and liquidated damages that are applicable to the outstanding notes under the registration rights agreement.

The Exchange Offer	We are offering to exchange up to US$400 million aggregate principal amount of our 5.625% Notes due 2015, which we refer to in this prospectus as the “exchange notes”, for up to US$400 million aggregate principal amount of our 5.625% Notes due 2015, which we refer to in this prospectus as the “outstanding notes”. The exchange offer is being made with respect to all of the outstanding notes. Outstanding notes may only be exchanged in integral multiples of US$1,000.

Resale of the Exchange Notes	Based on an interpretation of the staff of the SEC set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an affiliate of ours, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of your business and you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Any holder of outstanding notes who:

• is an affiliate of ours;

• does not acquire exchange notes in the ordinary course of business; or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in the distribution of the exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar interpretive letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. See “The Exchange Offer—Resales of the Exchange Notes.”

Expiration Date; Withdrawal of Tender	The exchange offer will expire at midnight, New York City time, on October 14, 2005, unless we extend it. We do not currently intend to extend the expiration date. We refer to this date (as it may be extended) as the “expiration date.” Tenders of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Expiration Date; Extensions; Amendments” and “The Exchange Offer—Withdrawal of Tenders.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read carefully the section captioned “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with any physical certificates requesting the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, which we refer to as “ATOP,” by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•      if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•      you are not an affiliate, as defined in Rule 405 of the Securities Act, of ours or, if you are an affiliate of ours, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

See “The Exchange Offer—Procedures for Tendering” and “Plan of Distribution.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the outstanding notes in the exchange offer, you should contact that registered holder promptly and instruct that registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See “The Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and they are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal, or comply with the applicable procedures under DTC’s ATOP, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold the outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

To the extent outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequence of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act. See “The Exchange Offer — Consequences of Failure to Exchange.”

Taxation	The exchange of the outstanding notes for the exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax, Panamanian tax law or Chilean tax law purposes. See “Taxation.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	JPMorgan Chase Bank, N.A. is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus.

The Exchange Notes

Issuer	Celulosa Arauco y Constitución S.A., acting through our Panamanian agency.

Notes Offered	US$400 million in an aggregate principal amount of 5.625% Notes due 2015.

Maturity	April 20, 2015.

Interest Payment Dates	April 20 and October 20 of each year, commencing on October 20, 2005.

Optional Redemption	We may redeem the exchange notes in whole or in part, at our option, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 20 basis points, together with, in each case, accrued and unpaid interest on the principal amount of the notes to be redeemed to the date of redemption. See “Description of the Exchange Notes—Optional Redemption.”

Tax Redemption	We may redeem the exchange notes in whole, but not in part, at any time if the laws or regulations affecting taxes in Panama or Chile change in certain respects. See “Description of the Exchange Notes—Redemption for Taxation Reasons.”

Material Covenants	The indenture under which the exchange notes will be issued contains covenants, including limitations on liens and limitations on sale and leaseback transactions.

Ranking	The exchange notes will be unsecured obligations of Arauco and will, other than with respect to obligations given preferential treatment pursuant to the laws of Chile, at all times rank pari passu in right of payment with all of our other present and future unsecured and unsubordinated indebtedness. The exchange notes will not have the benefit of any collateral securing any of our existing and future secured indebtedness and will be effectively subordinated to all existing and future indebtedness of any of our subsidiaries to the extent of the assets of each subsidiary.

Taxation	Payments of interest in respect of the exchange notes made by us acting through our Panamanian agency and all payments of principal in respect of the exchange notes will not be subject to Chilean or Panamanian withholding tax. However, in the event that we make payments of interest in respect of the exchange notes, directly from Chile to a foreign holder of the exchange notes, those payments will be subject to a 4% Chilean withholding tax. Subject to certain exceptions, we will pay any of those additional amounts. See “Description of the Exchange Notes—Payment of Additional Amounts” and “Taxation.”

Further Issues	We may from time to time without the consent of holders of exchange notes issue further securities having the same terms and conditions as the exchange notes so that the further issue is consolidated and forms a single series of notes with the exchange notes offered in this prospectus.

Governing Law	Our contractual rights and obligations and the rights of the holders of the exchange notes arising out of, or in connection with, the indenture and the exchange notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Absence of a Public Market for the Exchange Notes	The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be an established trading market. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activities with respect to the exchange notes may be discontinued without notice.

Exchange Controls in Chile	The issuance of the exchange notes does not require prior authorization by the Central Bank. Nevertheless, certain financial terms of the outstanding notes have been registered with the Central Bank after the issuance of the exchange notes.

Trustee	JPMorgan Chase Bank, N.A. is the trustee under the indenture.

For a discussion of risks that should be considered in connection with an investment in the exchange notes, see “Risk Factors.”

RISK FACTORS

Prior to making an investment in our exchange notes, you should carefully consider, in light of your own financial circumstances and investment objectives, all the information contained in or incorporated by reference into this prospectus and, in particular, should evaluate the following risk factors.

Risks Relating to Us and the Forestry Industry

Environmental concerns have led us to temporarily suspend our operations at the Valdivia Mill, which will adversely affect our business, financial condition and results of operations

Our operations at the Valdivia Mill, an industrial development in the Tenth Region of Chile, have been subject to continued environmental scrutiny by Chilean environmental regulators and the Chilean public since the mill began its operations in 2004. A variety of concerns and claims have been raised regarding potential environmental impacts in the area. Primarily, it has been alleged that the mill’s operations impacted the nearby Carlos Anwandter Nature Sanctuary and contributed to the migration and death of black-neck swans living in the area. In connection with an environmental administrative proceeding, environmental regulators required us to temporarily suspend operations at the Valdivia Mill for approximately one month in January 2005. We resumed operations at the mill on February 18, 2005. See “Item 8. Financial Information—Legal Proceedings” in our 2004 Form 20-F.

On June 8, 2005, we voluntarily suspended operations at the Valdivia Mill, which we estimate resulted in lost sales of approximately US$1.0 million per day and in lost of profits of approximately US$250,000 per day. On August 11, 2005, our Board of Directors agreed to resume operations at the Valdivia Mill and the mill re-started operations on August 12, 2005, after 64 days of being shutdown, at 80% of its authorized production capacity. In order to reach the production capacity originally authorized by applicable permits, the mill will have to make certain modifications and technical improvements in order to fulfill the new requirements established by COREMA. The suspension of operations at the Valdivia Mill adversely affected our business, financial condition and results of operations and any future suspension of operations at Valdivia or at any other of our operating plants can be expected to adversely affect our business, financial condition and results of operation. We cannot assure that the Valdivia Mill will be able to operate without further interruption or if it will resume operation at full capacity after the technical modifications imposed by COREMA are completed.

We are subject to legal proceedings related to our mills, which could adversely affect our business, financial condition and results of operations

On April 27, 2005, the National Defense Council (Consejo de Defensa del Estado), the Chilean national agency that institutes legal proceedings on behalf of the Chilean government, instituted a civil lawsuit seeking reparations, damages and indemnification from us for environmental harm allegedly caused by the Valdivia Mill. If the results of this lawsuit are unfavorable to us, we may be required to invest funds or take other action to repair any environmental harm a court determines we have caused, which could materially and adversely affect our business, financial condition and results of operations. We cannot predict the outcome or impact of this lawsuit or when it may be resolved. See “Item 8. Financial Information—Legal Proceedings.”

Since the end of 2004, various criminal proceedings relating to alleged violations of several environmental laws have been instituted in Chile in which some of our mills may be involved. We cannot predict the outcome or impact of these proceedings or when they may be resolved. While we are not a defendant in any of these proceedings and Chilean law provides that only individuals can be convicted in criminal actions, as a consequence of these proceedings, certain measures may be taken that could materially and adversely affect our business or operations. See “Item 8. Financial Information—Legal Proceedings” in our 2004 Form 20-F.

The application of environmental regulations could adversely affect our ability to accomplish our development goals and adversely affect our results of operations

In each country where we have operations, we are subject to numerous national and local environmental laws concerning, among other matters, health, the handling and disposal of waste and discharges into the air, soil and water. We have made and expect to continue to make substantial expenditures to manage our existing operations in accordance with environmental requirements. The application of environmental laws in the countries where we have operations may affect our business strategy and our development goals, which may have an adverse effect on our business, financial condition and results of operations.

Environmental requirements are a factor in the development and operation of new projects. Chilean environmental regulations have become increasingly stringent in recent years, particularly in connection with the approval of new projects, and this trend is likely to continue. The implementation of these environmental policies in Chile will affect various aspects of our operations, but the effect on our operations and the outcome of any regulatory review or proceedings is uncertain and difficult to predict. Environmental concerns and enforcement matters also attract public interest and, therefore, may be subject to political considerations that are beyond our control.

Since 2004, we have been subject to a number of environmental administrative and judicial proceedings in Chile, including proceedings related to the Valdivia Mill, the Arauco Mill and the Nueva Aldea Project, a forestry-industrial complex in the Eighth Region of Chile. As a result of these proceedings, we have been subject to fines and sanctions, and we may be subject to fines, injunctions or other sanctions in the future. In January 2005, we were ordered to suspend construction of the pulp mill under construction at the Nueva Aldea Project for approximately two months in connection with an environmental proceeding instituted by the Environmental Commission for the Eighth Region (Comisión Regional del Medio Ambiente de la Octava Region del Bío Bío). Additional proceedings, enforcement actions or claims related to environmental requirements or impacts may also be brought against us. Any such proceedings or claims may have an adverse effect on our business, financial condition and results of operations. See “Item 8. Financial Information—Recent Developments” and “—Legal Proceedings” in our 2004 Form 20-F.

In the future, the addition of new or more stringent environmental requirements or changes in the application, interpretation or enforcement of existing requirements, in any country where we have operations, could result in substantially increased capital, operating or compliance costs, impose conditions that restrict or limit our operations or otherwise adversely affect our business, financial condition and results of operations. These changes could limit the availability of our funds for other purposes, which could adversely affect our business, financial condition and results of operations.

Fluctuations in market price for our products could adversely affect our financial condition and results of operations

Prices for pulp, forestry and wood products, like those of other commodities, can be expected to fluctuate significantly. Over the last four years, the average price, on an annual basis, for Norscan bleached softwood kraft market pulp (pulp produced in Canada and Northern Europe sold to manufacturers of paper products delivered in Northern Europe, or NBSK), which is the benchmark for softwood bleached pulp, ranged from US$681 per ton in 2000 to US$435 per ton in 2002. In 2004, the price of NBSK ranged from US$559 per ton to US$621 per ton. Our financial condition and results of operations could be materially and adversely affected if the price of pulp or other forestry products were to decline significantly from current levels. The prices that we are able to obtain for pulp products and, to a lesser extent, other forestry products depend on:

•	prevailing world prices, which historically have been subject to significant fluctuations over relatively short periods of time, depending on worldwide demand;

•	world production capacity;

•	the business strategies adopted by other major integrated forestry, pulp and paper producers and other major producers; and

•	the availability of substitutes.

Each of these factors is beyond our control.

Worldwide competition in the markets for our products could adversely affect our business and results of operations

We experience substantial worldwide competition in each of our geographical markets and in each of our product lines. Several of our competitors are larger than we are and have greater financial and other resources, which they could use to take steps that could adversely affect our financial and competitive position. The market pulp industry is highly competitive and also sensitive to changes in industry capacity, producer inventories and cyclical changes in the world’s economies, any of which may significantly affect the selling prices of our products and thereby our profitability. Increased competition could materially and adversely affect our business, financial condition and results of operations.

We depend on free international trade as well as economic and other conditions in our principal export markets

In 2004, export sales accounted for approximately 85.8% of our total sales revenues. During this period, 35.8% of our export sales were to customers in Asia, 30.7% to customers in North America, 19.1% to customers in Europe and 9.7% to customers in Central and South America. As a result, our results of operations depend, to a significant degree, on economic, political and regulatory conditions in our principal export markets. Our ability to compete effectively in our export markets could be materially and adversely affected by a number of factors beyond our control, including deterioration in macroeconomic conditions, exchange rate volatility, government subsidies, and the imposition of increased tariffs or other trade barriers. If our ability to sell our products competitively in one or more of our principal export markets were impaired by any of these developments, it might be difficult to re-allocate our products to other markets on equally favorable terms and our business, financial condition and results of operations might be adversely affected.

Fire or disease could affect our forests and manufacturing processes and in turn adversely affect our financial condition and results of operations

Our operations are subject to various risks affecting our forests and manufacturing facilities, including fire and disease. Although, in the past, certain pests and diseases afflicting radiata or taeda pine plantations in other parts of the world have not significantly affected the forestry industries in Chile, Argentina and Brazil, these pests or diseases may appear in Chile, Argentina or Brazil in the future. Our operations and, as a result, our financial condition and results of operations could be materially and adversely affected if any of such risks were to be realized.

Risks Relating to Chile

Chilean political and economic conditions have a direct impact on our business and the market price of the exchange notes

At December 31, 2004, 83.2% of our long-lived assets were located in Chile, and in 2004, approximately 11.1% of our sales revenue was derived from sales to customers in Chile. Accordingly, our business, financial condition and results of operations depend, to a considerable extent, upon economic conditions in Chile. Future developments in the Chilean economy could adversely affect our financial condition or results of operations and may impair our ability to proceed with our strategic plan of business. In addition, such developments may impact the market price of our securities.

The Chilean government has exercised and continues to exercise a substantial influence over many aspects of the private sector and has changed monetary, fiscal, tax and other policies to influence the Chilean economy. We have no control over and cannot predict how government intervention and policies will affect the Chilean economy or, directly and indirectly, our operations and revenues. Our operations and financial condition and the market price of our securities may be adversely affected by changes in policies involving exchange controls, taxation and other matters. In addition, our operations and financial condition and the market price of our securities may be adversely affected by factors such as:

•	fluctuations in exchange rates;

•	base interest rate fluctuations; and

•	other political, diplomatic, social and economic developments in or affecting Chile.

Changes in inflation, which was 1.1% in 2003 and 2.4% in 2004, as measured by changes in the Chilean consumer price index, may adversely affect our operations and financial condition and the market price of our securities.

Risks Relating to Argentina

The economic crisis in Argentina may adversely affect our financial condition and results of operations

At December 31, 2004, approximately 16.2% of our long-lived assets were located in Argentina, and in 2004, approximately 12.4% of our net sales were attributable to our Argentine operations. In addition, in March 2005, we entered into an agreement to purchase additional Argentine assets, though these acquisitions remain subject to Argentine antitrust approval. The financial condition and results of our Argentine operations, including the ability of Alto Paraná S.A., or Alto Paraná, our Argentine subsidiary, to raise capital, depend, to a certain extent, upon political and economic conditions prevailing in Argentina. See “Item 4. Information on the Company—Description of Business—History” in our 2004 Form 20-F.

From 1998 to 2002, the Argentine economy experienced an economic recession marked by reduced levels of consumption and investment and an elevated unemployment rate. The Argentine gross domestic product decreased by 0.8% in 2000, 4.4% in 2001 and 10.9% in 2002. Since 2003, economic indicators have showed some signs of recovery, and the Argentine gross domestic product increased by 8.7% in 2003 and by 9.0% in 2004. However, the Argentine economy may not continue to recover, and future economic, social and political developments in Argentina, over which we have no control, could adversely affect our business, financial condition and results of operations.

In addition, the Argentine government has exercised and continues to exercise a significant influence over many aspects of the Argentine economy. Accordingly, the Argentine government’s actions, including actions with respect to inflation, interest rates, foreign exchange controls and taxes, have had and may continue to have a material adverse effect on private sector entities, including our operations in Argentina.

Argentine Central Bank restrictions may impair Alto Paraná’s ability to meet its obligations and transfer money abroad

We guarantee a portion of Alto Paraná’s debt. We may be required to fulfill our obligation under our guarantees if the Argentine government were to restrict Alto Paraná’s ability to transfer funds abroad.

Since 2001, the Argentine government has imposed a number of monetary and currency exchange control measures, which have included the obligation to repatriate foreign currency earned abroad and tight restrictions on transferring funds abroad, with certain exceptions for authorized transactions. Although current restrictions have not materially affected Alto Paraná’s financial condition and results of operations, there can be no assurance that the Central Bank of Argentina will not reverse its position and again restrict payments, which could impose material obstacles to Alto Paraná’s ability to transfer money abroad and negatively affect its financial condition and results of operations.

Risks Relating to Brazil

Economic conditions in Brazil may have a direct impact on our financial condition and results of operations

During the first quarter of 2005, we acquired all of the shares of capital stock of LD Forest Products S.A. and of Placas do Paraná S.A. in Brazil, as well as 50% of the shares of capital stock of Dynea Brasil S.A. in Brazil. Consequently, to a certain extent, our financial condition and results of operations will be dependent on economic conditions in Brazil. See “Item 4. Information on the Company—Description of Business—History” in our 2004 Form 20-F.

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian political and economic conditions have a direct impact on our business

The Brazilian government frequently intervenes in the Brazilian economy and, occasionally, makes drastic changes in policy and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, wage and price controls, currency devaluations, capital controls and limits on imports. The business, financial condition and results of operations of our recently acquired Brazilian subsidiaries may be adversely affected by changes in policy or regulation involving tariffs and exchange controls, as well as by factors such as:

•	currency fluctuations;

•	inflation;

•	social instability;

•	price instability;

•	interest rates;

•	liquidity of domestic capital and lending markets;

•	tax policy; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Inflation and government efforts to combat inflation could harm the business of our recently acquired Brazilian subsidiaries

Brazil has, in the past, experienced extremely high rates of inflation. Annual rates of inflation reached 929% in 1994, as measured by the Brazilian consumer price index (Índice Nacional de Preços ao Consumidor). Brazil’s rates of inflation were 14.7% in 2002, 10.4% in 2003 and 6.1% in 2004. In the past, inflation, governmental measures to combat inflation and public speculation about possible future actions have had significant negative effects on the Brazilian economy. If Brazil experiences high inflation in the future, the business, financial condition and results of operations of our recently acquired Brazilian subsidiaries could suffer.

Fluctuations in the value of Brazil’s currency against the value of the US dollar may result in uncertainty in the Brazilian economy and the Brazilian securities market, which may adversely affect the financial condition and results of operations of our recently acquired Brazilian subsidiaries

As a result of inflationary pressures, Brazil’s currency has been devalued periodically during the last four decades. Throughout this period, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. Although over long periods, devaluation of Brazil’s currency generally has correlated with the rate of inflation in Brazil, devaluation over shorter periods has resulted in significant fluctuations in the exchange rate between Brazil’s currency and the US dollar and other currencies. Devaluation of the Brazilian real and currency instability could adversely affect the ability of our Brazilian subsidiaries to meet their foreign currency obligations in the future and could result in a monetary loss relating to this indebtedness.

Risks Relating to Other Markets

Our business, earnings and prospects may be adversely affected by developments in other countries that are beyond our control

Our business and results of operations depend, to a large extent, on the level of economic activity, government and foreign exchange policies and political and economic developments in our principal export markets. In 2004, approximately 94.0% of our total pulp sales and approximately 79.7% of our total sales of forestry, wood and panel products were attributable to exports, principally to customers in Asia, the Americas and Western Europe. Our business, earnings and prospects, as well as our financial condition, results of operations and the market price of our securities, may be materially and adversely affected by developments in these export markets relating to inflation, interest rates, currency fluctuations, protectionism, government subsidies, price and wage controls, exchange control regulations, taxation, expropriation, social instability or other political, economic or diplomatic developments. We have no control over these conditions and developments, which could adversely affect our business, financial condition and results of operations.

Developments in other emerging markets may adversely affect the market price of our securities and our ability to raise additional capital

The market price of our securities may be adversely affected by declines in the international financial markets and world economic conditions. Chilean securities markets are, to varying degrees, influenced by economic and market conditions in other emerging market countries, especially those in Latin America. Although economic conditions are different in each country, investors’ reactions to developments in one country can affect the securities markets and the securities of issuers in other countries, including Chile. Negative developments in the international financial markets in the future could adversely affect the market price of our securities and impair our ability to raise additional capital.

Risks Relating to the Exchange Offer and Notes

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline

If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to the section of the prospectus entitled “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.

You must comply with the exchange offer procedures in order to receive freely tradable exchange notes

Delivery of the exchange notes in exchange for the outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	Certificates for the outstanding notes or a book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

•	A completed and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and

•	Any other documents required by the letter of transmittal.

Therefore, holders of the outstanding notes who would like to tender the outstanding notes in exchange for exchange notes should be sure to allow enough time for the outstanding notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See “The Exchange Offer––Procedures for Tendering.”

Some holders who exchange their outstanding notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The non-payment of funds by our subsidiaries could have a material and adverse effect on our financial condition, results of operations and ability to service our debt, including the notes

Our cash flow and our ability to service debt is dependent in part on the cash flow and earnings of our subsidiaries and the payment of funds by those subsidiaries to us in the form of loans, interest, dividends or otherwise. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the terms of the notes or to make any funds available for such purpose. Furthermore, claims of creditors of such subsidiaries, including trade creditors of such subsidiaries, will have priority over our creditors, including holders of the notes, with respect to the assets and cash flow of such subsidiaries. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors.

Changes in tax laws could lead to our redeeming the exchange notes

We may redeem the exchange notes prior to maturity if a change in Chilean or Panamanian tax laws results in us becoming liable to compensate noteholders for certain withholding taxes and other taxes. See “Description of the Exchange Notes—Redemption for Taxation Reasons” and “Taxation—Chilean Taxation.”

The exchange notes are a new issue of securities for which there is currently no public market; you may be unable to sell your exchange notes if a trading market for the exchange notes does not develop

We cannot assure you that an active trading market for the exchange notes will develop or, if a market develops, as to the liquidity of the market. The liquidity of any market for the exchange notes will depend on the number of holders of the exchange notes, the interest of securities dealers in making a market in the exchange notes and other factors. If an active trading market does not develop, the market price and liquidity of the exchange notes may be adversely affected. If the exchange notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and other factors.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization or result in any increase in our indebtedness.

The net proceeds to us from the issuance of the outstanding notes was approximately US$395 million, after deducting discounts, commissions and expenses. The net proceeds from the offering of the outstanding notes have been invested in short term securities and other investments, pending their use to refinance a portion of our outstanding debt and for general corporate purposes.

EXCHANGE RATES

Chile has two currency markets: the formal exchange market (Mercado Cambiario Formal) and the informal exchange market (Mercado Cambiario Informal). Under Law No. 18,840, the organic law of the Central Bank or the “Central Bank Act” (Ley Orgánica Constitucional del Banco Central de Chile), the Central Bank has the authority to determine that certain purchases and sales of foreign currencies must be carried out in the formal exchange market. The formal exchange market is comprised of the banks and other entities authorized to purchase and sell foreign currencies by the Central Bank.

The observed exchange rate for a given date is the average exchange rate of the transactions conducted in the formal exchange market on the immediately preceding banking day, as certified by the Central Bank.

The Central Bank is authorized to carry out its transactions at the rates that it sets. Generally, however, the Central Bank carries out its transactions at the spot rate. Authorized transactions by banks are generally carried out at the spot rate.

Purchases and sales of foreign currencies which may be effected outside the formal exchange market can be carried out in the informal exchange market at the “spot rate.” The informal exchange market reflects transactions carried out at informal exchange rates by entities not expressly authorized to operate in the formal exchange market, such as certain foreign exchange houses and travel agencies.

The following table sets forth, for the periods indicated, the annual low, high, average and year-end observed exchange rates for US dollars as reported by the Central Bank. We make no representation that the Chilean peso or the US dollar amounts referred to herein actually represent, could have been or could be converted into dollars or Chilean pesos, as the case may be, at the rates indicated, at any particular rate or at all. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos. On September 9, 2005, the observed exchange rate was Ch$535.37 = US$1.00.

	Observed Exchange Rates of Ch$ per US$1.00
Year	Low(1)	High(1)	Average(2)	Period-End
2000	501.04	580.37	542.08	573.65
2001	557.13	716.62	637.57	654.79
2002	641.75	756.56	692.32	718.61
2003	593.10	758.21	686.89	593.80
2004	557.40	649.45	611.11	557.40
2005 (through September 9)	533.66	592.75	573.37	535.37
January	560.30	586.18	575.45	585.40
February	563.22	583.84	572.99	573.55
March	578.60	591.69	587.05	585.93
April	572.75	588.95	580.30	582.73
May	570.83	583.59	578.32	583.00
June	577.73	592.75	585.28	579.00
July	561.77	586.67	574.95	561.77
August	533.66	560.75	545.69	541.53
September (through September 9, 2005)	534.15	540.05	536.22	535.37

Source: Central Bank

(1)	Exchange rates are the actual high and low, on a day-by-day basis, for each period.

(2)	For the years 2000 through 2004, the average of month-end rates during the period. For the months ended January through September 2005, the daily average rates during the period.

EXCHANGE CONTROLS IN CHILE

The Central Bank is, among other things, responsible for establishing monetary policy and exchange controls in Chile.

Until April 19, 2001, all international issuances of debt securities by Chilean companies required the prior approval of the Central Bank. Absent such authorization, issuers were not allowed to offer debt securities outside of Chile. The regulations imposed restrictions on the type of companies that were entitled to issue debt securities abroad and on the debt securities themselves, including certain limitations on the average term of the debt securities to be placed internationally.

The Compendium of Foreign Exchange Regulations (the “Compendium”) no longer requires the approval of or prior registration with the Central Bank of international debt offerings by Chilean issuers. The proceeds of the international sale of debt securities may be brought into Chile or held abroad. In either case, however, in accordance with Chapter VIII of the Compendium, such issuers must inform the Central Bank of the issuance of international debt securities within the first ten days of the month following the disbursement of funds to the agency, together with the schedule of payments of the exchange notes. The issuers are also required to inform the Central Bank quarterly of the outstanding amounts due under the exchange notes and from time to time of any information that has been previously filed.

Although we have informed the Central Bank of the issuance of the outstanding notes, such notification will not guarantee us access to the formal exchange market for the purchase of US dollars to pay amounts due under the notes. Under current Central Bank regulations, we would be permitted to purchase US dollars either in the formal exchange market or in the informal exchange market to make payments in respect of the exchange notes and also would be permitted to purchase US dollars in either the formal exchange market or the informal exchange market to allocate capital to our Panamanian agency. We cannot assure you, however, that we will be able to purchase US dollars at the time or in the amounts required to make payments in respect of the exchange notes. We cannot assure you that future changes to the foreign exchange control regime in Chile will not restrict or prevent us from purchasing US dollars.

Foreign exchange regulations may be enacted by the Central Bank unilaterally. Although there are currently no foreign exchange regulations or restrictions other than those described above, we cannot assure you that new restrictions will not be imposed in the future, nor can we assess the duration or impact of such restrictions, if imposed.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of June 30, 2005. This table should be read in conjunction with the section titled “Recent Financial Information” and our Chilean GAAP unaudited interim consolidated financial statements for the six-month periods ended June 30, 2004 and 2005 and the notes to those statements contained elsewhere in this prospectus.

As of June 30, 2005
(in millions of US$)
Short-term debt
Short-term debt	6.6
Current portion of long-term notes	25.5
Current portion of bonds	213.0

Total short-term debt	245.2

Long-term debt
Long-term notes	547.9
Long-term bonds	1,282.5
5.625% Notes due 2015	400.0

Total long-term debt	2,230.4

Stockholders’ equity
Paid-in capital	347.6
Share premium	5.6
Forestry and other reserves	1,375.5
Retained earnings	2,299.9

Total stockholders’ equity	4,028.6

Total capitalization	6,504.2

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents our summary consolidated financial data in accordance with US GAAP as of the dates and for the five years in the period ended December 31, 2004. This information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements, including the notes thereto, incorporated by reference in this prospectus.

	As of or for the year ended December 31,
	2000		2001		2002		2003		2004
	(in thousands of US$ except ratios, shares and per share data)
US GAAP

Income Statement Data
Sales revenue	US$	1,260,342	US$	1,173,826	US$	1,188,018	US$	1,458,220	US$	2,075,052
Cost of sales		(604,130)		(689,837)		(620,464)		(782,793)		(1,041,590)
Depreciation		(106,576)		(119,796)		(103,885)		(112,636)		(141,329)
Selling and administrative expenses		(102,701)		(94,047)		(100,515)		(105,897)		(124,784)

Income from operations		446,935		270,146		363,154		456,894		767,349
Interest income		12,563		14,794		21,995		30,051		25,431
Other income (expense)		5,151		(3,871)		1,513		1,570		(4,990)
Foreign exchange gains (losses)		(5,070)		(26,058)		11,668		52,353		16,227
Interest expenses		(62,201)		(62,362)		(61,692)		(46,629)		(78,109)
Income before taxes, minority interest and equity from earnings of unconsolidated affiliates		397,378		192,649		336,638		494,239		725,908

Provision for income taxes		(55,552)		(12,956)		(52,578)		(80,574)		(139,899)
Minority interest in consolidated subsidiaries		(2,051)		(225)		(267)		(199)		(321)
Equity in earnings of unconsolidated affiliates		1,377		1,463		2,558		6,001		6,473

Net income	US$	341,152	US$	180,931	US$	286,351	US$	419,467	US$	592,161

Dividends paid		193,353		67,610		71,702		133,906		175,387

Balance Sheet Data
Property, plant and equipment, net		1,639,293		1,653,466		1,851,240		2,176,701		2,524,428
Forests		1,078,394		1,167,462		1,188,013		1,243,638		1,412,488
Total assets		3,550,989		3,899,257		4,110,336		4,736,027		5,275,641
Total long-term liabilities		1,242,645		1,711,740		1,570,080		2,026,365		1,921,730
Total stockholders’ equity		1,832,108		1,974,785		2,157,665		2,421,001		2,787,267

Other Financial Data
Capital expenditures(1)		263,588		223,831		330,804		512,939		757,320
Depreciation		106,576		119,796		103,885		112,636		141,329
Number of shares		113,152,446		113,152,446		113,152,446		113,152,446		113,152,446
Net income per share		3.01		1.60		2.53		3.71		5.23
Dividends per share		1.71		0.60		0.63		1.18		1.55

Cash Flow Data
Total operating cash flow		417,353		(55,692)		481,651		346,513		870,523
Total cash flow arising from financing activities		34,268		238,453		(124,566)		193,388		(127,636)
Total cash flow arising from investing activities		(405,342)		(224,154)		(330,362)		(561,773)		(745,679)

(1)	Accrued for the period. See Note 13 of our audited consolidated financial statements and Note 6 of our unaudited condensed consolidated financial statements.

The following table presents our summary consolidated financial data as of June 30, 2005 and 2004 and for the six-month periods then ended and has been derived from our unaudited interim consolidated financial statements contained elsewhere in this prospectus that have been prepared in accordance with Chilean GAAP, which differs in certain significant respects from financial information prepared in accordance with US GAAP. For a summary of the significant differences between Chilean GAAP and US GAAP as they relate to us see “Recent Financial Information—Summary of Significant Differences between Chilean GAAP and US GAAP.”

Our unaudited data for the six-month periods ended June 30, 2005 and 2004 includes all normal and recurring adjustments which in the opinion of management are necessary for the fair presentation of such information. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2005 or for any other period.

	As of or for the year ended June 30,
	2004		2005
	(in millions of US$ except ratios, shares and per share data)
Chilean GAAP

Income Statement Data
Sales revenue	US$	941,438	US$	1,133,894
Cost of sales		(384,260)		(539,040)
Selling and administrative expenses		(174,042)		(215,912)

Operating Income		383,136		378,942
Interest earned		12,587		13,215
Share of net income of related companies		2,098		3,529
Other non-operating income		3,856		5,244
Amortization of goodwill		(2,064)		(1,754)
Interest expenses		(55,662)		(73,974)

Other non-operating expenses		(6,259)		(9,221)
Price-level Restatement		(8)		(217)
Foreign currency exchange rate		(9,454)		(10,103)

Income before taxes, minority interest and equity from earnings of unconsolidated subsidiaries		328,230		306,095

Provision for income taxes		(64,687)		(60,002)
Minority interest in unconsolidated subsidiaries		(156)		(25)

Net income before amortization of negative goodwill		263,387		246,068
Amortization of negative goodwill		2,879		2,810

Net income	US$	266,266	US$	248,878

Dividends paid		86,788		135,987

Balance Sheet Data
Property, plant and equipment, net		2,497,558		3,011,797
Forests		1,999,278		2,161,365
Total assets		5,912,260		6,878,137
Total long-term liabilities		1,976,519		2,382,596
Total stockholders’ equity		3,703,103		4,028,642

Other Financial Data
Capital expenditures		345,462		515,912
Depreciation		59,143		78,245
Number of shares		113,152,446		113,152,446
Net income per share		2.35		2.20
Dividends per share		0.77		1.20

Cash Flow Data
Total operating cash flow		366,334		399,468
Total cash flow arising from financing activities		(72,465)		299,396
Total cash flow arising from investing activities		(364,340)		(477,804)

RECENT FINANCIAL INFORMATION

Results of Operations

The following discussion is based on our unaudited interim consolidated financial statements, including the notes thereto, as of June 30, 2005 and 2004 and for the six-month periods then ended included elsewhere herein. The unaudited interim consolidated financial statements included herein are prepared in US dollars and in accordance with Chilean GAAP. Financial statements prepared in accordance with Chilean GAAP vary in certain important respects with financial statements prepared in accordance with US GAAP, and consequently, financial information included in this prospectus is not comparable to that included in our 2004 Form 20-F incorporated by reference in this prospectus. For a description and quantification of the principal differences between US GAAP and Chilean GAAP as of December 31, 2004 and for the year then ended as they relate to us, see “—Summary of Significant Differences between Chilean GAAP and US GAAP.”

The following table provides a breakdown of our sales revenue and volumes, cost of sales and selling and administration expenses as of and for the six months in the periods ended June 30, 2004 and 2005. This unaudited information has been prepared in accordance with Chilean GAAP.

	Six months ended June 30,
	2004				2005

	US$		%	Volume	US$		%	Volume
	(millions)				(millions)
Sales Revenue:
Pulp
Bleached pulp(1)	US$	396.5	42.1%	734	US$	424.6	37.4%	821
Unbleached pulp(1)		76.2	8.1	176		80.1	7.1	176

Forestry
Sawlogs (net)(2)		15.5	1.6	456		25.7	2.3	565
Pulplogs(2)		1.9	0.2	88		1.8	0.2	88
Posts(2)		9.8	1.0	41		12.9	1.1	52

Wood Products
Sawn timber(2)		168.8	17.9	951		189.3	16.7	1,124
Remanufactured wood products(2)		104.1	11.1	26		147.2	13.0	25
Flitches(2)		4.0	0.4	161		4.3	0.4	183
Chips(2)		0.2	—	—		0.2	—	2

Plywood and fiberboard panels(2)		144.5	15.4	549		223.6	19.7	904
Other		20.0	2.1	NM		24	2.1	NM

Total sales revenue	US$	941.4	100%		US$	1,133.9	100%

Cost of Sales:
Forestry labor costs	US$	81.5	21.2%		US$	88.2	16.4%
Timber		81.9	21.3			147.9	27.4
Depreciation		56.4	14.7			75.2	13.9
Maintenance costs		33.3	8.7			37.3	6.9
Port costs		6.4	1.7			7.3	1.4
Other cost of sales		124.8	32.5			183.1	34.0

Total cost of sales	US$	384.3	100.0%		US$	539.0	100.0%

Gross margins		59.2%				52.5%

Administration and Selling Expenses:
Wages and salaries	US$	20.6	11.9%		US$	21.2	9.8%
Freight and other transportation costs		117.0	67.2			143.3	66.4

Other administration and selling expenses		36.4	20.9			51.4	23.8

Total administration and selling expenses	US$	174.0	100%		US$	215.9	100%

Total cost of sales, depreciation and administration and selling expenses	US$	558.3			US$	755.0

Operating income		383.1				378.9
Operating margin		40.7%				33.4%

(1)	Volumes measured in thousands of metric tons.

(2)	Volumes measured in thousands of cubic meters.

NM=Not meaningful

Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004

Sales Revenue

Sales revenue increased 20.4%, from US$ 941.4 million in the second quarter of 2004 to US$ 1,133.9 million in the second quarter of 2005, principally as a result of:

•	a 54.7% increase in sales of plywood and fiberboard panels;

•	a 41.4% increase in sales of remanufactured wood products; and

•	a 7.1% increase in bleached pulp sales.

Pulp Sales

Sales revenue of bleached and unbleached pulp increased 6.8%, from US$472.6 million in the first half of 2004 to US$504.7 million in the first half of 2005, reflecting a 9.5% increase in sales volume, which was partially offset by a 2.5% decrease in nominal dollar prices for pulp.

Sales of bleached pulp increased 7.1%, from US$396.5 million in the first half of 2004 to US$424.6 million in the first half of 2005, due to an 11.8% increase in sales volume, which was partially offset by a 4.2% decrease in the nominal dollar price. This decrease in average nominal dollar price of bleached pulp was due to the opening of two new pulp mills by other pulp manufacturers — one in China and one in Brazil — and a reduction in world demand for paper and paper products. Sales of unbleached pulp increased 5.2% from US$76.2 million in the first half of 2004 to US$80.1 million in the first half of 2005 due to a 5.5% increase in the nominal dollar price of unbleached pulp, which was partially offset by a 0.3% decrease in sales volume.

Wood Product Sales

Sales revenue of wood products, including sawn timber, remanufactured wood products, flitches and chips, increased 23.1% from US$276.9 million in the first half of 2004 to US$340.9 million in the first half of 2005. This increase was mainly the result of:

•	a 41.4% increase in sales revenue of remanufactured wood products due to a 25.0% increase in average nominal dollar prices, and a 13.2% increase in sales volume; and

•	a 12.2% increase in sales revenue of sawn timber due to an 18.2% increase in sales volume, partially offset by a 5.1% decrease in average nominal dollar prices of sawn timber.

Plywood and Fiberboard Panel Sales

Sales revenue of plywood and fiberboard panels increased 54.7% from US$144.5 million in the first half of 2004 to US$223.6 million in the first half of 2005. This increase was primarily due to a 64.7% increase in sales volume, resulting from the start of production at Nueva Aldea and our acquisition in early 2005 of certain assets in Brazil. This increase in sales volume was partially offset by a 6.1% decrease in nominal dollar prices.

Forestry Sales

Forestry sales, which include sales of sawlogs, pulplogs and posts, increased 49.1% from US$27.2 million in the first half of 2004 to US$40.5 million in the first half of 2005. This increase was mainly the result of:

•	a 66.5% increase in sales revenue of sawlogs due to a 23.9% increase in sales volume and a 34.3% increase in average nominal dollar prices; and

•	a 31.9% increase in sales revenue of posts due to a 27.4% increase in sales volume and a 3.6% increase in average nominal dollar prices.

Cost of Sales

Cost of sales increased 40.3% from US$384.3 million during the first half of 2004 to US$539.0 million during the first half of 2005. This increase was primarily due to a 64.7% increase in sales volume and a 20.2% increase in unit costs of plywood and fiberboard panels and, to a lesser extent, to an 18.2% increase in sales volume and a 15.4% increase in unit costs of sawn timber. These increases in unit costs were primarily due to an appreciation of the exchange rate between the US dollar and the local currencies.

Gross margins decreased from 59.2% for the first half of 2004 to 52.5% for the first half of 2005, primarily as a result of an increase in cost of sales.

Administration and Selling Expenses

Administration and selling expenses increased 24.1% from US$174.0 million in the first half of 2004 to US$215.9 million in the first half of 2005, primarily as a result of increased sales volume during the period and an increase in freight and other transportation unit costs, due to the increase in demand for ocean transportation that outpaced fleet availability, putting further pressure on prices.

As a percentage of sales revenue, administration and selling expenses increased from 18.5% during the first half of 2004 to 19.0% during the first half of 2005, primarily as a result of the foregoing factors, which was partially offset by an increase in sales revenues.

Operating Income

Operating income decreased 1.1% from US$383.1 million in the first half of 2004 to US$378.9 million in the first half of 2005, principally reflecting the increase in cost of sales and administration and selling expenses, which was partially offset by an increase in sales revenue. Our operating profit margin decreased from 40.7% in the first half of 2004 to 33.4% in the first half of 2005.

Non-Operating Income (Expense)

Our non-operating income (expense) decreased from an expense of US$54.9 million in the first half of 2004 to an expense of US$72.8 million in the first half of 2005, in part due to an increase in interest expense from US$49.9 million for the first half of 2004 compared to US$74.0 million for the first half of 2005.

Interest Income

Interest income increased 5.0% from US$12.6 million in the first half of 2004 to US$13.2 million in the first half of 2005, largely as a consequence of an increase in average interest rates earned in the first half of 2005 compared to the first half of 2004 due to the increase in the LIBOR rate, partially offset by a decrease in average cash position.

Foreign Exchange Gains (Losses)

Foreign currency exchange rate fluctuations resulted in a foreign exchange loss of US$10.1 million in the first half of 2005, compared to a loss of US$9.5 million in the first half of 2004, primarily due to the decrease in the value of our euro-denominated investments expressed in US dollars and a decrease in the value of our Chilean peso-denominated current assets expressed in US dollars.

Interest Expense

Interest expense increased 32.9% from US$55.7 million in the first half of 2004 to US$74.0 million in the first half of 2005, primarily due to a decrease in capitalization of interest expense from US$12.4 million for the first half of 2004 to US$6.8 million in the first half of 2005 and an increase in interest expense attributable to the execution of a US$240 million revolving credit facility in August 2004 and the issuance in April 2005 of US$400 million of notes, partially offset by gains from our outstanding interest rate swap agreements during the first half of 2005, which resulted in a net gain of US$2.9 million compared to the first half of 2004.

Income Taxes

Income taxes decreased 7.2% from US$64.7 million in the first half of 2004 to US$60.0 million in the first half of 2005. This decrease was due to lower pre-tax income attained in the first half of 2005, compared to the same period in 2004. In accordance with Chilean law, we and each of our subsidiaries compute and pay tax on a separate basis and not on a consolidated basis. At June 30, 2005, our consolidated Chilean subsidiaries had tax loss carryforwards of US$54.6 million.

Net Income

Our net income decreased 6.5% from US$266.3 million in the first half of 2004 to US$248.9 million in the first half of 2005. This decrease was primarily due to an increase in cost of sales resulting in lower operating income and also to a decrease in non-operating income primarily due to an increase in interest expense.

Liquidity and Capital Resources

Our primary sources of liquidity are funds from operations, domestic and international borrowings from commercial and investment banks, and debt offerings in the domestic and international capital markets.

Our net cash flow provided by operating activities increased 9.0% from US$366.3 million for the first half of 2004 to US$399.5 million for the first half of 2005. This increase in operating cash flow was due to a lower increase of trade accounts receivable and other current account assets partially offset by a lower increase in suppliers and creditors.

For the first half of 2005, our main investment activities were the acquisition of the Brazilian company L.D. Forest Products S.A. for US$158.8 million on March 9, 2005, through our Brazilian subsidiary Arauco Do Brasil Ltda. and the ongoing construction of the Nueva Aldea Mill with total capital expenditures for the period of approximately US$202.7 million.

For the first half of 2005, our net cash flows obtained from financing activities were US$299.4 million. During this period, our principal financing activities were:

•	the issuance of US$400 million of 5.625% Notes due 2015; and

•	the disbursement of US$40 million in March 2005 under our five-year revolving credit facility executed in August 2004.

At June 30, 2005, our short-term bank borrowings were US$6.6 million.

Our total long-term bank, export credit agency and multilateral lending agency debt (including the current portion of such debt) was US$562.8 million at June 30, 2005, of which 94.6% was US dollar-denominated. At June 30, 2005, we also had total capital markets borrowings of US$1,857.5 million, 100% of which was dollar-denominated. At June 30, 2005, the weighted average maturity of our foreign currency-denominated debt was 5.8 years. At that date, the average margin payable on our dollar-denominated floating rate debt was 0.36% above LIBOR and the average interest rate payable on our foreign currency-denominated fixed rate debt was 6.82%.

The instruments and agreements governing our foreign bonds and syndicated loans set limits on our incurrence of debt and liabilities through the use of financial covenants. The principal financial covenants contained in these agreements are:

•	our debt to equity ratio must not exceed the ratio of 1.2:1;

•	our interest coverage ratio must not be less than 2:1; and

•	we are required to maintain a minimum consolidated net worth of US$2.5 billion, as measured in accordance with Chilean GAAP.

We were in compliance with these covenants at June 30, 2005.

On June 21, 2001, we irrevocably and unconditionally guaranteed as primary obligor the issue of US$250,000,000 Floating Rate Trust Notes due 2006 by a financial trustee in the name of Alto Paraná (the “APSA Notes”) under Argentine law 24,441, in favor of the holders of the notes and The Chase Manhattan Bank, as financial trustee. The APSA Notes had a stated maturity of June 13, 2006. On January 22, 2004, Alto Paraná completed a restructuring of the APSA Notes. The terms of the notes and the guarantee were amended as follows:

•	the stated maturity was extended to December 12, 2008;

•	the interest rate was fixed at LIBOR plus 6.5% per annum; and

•	the irrevocable and unconditional guaranty granted by us in 2001 was terminated and, through an offshore custodial vehicle, we provided the holders of the restructured APSA Notes a new full, irrevocable and unconditional guaranty of the notes, as primary obligor in the event of any failure by Alto Paraná to meet the obligations related to the APSA Notes.

Substantially all of our borrowings are denominated in dollars.

Treasury Management

We manage the treasury activities of all of our Chilean subsidiaries on a centralized basis. Our subsidiaries borrow from or lend money to us in accordance with their daily cash requirements or surplus, maintaining their cash balance close to zero (our policy is not to allow our subsidiaries to invest in financial instruments) and other transactions. Decisions regarding short-term loans, short-term investments, currency transactions and other transactions are made by us for our company and our subsidiaries as a whole. Treasury activities are governed by our cash and deposits policy, which is approved by our board of directors. The main principles of our cash and deposits policy are:

•	investments must be in fixed income instruments;

•	we do not invest in stocks;

•	investments must be in instruments from the Central Bank or from internationally recognized financial institutions; and

•	transactions must be carried out only with banks or bank subsidiaries.

Our Argentine subsidiaries and our recently acquired Brazilian subsidiaries manage their treasury activities independently from us. Their activities are governed by cash and deposit policies that are approved by their chief executive officers. These policies are based on the same principles as our cash and deposits policy. We periodically review our exposure to risks arising from fluctuations in foreign exchange rates and interest rates and make a determination on a case-by-case basis at senior management levels whether to hedge such risks. As a result, from time to time we enter into currency and interest rate swaps with respect to a portion of our borrowings.

Research and Development

We spent US$1.1 million during the first half of 2004 and US$1.3 million during the first half of 2005 on research and development activities. We conduct our principal research and development programs through our wholly-owned subsidiary Bioforest, which concentrates its efforts on applying and implementing the advanced technology available in the market to the specific characteristics of our forests and mills.

We are continuously researching and attempting to develop different strains of long-fiber pine trees to improve their quality and to shorten the average harvest cycle. Additionally, we maintain close relations with international research institutes, equipment suppliers and the scientific and engineering community involved with our industry.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from changes in interest rates and currency exchange rates. From time to time we assess our exposure and monitor opportunities to manage these risks, including entering into derivative contracts. In the normal course of business, we also face risks that are either non-financial or non-quantifiable. Such risks principally include country risk, credit risk and legal risk and are not represented in the information below. The following discussion about our risk management activities includes forward-looking statements that involve risk and uncertainties. Actual results could differ materially from those projected in such forward-looking statements.

Interest Rate Risk

We are subject to interest rate risk principally with respect to our indebtedness that bears interest at variable rates. At June 30, 2005, we had outstanding indebtedness of approximately US$2,431 million (excluding accrued interest), of which approximately 77.3% bore interest at fixed rates and approximately 22.7% bore interest at floating rates. The interest rate on our variable rate debt is determined principally by reference to LIBOR.

The following table summarizes our long-term debt obligations as of June 30, 2005. The table presents the aggregate principal amount of each category of indebtedness maturing in each year, at the weighted average interest rate for each category of indebtedness. Average interest rates for liabilities are calculated based on the prevailing interest rate for each loan at June 30, 2005. As of June 30, 2005, substantially all of our long-term debt obligations were denominated in US dollars.

	As of June 30, 2005
	Expected contractual maturity date
	Average Interest Rate(1)	Within 1 year	More than 1 and not more than 2 years	More than 2 and not more than 3 years	More than 3 and not more than 4 years	More than 4 and not more than 5 years	Thereafter	Total Long Term Debt (incl. 2005 maturities)	Fair Value(2)
	(in millions of US$)
Long-Term Debt:

Fixed rate
(US$ denominated)	6.82%	9.1	6.1	101.0	—	100.0	1,482.5	1,698.7	1,849.7

Variable rate
(US$-denominated)	Libor + 0.36%	5.0	106.0	107.4	216.4	87.7	—	522.5	522.5
(R$-denominated)		7.1	6.7	16.2	0.2	—	—	30.2	30.2

(1)	Average interest rate means the weighted average prevailing interest rate at June 30, 2005.

(2)	These figures were calculated based on the discounted value of future cash flows expected to be received or paid, considering current discount rates that reflect the different risks involved.

Foreign Currency Risk

Our principal exchange rate risk involves changes in the value of the Chilean peso relative to the US dollar. We generally believe that our foreign currency risk is not material to our net income. As of June 30, 2005, substantially all of our consolidated revenues were denominated in or indexed to US dollars. We estimate that a majority of our consolidated costs and expenses are also denominated in US dollars. As of June 30, 2005:

•	a significant portion of our accounts receivable was denominated in US dollars;

•	substantially all of our indebtedness was denominated in US dollars; and

•	approximately 93.3% of our consolidated total assets was denominated in US dollars, 3.6% in Chilean pesos, 1.6% in Euros and 1.5% in other currencies.

Substantially all of our foreign currency-denominated revenues, costs and expenses, receivables and indebtedness are denominated in US dollars.

Capital Expenditures

Our planned capital expenditures for 2005 include the construction of the second phase of the Nueva Aldea Project, which includes development of a pulp mill for the production of bleached pulp. Currently, we expect to complete this pulp mill in mid 2006, with projected annual capacity of approximately 856,000 metric tons of bleached pulp. If completed on schedule, we expect the Nueva Aldea Project to require capital expenditures of approximately US$850 million, to be funded from operating income and indebtedness, of which approximately US$205.0 million was paid as of December 2004. An additional US$202.7 million was paid during the first half of 2005.

The second phase of the Nueva Aldea Project has been subject to legal and administrative proceedings, and its construction was temporarily suspended from January 12, 2005 to March 10, 2005. These difficulties may affect our planned capital expenditures for 2005. See “Item 3. Key Information—Risk Factors—Risks Relating to Arauco and the Forestry Industry—We were and may continue to be subject to environmental actions that could adversely affect our results of operations” and “Item 4. Information on the Company—Description of Business—Government Regulation—Environment” in our 2004 Form 20-F.

In March 2005, we acquired LD Forest Products S.A. and, indirectly as a result of that purchase, Placas do Paraná S.A. and Dynea Brasil S.A. We also entered into an agreement to acquire Ecoboard S.A.I.F. and Louis Dreyfus S.A.I.F. and, indirectly as a result of that purchase, CAIF S.A. and LD Manufacturing S.A. and Flooring S.A. The aggregate consideration we will pay for these assets in Brazil and Argentina will be approximately US$300 million, representing payments to Louis Dreyfus S.A.S. of approximately US$200 million and our assumption of approximately US$100 million aggregate indebtedness of the acquired businesses.

Our principal capital expenditures were US$515.9 million during the first six months of 2005, consisting primarily of US$77.0 million in investments in forestry business, US$254.9 million in investments in the pulp business, principally US$212.6 million in the Nueva Aldea Project and US$1.8 million in the Valdivia Mill, and US$16.0 million in investments in the wood products business. Additionally, during this period, we acquired the Brazilian company L.D. Forest Products S.A. for US$158.9 million.

The capital expenditures described above represent amounts accrued for purposes of our financial statements and do not necessarily represent the cash cost of capital expenditures during the period.

Non cash capital expenditures totaled US$2.7 million and US$8.6 million for the six months ended June 30, 2005 and 2004, respectively.

We believe that cash flow generated by operations, cash balances, borrowings from commercial banks and export credit agencies and debt offerings in the domestic and international capital markets, will be sufficient to meet our working capital, debt service and capital expenditure requirements for the foreseeable future.

Critical Accounting Policies

A summary of our significant accounting policies is included in Note 1 to our audited consolidated financial statements, which are included in our 2004 Form 20-F which is incorporated by reference in this prospectus. We believe that the consistent application of these policies enables us to provide readers of our audited consolidated financial statements with more useful and reliable information about our operating results and financial condition. The following policies are the accounting policies that we believe are the most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective or complex judgments.

Property, Plant and Equipment

The key judgments management must make under the property, plant and equipment policy include the estimation of the useful lives of our various asset types, the election to utilize primarily the straight-line method for recording depreciation, management’s judgment regarding appropriate capitalization or expensing of costs related to fixed assets and management’s determination that no impairment exists.

Property, plant and equipment costs are stated on our balance sheet at cost less accumulated depreciation. Depreciation of buildings, equipment and other depreciable assets is determined using primarily the straight-line method. The estimation of useful lives for fixed assets impacts the level of annual depreciation expense recorded. Utilization of the straight-line method for recording depreciation or any of the other acceptable methods for depreciating assets will result in the same amount of depreciation over the life of an asset; however, the amount of annual depreciation expense and the resulting carrying amount of net property, plant and equipment can vary significantly, depending on the method elected.

Property, plant and equipment assets are evaluated for possible impairment on a specific asset basis or in groups of similar assets, as applicable. This process requires management’s estimate of future cash flows generated by each asset or group of assets. For any instance where this evaluation process indicates impairment, the appropriate asset’s carrying values are written down to net realizable value and the amount of the write-down is charged against the results of continuing operations. If we overestimated our future cash flows by 10%, the reported value of our property, plant and equipment would not be materially affected as of December 31, 2004.

Expenditures that substantially improve and/or increase the useful life of facilities or equipment are capitalized. Maintenance and repair costs are expensed as incurred. Our evaluation of whether an expenditure related to property, plant and equipment substantially improves and/or increases the useful life of an asset and should be capitalized as an addition to the asset’s cost basis or is expensed as normal maintenance and repair expense can significantly affect results of operations for a given period, as well as our financial position.

Forests

Forest costs are stated at cost of development less the cost of forest harvested. Forest costs consist primarily of purchased timber, planting, maintenance, protection and other direct costs related to the plantation of the forest. Direct and indirect interest costs of developing forests are capitalized until the forest is deemed to have reached an exploitable stage. These capitalized interest costs are included in the historical cost of the forest. Forests do not include any estimated future reforestation costs. The cost of forest harvested is based on the volume of forest harvested in relation to the estimated volume of forest recoverable. Our estimated volume of forest recoverable is based on statistical information and data obtained from physical measurements and other information gathering techniques. This information gathered and data used requires, to a certain extent, estimates and judgments in determining the amount of forest recoverable.

Depletion

Depletion, or the costs attributed to timber harvested, is determined according to each identifiable farm block that is in the harvesting stage, based on the relationship between unamortized timber costs and the estimated volume of recoverable timber multiplied by the amount of timber cut. We review our depletion rate estimates on a recurring basis. Our statistical data indicates that, during 2004, our depletion rates were overstated by less than 4%. If our estimated volume of timber harvested at December 31, 2004 were overestimated by 4%, our reported cost of sales for the year ended December 31, 2004 would not be materially affected.

Inventories

Inventories of raw materials, work-in-process and spare parts are stated at the lower of cost or market, using primarily the average cost method. Finished goods are stated at the lower of average production costs for the period, or market. Inventory costs include materials, labor, transportation, depreciation of fixed assets and production overhead, as appropriate. The determination of the net realizable value of each component of inventory is based on the current invoice price. Work-in-process inventories require an estimation of the future cost per unit to complete manufacturing from each stage of processing, using historical manufacturing costs. These estimates can affect the carrying value for inventories, and any required inventory write-down can affect results of operations in both current and future periods.

At December 31, 2004, our inventory reserves amounted to US$5.9 million, which represented 2.1% of our total inventory. Additionally for the year ended December 31, 2004, our inventory write-downs represented 0.1% of our cost of sales. If our inventory reserves and write-downs were underestimated by 10%, our reported cost of sales for the year ended December 31, 2004 would not be materially affected.

Goodwill

Goodwill is the excess of acquisition cost of a business over the fair value of identifiable net assets acquired. Goodwill is deemed to have an indefinite life and is not amortized. We test these assets for impairment by applying a fair-value based test on an annual basis; we also test these assets when we determine that indicators of impairment exist. We must exercise judgment in assessing goodwill for impairment. Generally, we review the recorded value of our goodwill annually, but we will review it sooner if changes in circumstances indicate that the carrying amount may exceed fair value. Recoverability of the carrying value of the asset is determined by comparing it to net book value, including goodwill and the estimated future net cash flows of the relevant assets.

Deferred Income Tax

We use the asset and liability method of accounting for income taxes. Under this method, the provision for income taxes includes amounts currently payable and amounts deferred as tax assets and liabilities, based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, and is measured using the current tax rates, which we assume will be in effect when the differences reverse. Deferred tax assets are reduced by a valuation allowance, which is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In making the determination of the valuation allowance, we consider both positive and negative evidence and make certain assumptions, including projections of taxable income. Changes in these assumptions may have a material impact on results.

We consider both positive and negative evidence and make certain assumptions, including projections of taxable income. Changes in these assumptions may have a material impact on results. If we overestimated taxable income by 10%, our reported valuation allowance at December 31, 2004 would not be materially affected.

Allowance for Doubtful Accounts

We provide an allowance for doubtful accounts based on a review of the specific receivable. A 100% provision is applied for those customers for whom collectibility is in doubt. Management must make certain judgments and estimates in determining accounts that are considered to be in doubt.

Changes in Accounting Standards

In May 2005, the Financial Accounting Standards Board, or FASB, issued FASB Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3, which changes the requirements for the accounting and reporting of a change in an accounting principle. FAS No. 154 applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement requires retrospective application to prior periods financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. We do not expect FAS No. 154 to have any impact on our financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB No. 29. This statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date this Statement is issued. Retroactive application is not permitted. We will apply this statement in the event exchanges of non-monetary assets occur in fiscal periods beginning after June 15, 2005. We do not expect FAS No. 153 to have any impact on our financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, which is the result of its efforts to converge U.S. accounting standards for inventories with International Accounting Standards. FAS No. 151 requires idle facility expenses, freight, handling costs and wasted material (spoilage) costs to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement shall be effective for 2005. Also, this statement requires the allocation of fixed production overheads to inventories by June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date this statement is issued. The provisions of this statement shall be applied prospectively. We are analyzing the requirements of this new statement and believe that its adoption will not have any significant impact on our financial position, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, or FIN 46, which was amended by FIN 46R, issued in December 2003. FIN 46 addresses consolidation by business enterprises of variable interest entities that either do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support or for which the equity investors lack an essential characteristic of a controlling financial interest. FIN 46 requires consolidation of variable interest entities for which a company is the primary beneficiary and disclosure of a significant interest in a variable interest entity for which a company is not the primary beneficiary. As a result of our review, none of our entities were identified as requiring disclosure or consolidation under FIN 46.

Summary of Significant Differences between Chilean GAAP and US GAAP

The audited financial information included in this registration statement is incorporated by reference to our 2004 Form 20-F. This audited financial information, as further described below in paragraph a), is prepared and presented in accordance with US GAAP. The unaudited financial information as of June 30, 2005 and 2004 and for the six-month periods ended June 30, 2005 and 2004 included in this prospectus is prepared and presented in accordance with Chilean GAAP. Significant measurement differences exist between US GAAP and Chilean GAAP, and those differences may be material from the financial information that we have provided in this prospectus. In making an investment decision, investors must rely upon their own examination of our business and financial condition, the terms of the exchange offer and our financial information. Potential investors should consult their own professional advisors for an understanding of the differences between US GAAP and Chilean GAAP and how those differences might affect the financial information we have provided in this prospectus. The following summarizes the principal differences between US GAAP and Chilean GAAP and the effects on our shareholders’ equity as of December 31, 2004 and net income for the year then ended.

(a)	Primary financial statements and reporting currency

Since January 1, 2002, our reporting currency has been the US dollar. Prior to January 1, 2002, we reported our financial statements in Chilean pesos adjusted for inflation. Effective January 1, 2002 and following the approval of the appropriate Chilean regulatory authorities, we and certain of our subsidiaries changed our reporting currency to the US dollar. Our functional currency has not changed and remains the US dollar.

For years prior to 2002, we presented financial statements in Chilean pesos restated to reflect the full effects of the change in the purchasing power of the Chilean peso on the financial position and results of operations of reporting entities. This method is based on a model that enables the calculation of net inflation gains or losses caused by monetary assets and liabilities exposed to changes in the purchasing power of the local currency by restating all non-monetary accounts in the financial statements. The model prescribes that the historical cost of such accounts be restated for general price-level changes between the date of origin of each item and the year-end, and allows direct utilization of replacement values for the restatement of inventories as an alternative to the price-level restatement of those assets, but only if the resulting variation is not material.

In accordance with Item 18 of Form 20-F, for periods prior to 2002 we were permitted to present our primary financial statements in Chilean GAAP reconciled to US GAAP. Furthermore, we were not required to include an adjustment to eliminate price-level restatements in the reconciliation of net income and equity from Chilean GAAP to US GAAP as we prepared our financial statements in accordance with Chilean GAAP and the inflation-adjusted Chilean peso was our reporting currency.

As a result of our change in reporting currency in 2002, for Chilean GAAP purposes, our accounting records, which until December 31, 2001 had been maintained in Chilean pesos adjusted for the effects of price level changes, were translated to US dollars by dividing all of our assets and liabilities by the Chilean peso–US dollar exchange rate prevailing on December 31, 2001. Additionally, we recast our 2000 and 2001 financial statements reported in Chilean pesos to US dollars in accordance with Chilean GAAP. For the presentation of financial statements in accordance with Chilean GAAP, our consolidated balance sheets, statements of income and cash flows at and for the years ended December 31, 2000 and 2001 were recast into US dollars using the historical year-end exchange rates applicable as of each of those dates.

Pursuant to Item 18 of Form 20-F and applicable SEC regulations, a change in reporting currency from a price-level adjusted currency such as the Chilean peso to the US dollar requires financial statements for all periods presented to be recast as if the US dollar had been used for all periods. Because the Chilean GAAP recasting methodology did not comply with Rule 3-20 of Regulation S-X as a foreign private issuer, we were no longer permitted to present for SEC reporting purposes our primary financial statements under Chilean GAAP. Hence, starting with fiscal year 2002 we began reporting our audited financial statements to the SEC under US GAAP.

Accordingly, as part of the process of preparing our US GAAP audited financial statements for years prior to 2002, we have (1) eliminated all price-level adjustments; (2) remeasured all monetary assets and liabilities at current exchange rates; (3) remeasured non-monetary assets, liabilities and shareholders’ equity accounts based on historical exchange rates; and (4) remeasured revenues and expenses at the weighted-average of the exchange rates in the period.

(b)	Revaluation of Forests and Inventories

For Chilean GAAP purposes, the value of our forests on our balance sheet is restated based on an appraisal process. This process has led to an increase in our fixed assets and shareholders’ equity as our forests have grown (by planting and natural growth) faster than our harvesting activities. We appraise the value of our forests annually, based on commercial valuations which take into account sample measurements of growth. This analysis takes into account the forecasted harvests for the upcoming years based on tree growth and fluctuations in the cost and price of wood products. We initially carry a new plantation at the historical cost which includes purchased timber, planting, maintenance, protection and other direct costs related to planting. When appraisal indicates that the value of a plantation has changed, we account for this by increasing or decreasing, as the case may be, forestry plantations and making a corresponding adjustment to the reserves component of shareholders’ equity. At the end of each quarter, we move to inventory the appraised value of trees we expect to harvest in the next 12 months. We carry these trees in inventory at appraised value until harvesting. No reduction in shareholders’ equity is made when standing trees are moved to inventory in anticipation of harvesting.

Revaluation of property, plant and equipment, including forests, is an accounting principle that is not generally accepted in the United States. Under US GAAP, the value of our forests is stated at acquisition cost less the cost of the forests harvested. Cost of forests harvested is based on the volume of actual timber harvested in relation to the estimated volume recoverable. Estimates are based on statistical information and data obtained from physical measurements and other gathering techniques. Forests are recorded in inventories at the time of harvest.

(c)	Capitalization of Interest

Under Chilean GAAP, the capitalization of interest cost incurred in the development of forest properties is optional and we generally do not capitalize such costs with respect to major projects. Under US GAAP, interest cost is included in the historical cost of developing forests and is capitalized until the forests are deemed to have reached the production stage, so that the interest cost forms part of the historical costs of these assets.

(d)	Plant maintenance provision

Under Chilean GAAP plant maintenance costs may be accrued in anticipation of maintenance programs. Under US GAAP we expense maintenance costs when incurred.

(e)	Cost of start-up activities

Under US GAAP, Statement of Position (SOP) 98-5 “Reporting on the Costs of Start-up Activities” requires that costs of start-up activities and organization cost be expensed as incurred. Under Chilean GAAP we capitalize certain costs related to the development of projects in the pre-construction phase.

(f)	Repayment of bonds

Under Chilean GAAP the premium paid to repurchase our bonds and the related expenses incurred are deferred in other current and other long-term assets and are amortized over the life of the bonds issued to finance the repurchase. Under US GAAP, the repurchase of bonds is generally viewed as an extinguishment of indebtedness and the premium paid as well as the unamortized debt discount and expenses incurred upon the issuance of the bonds are charged to results. Accordingly, a difference exists for those costs deferred for Chilean GAAP versus those costs and deferred items charged to results for US GAAP purposes.

(g)	Derivative Instruments and Hedging Activities

Under Chilean GAAP, derivative instruments are accounted for in accordance with Technical Bulletin 57, “Accounting for Derivative Contracts” (“TB 57”). Under TB 57, all derivative financial instruments are recognized on the balance sheet at their fair value. In addition, TB 57 requires that derivative financial instruments be classified as non-hedging (investment) instruments and hedging instruments, the latter further divided into those covering existing transactions and those covering anticipated transactions. Contracts to cover existing transactions hedge against the risk of a change in the fair value of a hedged item. The differences resulting from the changes in the fair value of both the hedged item and the derivative instrument should be accounted for as follows:

a.	If the net effect is a loss, it should be recognized in earnings in the period of change.

b.	If the net effect is a gain, it should be recognized when the contract is closed and accordingly deferred on the balance sheet.

c.	If the net effect is a gain and net losses were recorded on the transaction in prior years, a gain should be recognized in earnings in the current period up to the amount of net losses recorded previously.

d.	If the effect is a net loss and net gains were recorded (as a deferred revenue) on the transaction in prior years, the gain should be utilized to offset the net loss before recording the remaining loss in the results of operations for the year.

Contracts to cover anticipated transactions are those that have the objective of protecting cash flow risks of a transaction expected to occur in the future (cash flow hedge). The hedging instrument should be recorded at its fair value and the changes in fair value should be stated on the balance sheet as unrealized gains or losses. When the contract is closed, the unrealized gains or losses on the derivative instrument should be recognized in earnings without affecting the cost or sales price of the asset acquired or sold in the transaction. However, probable losses arising from purchase commitments should not be deferred.

Non-hedging (investment) instruments should also be presented at their fair value, with changes in fair value reflected in earnings for the period in which the change in fair value occurs.

In addition, the hedging criteria and documentation requirements under Chilean GAAP are less onerous than US GAAP.

Under US GAAP, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 137, SFAS 138 and SFAS 149 on the same matter, which we refer to collectively herein as “SFAS No. 133”. SFAS No. 133 establishes US GAAP accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, which we refer to collectively as “derivatives”, and for hedging activities. SFAS No. 133 requires entities to recognize all derivatives either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The effective portion of the gain or loss on a derivative designated as a cash flow hedge is reported in other comprehensive income, and the ineffective portion is reported in earnings. In the case of fair value hedges, the hedging instrument and the hedged item are marked to market. Unrealized gains and losses on both the hedging instrument and the hedged item are reported in earnings.

Under Chilean GAAP in accordance with TB 57, we have designated our forward contracts to sell foreign currency and interest rate swaps as hedges of existing transactions. Under US GAAP, these contracts were not considered to qualify for a hedge relationship and accordingly were not designated as a hedge.

Current Chilean accounting rules do not consider the existence of derivative instruments embedded in other contracts and therefore they are not reflected in the financial statements. For US GAAP purposes, certain implicit or explicit terms included in host contracts that affect some or all of the cash flows or the value of other exchanges required by the contract in a manner similar to a derivative instrument, must be separated from the host contract and accounted for at fair value when certain criteria are met.

(h)	Revaluation of property, plant and equipment

Under Chilean GAAP, certain property, plant and equipment has been reported in the financial statements at amounts determined in accordance with a one-time technical appraisal. The revaluation of property, plant and equipment is an accounting principle not generally accepted under US GAAP.

(i)	Goodwill and negative goodwill

Until December 31, 2003, under Chilean GAAP, the excess of cost over the net book value of a purchased company is recorded as goodwill (the book value purchase method) which was then amortized to income over a maximum period of twenty years. Amortization of goodwill could be accelerated if the acquired company generates sufficient income to absorb the additional amortization in any given year. The excess of net book value over the cost of an investment was considered to be negative goodwill under Chilean GAAP and was also amortized to income over a maximum of twenty years. The amortization of negative goodwill could be accelerated if the acquired company sustained losses. Under Chilean GAAP, effective January 1, 2004, in accordance with Technical Bulletin 72, the difference between the cost of an acquisition and the proportional fair value of the acquired company at the acquisition date is recorded as goodwill (positive or negative) and amortized to income over a maximum of twenty years.

Under US GAAP, the acquired company’s assets and liabilities are adjusted to give effect to the purchase price paid by the acquiring company. If, after the assets, including intangibles, and liabilities of the acquired company have been adjusted to their fair value, at the acquisition date, the purchase price exceeds the amount of such fair value, the excess is recorded as goodwill. SFAS No. 141, “Business Combinations”, establishes specific criteria for the recognition of intangible assets separately from goodwill and it requires unallocated negative goodwill to be allocated pro rata to the acquired assets. If the allocation reduces the non-current assets to zero value, the remainder of the excess over cost (negative goodwill) is written off immediately as an extraordinary gain. Accordingly, no goodwill amortization expense is recorded for US GAAP purposes. Goodwill is tested for impairment at the reporting unit level (which is defined as an operating segment or one level below an operating segment) at least annually.

(i)	Accounting for the acquisition of Forestal Valdivia S.A.

In 1989, Arauco contributed certain forest properties in exchange for 50% of Forestal Valdivia S.A.’s stock. In 1994, Arauco purchased the remaining 50% of Forestal Valdivia S.A. for cash. Under Chilean GAAP, the Company recorded negative goodwill related to both acquisitions based on the difference between the fair value of the consideration paid and the related book value of Forestal Valdivia S.A. at the date of purchase. Under US GAAP, the above difference was recorded as a lower basis in the forest properties of Forestal Valdivia S.A. and recognized as lower cost of sales in subsequent years when the forest properties are sold.

(ii)	Accounting for the acquisition of Alto Paraná S.A.

On December 26, 1996, we acquired Alto Paraná S.A. Under Chilean GAAP, the difference between the consideration paid and the book value of Alto Paraná S.A. was recorded as negative goodwill and amortized over five years. Under US GAAP, the resulting difference was recorded as a lower basis in certain non-current assets acquired, primarily forests, buildings and equipment, resulting in lower depreciation and cost of sales in subsequent years.

(iii)	Accounting for the purchase of Industrial y Forestal Misiones S.A.

On December 22, 1997, we purchased Industrial y Forestal Misiones S.A. The consideration paid for the shares was less than the book value of such shares under Chilean GAAP, resulting in negative goodwill. A difference arises because under Chilean GAAP the negative goodwill is being amortized over a period of five years, while under US GAAP, the amount of negative goodwill is recognized by reducing the value of certain non-current assets acquired, primarily of buildings and equipment, resulting in lower depreciation.

(iv)	Accounting for the acquisition for Licancel S.A.

We acquired Licancel S.A. on September 30, 1999. Under Chilean GAAP, the difference between the consideration paid and the book value of Licancel S.A. was recorded as negative goodwill. Under US GAAP, the purchase price was first allocated to a deferred tax asset that was recorded upon acquisition. The remaining difference was recorded as a lower basis in forests, building and equipment, resulting in lower depreciation and cost of sales in subsequent years.

(v)	Accounting for the acquisition for Forestal Cholguán S.A.

We acquired 97.5% of the outstanding shares of Forestal Cholguán S.A, of which 85.8% was acquired from indirect controlling shareholders of Arauco. Under Chilean GAAP, the difference between the consideration paid and the book value of Forestal Cholguán S.A. was recorded as negative goodwill. Under US GAAP, the shares acquired from indirect controlling shareholders were considered to be an exchange of ownership interests between entities under common control. As such, assets and liabilities of Forestal Cholguán S.A. were incorporated in the consolidated financial statements of Arauco at historical cost. The difference between the purchase price paid by Arauco and the 85.5 % of the book value of Forestal Cholguán S.A. was recorded as a dividend paid to the controlling shareholders in the consolidated shareholders’ equity of Arauco.

For the remaining shares acquired from unrelated parties, the purchase price was first allocated to deferred tax assets and liabilities that were recorded upon acquisition. The remaining difference was recorded as a lower basis in forests, building and equipment, resulting in lower depreciation and cost of sales in subsequent years.

(vi)	Accounting for the acquisition of 50% of Trupán S.A.

On March 31, 2000, a subsidiary of Arauco acquired an additional 50% of the outstanding shares of Trupán S.A. Under Chilean GAAP, the difference between the consideration paid and the book value of Trupán S.A. was recorded as goodwill, and amortized over a period of 5 years. Under US GAAP, the consideration paid was assigned to the tangible and identified intangible assets acquired and liabilities assumed on the basis of their fair values at the date of acquisition. The excess of the cost over the fair value of net assets acquired was recorded as goodwill.

(vii)	Accounting for the acquisition of 16.7% of Inversiones Puerto Coronel S.A.

On July 16, 2001, Arauco acquired an additional 16.7% of the outstanding shares of Inversiones Puerto Coronel S.A. Under Chilean GAAP, the difference between the consideration paid and the book value of Inversiones Puerto Coronel S.A. was recorded as goodwill, and amortized over a period of five years. Under US GAAP, the consideration paid was assigned to the tangible and identified intangible assets acquired and liabilities assumed on the basis of their fair values at the date of acquisition. The excess of the cost over the fair value of net assets acquired was recorded as goodwill.

(j)	Deferred Income Taxes

As required by Chilean GAAP, on January 1, 2000 we began applying Technical Bulletin No. 60 of the Chilean Association of Accountants concerning deferred taxes. Technical Bulletin No. 60 requires us to recognize deferred income taxes for all temporary differences arising after January 1, 2000, whether recurring or not, using an asset and liability approach. Prior to the implementation of Technical Bulletin No. 60, we did not record deferred income taxes if the related timing differences were expected to be offset in the year that they were projected to reverse by new timing differences of a similar nature.

In order to mitigate the effects of recording deferred income taxes that under the prior income tax accounting standard were not expected to be realized, Technical Bulletin No. 60 provided for a period of transition. Under this transition period, the full effect of using the liability method is not recorded immediately in income at the same time the deferred taxes are recorded in the balance sheet. Under this transitional provision, a contra asset or liability has been recorded offsetting the effects of the deferred tax assets and liabilities not recorded prior to January 1, 2000. We amortize such contra assets or liabilities to income over the estimated average reversal periods corresponding to the underlying temporary differences to which the deferred tax asset or liability relates.

For US GAAP purposes, we apply SFAS 109, “Accounting for Income Taxes,” whereby income taxes are also recognized using substantially the same asset and liability approach with deferred income tax assets and liabilities established for temporary differences between the financial reporting basis and tax basis of our assets and liabilities based on enacted rates at the dates the temporary differences are expected to reverse.

Furthermore, deferred income tax assets under US GAAP are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred income tax asset to an amount that is more likely than not to be realized. A similar valuation allowance is now provided under Chilean GAAP for deferred income tax assets arising after January 1, 2000.

As a result of the foregoing, the primary difference between Chilean GAAP and US GAAP in respect of deferred income taxes relates to the reversal of the amortization of the complementary asset and liability recorded in accordance with the transition procedures for unrecorded deferred income taxes as of January 1, 2000.

(k)	Minimum Dividend

As required by the Chilean Companies Act, unless otherwise decided by the unanimous vote of the issued and subscribed shares, Arauco must distribute a cash dividend in an amount equal to at least 30% of Arauco’s net income for each year as determined in accordance with Chilean GAAP. Because the payment of these dividends is a legal requirement in Chile, an accrual for US GAAP purposes should be made to recognize the corresponding decrease in equity at each balance sheet date. Under Chilean GAAP, even though the minimum dividend is a legal requirement, the dividend is not recorded until we declare it.

(l)	Effects of conforming to Chilean GAAP

The adjustments to reported shareholders’ equity pursuant to US GAAP required to conform with accounting principles generally accepted in Chile include the following:

As of December 31, 2004 (in thousands of US dollars)

Shareholders’ equity in accordance with US GAAP	2,787,267
Net effect of changes in reporting currency (a)	(209,727)
Removal of commercial valuation of forests (b)	1,421,394
Capitalization of interest costs (c)	(431,493)
Removal of plant maintenance provision (d)	(4,603)
Costs of start-up activities (e)	32,946
Repayment of bonds (f)	3,496
Derivative instruments and hedging activities (g)	(7,172)
Reversal of technical revaluation of property, plant and equipment (h)	5,801
Goodwill and negative goodwill (i)	188,584
Deferred income tax effects (j)	77,498
Minimum dividend (k)	139,062

Shareholders’ equity in accordance with Chilean GAAP	4,003,053

The adjustments to reported net income pursuant to US GAAP required to conform with accounting principles generally accepted in Chile include the following:

Year ended December 31, 2004 (in thousands of US dollars)

Net income in accordance with US GAAP	592,161
Net effect of changes in reporting currency (a)	9,033
Capitalization of interest costs (c)	(15,439)
Removal of plant maintenance provision (d)	(249)
Costs of start-up activities (e)	2,147
Repayment of bonds (f)	(502)
Derivative instruments and hedging activities (g)	844
Reversal of depreciation on technical revaluation of property, plant and equipment (h)	(360)
Goodwill and negative goodwill (i)	(343)
Deferred income tax effects (j)	3,152

Net income in accordance with Chilean GAAP	590,444

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges in accordance with US GAAP for each year in the five years ended December 31, 2004 and in accordance with Chilean GAAP for the six-month periods ended June 30, 2004 and 2005. For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges (excluding capitalized interest during the period). Fixed charges consist of interest expense, capitalized interest and amortization of bond discount and issue costs.

	Year ended December 31,					Six months ended June 30,
	2000	2001	2002	2003	2004	2004	2005
US GAAP	4.7	2.3	3.4	4.6	5.7	N/A	N/A
Chilean GAAP	—	—	—	—	—	5.6	4.7

N/A = Not available.

THE EXCHANGE OFFER

General

This section describes the exchange offer and the material provisions of the registration rights agreement, but it may not contain all of the information that is important to you. We refer you to the complete provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement on Form F-4. See “Where You Can Find More Information” for instructions on how to obtain copies of this document.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to US$400 million aggregate principal amount of our 5.625% Notes due 2015, which we refer to in this prospectus as the “outstanding notes”, for a like aggregate principal amount of our 5.625% Notes due 2015, which we refer to in this prospectus as the “exchange notes”, properly tendered on or prior to the expiration date and not withdrawn. The exchange offer is being made with respect to all of the outstanding notes.

As of the date of this prospectus, US$400 million aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about September 16, 2005, to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to conditions set forth under “––Conditions to the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use all commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act as promptly as practicable, but in no event later than 240 days after the closing date and keep the exchange offer registration statement effective for not less than 20 business days. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe obligations in the registration rights agreement. The outstanding notes were issued on April 13, 2005.

If we are unable to meet our obligations under the registration rights agreement described above, we will use all commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the registration statement effective for up to two years after the closing date.

If we fail to comply with our obligations under the registration rights agreement described above, we will be required to pay additional interest to holders of the outstanding notes.

Each holder of outstanding notes that wishes to exchange outstanding notes for exchange notes in the exchange offer will be required to make certain representations, including the following:

•	any exchange notes will be acquired in the ordinary course of its business;

•	the holder will have no arrangements or understanding with any person to participate in the distribution of the outstanding notes or the exchange notes within the meaning of the Securities Act;

•	the holder is not an affiliate, as defined in Rule 405 of the Securities Act, of ours or if it is an affiliate of ours, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

•	if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in the distribution of the exchange notes; and

•	if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not properly withdrawn prior to the expiration date. We will issue US$1,000 principal amount of exchange notes in exchange for each US$1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of US$1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional amounts upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, US$400 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “––Conditions to the Exchange Offer.”

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Resale of Exchange Notes

Based on interpretations of the staff of the SEC set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an affiliate of ours within the meaning of Rule 405 under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Expiration Date; Extensions; Amendments

The exchange offer will expire at midnight, New York City time on October 14, 2005, unless in our sole discretion we extend it.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “––Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	under the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of outstanding notes of the amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “––Purpose and Effect of the Exchange Offer,” “––Procedures for Tendering” and “Plan of Distribution”; and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of the extension to their holders. During any such extensions, all notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding notes as promptly as practicable.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes if, at the time, any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Procedures for Tendering

Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s ATOP system procedures described below.

In addition, either:

•	the exchange agent must receive the outstanding notes along with the accompanying letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under “––Exchange Agent” prior to the expiration date.

The tender by a holder that is not properly withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding notes either:

•	make appropriate arrangements to register ownership of the outstanding notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the accompanying letter of transmittal; or

•	for the account of an eligible institution.

If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

If the accompanying letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use DTC’s ATOP system to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its ATOP system that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.

We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not validly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the accompanying letter of transmittal or authorizing the transmission of the agent’s message, each tendering holder of outstanding notes will represent or be deemed to have represented to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any exchange notes. See “Plan of Distribution”; and

•	the holder is not an affiliate, as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any, applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under DTC’s ATOP system prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery;

›	setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered;

›	stating that the tender is being made thereby; and

›	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s ATOP system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding notes may be retendered by following one of the procedures described under “––Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

JPMorgan Chase Bank, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

By Mail or Overnight Delivery:	By Facsimile:	By Hand Delivery:
JPMorgan Chase Bank, N.A. 4 New York Plaza Fifteenth Floor New York, New York 10004 Attention: William Potes	(for Eligible Institutions only) (212) 623-6216 Attention: William Potes	JPMorgan Chase Bank, N.A. 4 New York Plaza Fifteenth Floor New York, New York 10004 Attention: William Potes

Confirm by Telephone: (212) 623-5136

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately US$150,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the staff of the SEC, exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE EXCHANGE NOTES

On April 20, 2005, we completed a private placement of US$400 million of outstanding notes. We issued the outstanding notes, and will issue the exchange notes, under an indenture dated April 20, 2005 between ourselves and JPMorgan Chase Bank, N.A., as trustee. The outstanding notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act.

The following summary of the material provisions of the indenture and the exchange notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture and the exchange notes, including the definitions of certain terms therein. We refer you to the complete text of the indenture which has been filed as an exhibit to the registration statement on Form F-4 of which this prospectus is a part. See “Where You Can Find More Information” for instructions on how to obtain copies of the indenture.

The terms and provisions of the exchange notes are identical in all material respects to the outstanding notes except the exchange notes have been registered under the Securities Act. The exchange notes and the outstanding notes will form a single series of notes for all purposes of the indenture. References to the “notes” in this prospectus are references to both the outstanding notes and the exchange notes. The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.” Capitalized terms used in the following summary and not otherwise defined herein shall have the meanings ascribed to them in the indenture.

General

The exchange notes we are offering under this prospectus will be issued by us, acting through our Panamanian agency.

The indenture does not limit the amount of indebtedness or other obligations that may be incurred by us. Under the indenture, we are permitted to issue additional notes (which may, in the case of additional notes of the same series as the exchange notes offered by this prospectus, have the same terms including interest rate, maturity and redemption provisions as the exchange notes, and may constitute one series with the exchange notes).

The exchange notes will be direct, unconditional and unsecured obligations of ours and will, other than in the case of certain obligations granted preferential treatment pursuant to Chilean law, rank pari passu in right of payment with all of our other present and future unsecured and unsubordinated indebtedness.

Assuming that all outstanding notes are exchanged for exchange notes, the aggregate principal amount of the exchange notes will be US$400 million. The exchange notes will mature on April 20, 2015. The exchange notes will bear interest at the rate per annum set forth on the front cover page of this prospectus from April 20, 2005 or from the most recent interest payment date for which interest has been paid or provided. Interest on the exchange notes will be payable semiannually on October 20 and April 20 of each year, commencing on October 20, 2005, to the person in whose name an exchange note is registered at the close of business on the preceding March 30 and September 30, as the case may be. Interest on the exchange notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the exchange notes to the paying agent for the exchange notes to collect principal payments. Except as described in “—Book-Entry; Delivery and Form” in the prospectus, we will pay principal and interest by check and may mail interest checks to a holder’s registered address.

The exchange notes will be issued only in fully registered form, without coupons, with a minimum denomination of US$1,000 and in integral multiples thereof. No service charge will be made for any registration of transfer or exchange of exchange notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Initially the trustee will act as paying agent and registrar for the exchange notes. The exchange notes may be presented for registration of transfer and exchange at the offices of the registrar for the exchange notes.

Book-Entry; Delivery and Form

The exchange notes will be represented by one or more global notes in registered, global form without interest coupons, which we refer to in this prospectus as the “Global Exchange Note”. The Global Exchange Note initially will be deposited upon issuance with the trustee as custodian for The Depository Trust Company, or “DTC”, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Exchange Notes for Certificated Notes.”

In addition, transfer of beneficial interests in the Global Exchange Note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time. The exchange notes may be presented for registration of transfer and exchange at the offices of the registrar.

Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the initial purchasers take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a “banking organization” within the meaning of the New York State Banking Law, (iii) a member of the Federal Reserve System, (iv) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and (v) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, or indirect participants that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that pursuant to procedures established by DTC (i) upon deposit of each Global Exchange Note, DTC will credit the accounts of participants designated by the initial purchasers with an interest in the Global Exchange Note and (ii) ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a Global Exchange Note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a Global Exchange Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the Global Exchange Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a

Global Exchange Note will not be entitled to have exchange notes represented by such Global Exchange Note registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Exchange Note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or such Global Exchange Note. We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a Global Exchange Note desires to take any action that DTC, as the holder of such Global Exchange Note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such exchange notes.

Payments with respect to the principal or, premium, if any, and interest on any notes represented by a Global Exchange Note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Exchange Note representing such notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the exchange notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Exchange Note (including principal, premium, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a Global Exchange Note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the exchange notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Exchange Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Exchange Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange Agent and Registrar for the Notes

The trustee will initially act as exchange agent and registrar. We may change the exchange agent or registrar without prior notice to the holders of the outstanding notes or the exchange notes, and we or any of our Subsidiaries may act as exchange agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of exchange notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any exchange note selected for redemption. Also, the Company is not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed. See “—Book-Entry; Delivery and Form” above for additional information.

Exchange of Global Exchange Notes for Certificated Exchange Notes

A Global Exchange Note is exchangeable for definitive exchange notes in registered certificated form, or “Certificated Notes,” if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Exchange Notes and the Company fails to appoint a successor depositary within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the trustee that it elects to cause the issuance of the Certificated Exchange Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the exchange notes.

In all cases, Certificated Exchange Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in the Indenture, unless that legend is not required by applicable law.

Exchange of Certificated Exchange Notes for Global Exchange Notes

Certificated Exchange Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes and written instructions directing the trustee to reflect the increase the amount of exchange notes represented by the Global Exchange Notes on its books.

Covenants

Limitation on Liens

We have agreed that we will not, and we will not permit any of our subsidiaries to, issue, assume or guarantee any Indebtedness, if that Indebtedness is secured by a Lien upon any Specified Property now owned or hereafter acquired, unless, together with the issuance, assumption or guarantee of such Indebtedness, the exchange notes shall be secured equally and ratably with (or prior to) such Indebtedness.

This restriction does not apply to:

(i)	any Lien on any property acquired, constructed or improved by us or any subsidiary after the date of the indenture which is created, incurred or assumed contemporaneously with, or within 360 days after, that acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of that construction or improvement (including costs such as escalation, interest during construction and finance costs); provided that in the case of any such construction or improvement the Lien shall not apply to any such property owned by us or any of our subsidiaries, other than any unimproved real property on which the property so constructed, or the improvement, is located;

(ii)	any Lien on any property existing at the time of its acquisition and which is not created as a result of or in connection with or in anticipation of that acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of that property and is otherwise permitted by clause (i) above);

(iii)	any Lien on any property acquired from a corporation which is merged with or into us or our Subsidiaries, or any Lien existing on property of a corporation which existed at the time such corporation becomes a subsidiary and, in either case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation and is otherwise permitted by clause (i) above);

(iv)	any Lien which secures only Indebtedness owing by any of our Subsidiaries, to one or more of our Subsidiaries or, to us and one or more of our Subsidiaries;

(v)	any Lien existing on the date of the indenture; and

(vi)	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Lien referred to in the foregoing clauses (i) through (v) inclusive; provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

We or any of our Subsidiaries, however, may issue, assume or guarantee Indebtedness secured by a Lien which would otherwise be prohibited under the provisions of the indenture described in this section or enter into Sale and Lease-Back Transactions that would otherwise be prohibited by the provisions of the indenture described below under “—Limitations on Sale and Lease-Back Transactions”; provided that the total amount of such of our Indebtedness and that of our Subsidiaries together with the aggregate Attributable Value of all such Sale and Lease-Back Transactions of ours and our Subsidiaries at any time outstanding shall not exceed 15% of Consolidated Net Tangible Assets at the time any such Indebtedness is issued, assumed or guaranteed by us or any of our Subsidiaries or at the time any such Sale and Lease-Back Transaction is entered into.

Limitations on Sale and Lease-Back Transactions

We will not, and will not permit any subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Specified Property, unless either:

(i) we or that subsidiary would be entitled pursuant to the provisions of the indenture described above under “—Limitation on Liens” to issue, assume or guarantee Indebtedness secured by a Lien on such Specified Property without equally and ratably securing the exchange notes, or

(ii) we or that subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Specified Property so leased, to the retirement, within 360 days after the effective date of the Sale and Lease-Back Transaction, of our Indebtedness ranking at least on a parity with the exchange notes and owing to a person other than us or any of our affiliates or to the construction or improvement of real property or personal property used by us or any of our Subsidiaries in the ordinary course of business. These restrictions will not apply to:

(1)	transactions providing for a lease term, including any renewal, of not more than five years, and

(2)	transactions between us and any subsidiary or between subsidiaries.

Consolidation, Merger, Sale or Conveyance

We may not consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any person, unless:

(i) the successor corporation shall be a corporation organized and existing under the laws of Chile, and shall expressly assume by a supplemental indenture the due and punctual payment of the principal of and interest on all the exchange notes then outstanding and the performance of every covenant in the indenture on our part to be performed or observed;

(ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(iii) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction.

In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed to and be substituted for us as obligor on the exchange notes, with the same effect as if it had been named in the indenture as us.

Certain Definitions

The following are some terms defined in the indenture:

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Value” means, as to any particular lease under which we or any of our Subsidiaries is at any time liable as lessee and any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by us in accordance with generally accepted financial practice).

“Consolidated Net Tangible Assets” means the total of all assets (including revaluations thereof as a result of commercial appraisals, price-level restatement or otherwise) appearing on our consolidated balance sheet, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of our and our subsidiaries’ current liabilities appearing on such consolidated balance sheet, less the current portion of long-term debt.

“Indebtedness” means, with respect to any Person (without duplication):

(i) any liability of such person:

(1)	for borrowed money or under any reimbursement obligation relating to a letter of credit, financial bond, or similar instrument or agreement,

(2)	evidenced by a bond, note, debenture or similar instrument or agreement (including a purchase money obligation) given in connection with the acquisition of any business, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business),

(3)	for the payment of money relating to any obligations under any capital lease of real or personal property, or

(4)	for purposes of the Limitation on Liens and Limitations on Sale and Lease-Back Transactions covenants, under any agreement or instrument in respect of an interest rate or currency swap, exchange or hedging transaction or other financial derivatives transaction; and

(ii)	any liability of others described in the preceding clause (a) that the person has guaranteed or that is otherwise its legal liability.

For the purpose of determining any particular amount of Indebtedness under this definition, guarantees of (or obligations with respect to letters of credit or financial bonds supporting) Indebtedness otherwise included in the determination of such amount shall also not be included.

“Lien” means any mortgage, pledge, Lien, security interest, charge or other similar encumbrance (including any conditional sale or other title retention agreement or lease in the nature thereof other than a title retention agreement in connection with the purchase of goods in the ordinary course of business which is outstanding for not more than 360 days).

“Manufacturing Facility” means any of our or our Subsidiaries’ pulp mills, sawmills or wood processing facilities.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which we or any subsidiary sells or transfers any property to any Person with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased.

“Significant Subsidiary” means any of our Subsidiaries which would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the date of the indenture, assuming we are the registrant referred to in such definition.

“Specified Property” means Manufacturing Facilities and Timberlands.

“Subsidiary” means any corporation or other business entity of which we own or control (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case having ordinary voting power to elect or appoint directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency).

“Timberlands” means at any time property owned by us or any subsidiary, or as to which we or any subsidiary has cutting rights, which contains standing timber which is, or upon completion of a growth cycle then in process is expected to become, of commercial quantity and of merchantable quality; excluding from the term “Timberlands,” however, any property which at the time is held primarily for development (other than as timberlands) and/or sale, and not primarily for the production of any wood products.

Highly Leveraged Transactions; Change of Control

The indenture does not include any debt covenants or other provisions which afford debt holders protection in the event of a highly leveraged transaction or a change of control.

Periodic Reports

The indenture provides that if we are not required to file with the SEC information, documents, or reports pursuant to Section 13 or Section 15(d) of the Exchange Act, then we will file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents, and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security of a “foreign private issuer” (as defined in Rule 3b-4 of the General Rules and Regulations under the Exchange Act) listed and registered on a securities exchange as may be prescribed from time to time in such rules and regulations.

Events of Default

An “Event of Default,” with respect to the exchange notes is defined in the indenture as:

(i)	a failure of us to pay any principal of the exchange notes, when due and payable, whether at maturity, upon redemption or otherwise;

(ii)	a failure of us for 30 days to pay interest or any additional amounts when due and payable on the exchange notes;

(iii)	a failure of us or any of our subsidiaries to perform or observe any other term, covenant, warranty or obligation in the exchange notes, not otherwise expressly included as an Event of Default in (i) or (ii) above, and the continuance of such default for more than 60 days after written notice of such default has been given to us by the trustee or the holders of at least 25% in aggregate principal amount of the exchange notes then outstanding;

(iv)	a failure of us or any of our subsidiaries to pay the principal of, or interest on, Indebtedness having a total principal amount exceeding US $40 million (or its equivalent in any other currency or currencies) when due, if such default shall continue for more than the originally applicable period of grace, if any, and such Indebtedness shall have been declared due and payable; or

(v)	events of bankruptcy or insolvency with respect to us or a Significant Subsidiary.

The indenture provides that (i) if an Event of Default (other than an Event of Default described in clause (v) above) shall have occurred and be continuing with respect to the exchange notes, either the trustee or the holders of not less than 25% of the total principal amount of the exchange notes then outstanding may declare the principal of all such notes then outstanding and the interest accrued thereon, if any, to be due and payable immediately and (ii) if an Event of Default described in clause (v) above shall have occurred the principal of all such outstanding exchange notes and the interest accrued thereon, if any, shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of such exchange notes. The indenture provides that the exchange notes owned by us or any of our affiliates shall be deemed not to be outstanding for, among other purposes, declaring the acceleration of the maturity of the exchange notes. Upon certain conditions such declarations may be annulled and past defaults, other than nonpayment of principal, interest and compliance with certain covenants, may be waived by the holders of a majority of the total principal amount of the exchange notes then outstanding.

The trustee must give to the holders of the exchange notes notice of all uncured defaults known to it with respect to the exchange notes within 30 days after the trustee becomes aware of such a default; provided, however, that, except in the case of default in the payment of principal, interest or additional amounts, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such exchange notes.

No holder of any exchange notes may institute any action under the indenture unless (a) such holder shall have given the trustee written notice of a continuing Event of Default with respect to the exchange notes, (b) the holders of not less than 25% of the total principal amount of the exchange notes then outstanding shall have made written request to the trustee to institute proceedings in respect of the Event of Default, (c) such holder or holders shall have offered the trustee such reasonable indemnity as the trustee may require, (d) the trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the trustee during such 60-day period by the holders of a majority of the total principal amount of the exchange notes. Such limitations, however, do not apply to any suit instituted by a holder of an exchange note for enforcement of payment of the principal or interest on the exchange notes on or after the respective due dates expressed in such debt security.

The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the exchange notes, unless such holders shall have offered to the trustee reasonable indemnity.

We are required to furnish to the trustee annually a statement as to the performance by us of certain of our obligations under the indenture and as to any default in such performance.

Payment of Additional Amounts

We are required to make all payments in respect of the exchange notes free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges of whatever nature (or interest on any taxes, duties, fines, penalties, assessments or other governmental charges of whatever nature), imposed, levied, collected, withheld or assessed by, within or on behalf of Chile, Panama or any other jurisdiction in which we are organized or engaged in business for tax purposes or, in each case, any political subdivision or governmental authority of either thereof or therein having power to tax, unless such withholding or deduction is required by law. In such event, we are required to pay such additional amounts (“additional amounts”) as may be necessary to ensure that the net amounts received by the holders of notes (including additional amounts) after such withholding or deduction shall equal the amounts which would have been receivable in respect of the exchange notes in the absence of such withholding or deduction, except that no such additional amounts shall be payable in respect of an exchange note:

(i)	in the case of payments for which presentation of an exchange note is required, if such exchange note is presented for payment more than 30 days after the later of (a) the date on which such payment first became due and (b) if the full amount payable has not been received in the place of payment by the trustee on or prior to such due date, the date on which the full amount having been so received, notice to that effect shall have been given to the holder by the trustee, except to the extent that such holder would have been entitled to such additional amounts on presenting such notes for payment on the last day of such period of 30 days;

(ii)	for any estate, inheritance, gift, sales, transfer, personal property or similar tax, duty, fine, assessment or other governmental charge;

(iii)

if such exchange note is held by or on behalf of a holder or beneficial owner who is liable for taxes, duties, fines, penalties, assessments or other governmental charges in respect of such note by reason of having some present or former, direct or indirect, connection with Chile, Panama or any other jurisdiction in which we are organized or engaged in business for tax purposes (or any political subdivision or governmental authority either thereof or therein), as the case may be, other than the mere holding of such exchange note or the receipt of payments in respect thereof;

(iv)	if such note is held by or on behalf of a holder or beneficial owner who would not be liable for or subject to such deduction or withholding by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority if, after having been requested in writing by the company to make such a declaration or claim, such holder fails to do so within 30 days; or

(v)	any combination of (i), (ii), (iii) or (iv).

In addition, no additional amounts shall be paid with respect to any payment to any holder of exchange notes who is a fiduciary or a partnership or other than the sole beneficial owner of such notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or the beneficial owner of such notes would not have been entitled to additional amounts had such beneficiary, settlor, member or beneficial owner held such exchange notes directly.

References to principal, interest, premium or other amounts payable in respect of the exchange notes shall be deemed also to refer to any additional amounts which may be payable.

We will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the holders, within 60 days after the date the payment of any taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by us, or, if such receipts are not obtainable, other evidence of such payments by us reasonably satisfactory to the holders.

We will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery or registration of the exchange notes or any other document or instrument relating to the issuance thereof, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of Chile or Panama.

Optional Redemption

The exchange notes will be redeemable, in whole or in part, at any time and from time to time, at our option at a redemption price equal to the greater of (i) 100% of the principal amount of the exchange notes to be redeemed, and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the exchange notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points; plus, in the case of both clause (i) and clause (ii) above, accrued and unpaid interest on the principal amount of the exchange notes being redeemed to the date of redemption. Notwithstanding the foregoing, payments of interest on the exchange notes that are due and payable on or prior to a date fixed for redemption of exchange notes will be payable to the holders of those exchange notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the indenture. In connection with such optional redemption, the following defined terms apply:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the exchange notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker”.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding that redemption date, as set forth in the daily statistical release designated H.15 (519) (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for US Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker for the exchange notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, provided, however, that if any of the foregoing shall cease to be a primary US Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means, with respect to each exchange note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, provided, however, that, if that redemption date is not an interest payment date with respect to such exchange notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the exchange notes to be redeemed. On and after any redemption date, interest will cease to accrue on the exchange notes or any portion thereof called for redemption.

Upon presentation of any exchange note redeemed in part only, we will execute and the trustee will authenticate and deliver to us on the order of the holder thereof, at our expense, a new exchange note or exchange notes, of authorized denominations, in principal amount equal to the unredeemed portion of the exchange note so presented.

Reacquisition. There is no restriction on our ability or that of any of our subsidiaries or affiliates to purchase or repurchase exchange notes.

Redemption for Taxation Reasons

We may redeem the exchange notes in whole, but not in part, upon giving not less than 30 nor more than 60 days’ written notice to the holders of the exchange notes at their principal amount, together with interest accrued to the date fixed for redemption, if we certify to the trustee immediately prior to the giving of such notice that: we have or will become obligated to pay (x) additional amounts with respect to the exchange notes as a result of any change in or amendment to the laws or regulations of Panama or any other jurisdiction other than Chile in which we are organized or engaged in business for tax purposes, or, in each case, any political subdivision or governmental authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment occurs after the date of issuance of the exchange notes or (y) additional amounts with respect to the exchange notes in excess of the additional amounts that would be payable were payments of interest on the exchange notes subject to a Chilean 4.0% withholding tax as a result of any change in or amendment to the laws or regulations of Chile or any political subdivision or governmental authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment occurs after the date of issuance of the exchange notes and, in the case of either (x) or (y), we cannot avoid such obligations by taking reasonable measures available to us; provided, however, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which we would be obligated to pay such additional amounts, if payment in respect of the exchange notes were then due.

Prior to the effective date of any notice of redemption described in this paragraph, we shall deliver to the trustee an officers’ certificate stating that we are entitled to effect such redemption in accordance with the terms set forth in the indenture and setting forth in reasonable detail a statement of the facts relating thereto (together with a written opinion of counsel to the effect that we have become obligated to pay such additional amounts or to withhold or deduct such Taxes, as the case may be, as a result of a change or amendment described above and that we cannot avoid payment of such additional amounts or withholding or deduction of such Taxes, as the case may be, by taking reasonable measures available to us and that all governmental approvals necessary for us to effect such redemption have been obtained and are in full force and effect or specifying any such necessary approvals that as of the date of such opinion have not been obtained).

Modification of the Indenture

We and the trustee may, without the consent of the holders of exchange notes, amend, waive or supplement the indenture or the exchange notes for certain specified purposes, including among other things:

(i)	curing ambiguities, defects or inconsistencies; or

(ii)	making any other provisions with respect to matters or questions arising under the indenture or the exchange notes or making any other change to the indenture as shall not adversely affect the interests of the holders of the exchange notes in any material respect.

In addition, with certain exceptions, the indenture and the exchange notes may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the exchange notes affected thereby then outstanding, but no such modification may be made without the consent of the holder of each outstanding note affected by the modification which would:

(i)	change the maturity of any payment of principal of, or any installment of interest on, any such exchange note, or reduce the principal amount thereof or the rate of interest (or additional amounts, if any) payable thereon, or change the method of computing the amount of principal thereof or interest (or additional amounts, if any) payable thereon on any date, or change any place of payment where, or the coin or currency in which, any such note or interest thereon is payable, or impair the right of holders to institute suit for the enforcement of any such payment on or after the date when due;

(ii)	reduce the percentage in aggregate principal amount of the outstanding exchange notes, where the consent of holders is required for any such modification or where the consent of holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

(iii)	modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding exchange note affected by the modification.

The indenture provides that the exchange notes owned by us or any of our affiliates shall be deemed not to be outstanding for, among other purposes, consent to any such modification.

Defeasance and Covenant Defeasance

We may, at our option, at any time upon the satisfaction of certain conditions described below, elect to be discharged from our obligations with respect to the exchange notes (a “Defeasance”). In general, upon a defeasance, we shall be deemed to have paid and discharged the entire indebtedness represented by the exchange notes and to have satisfied all of our obligations under the exchange notes, except for:

(i)	the rights of holders of such exchange notes to receive, solely from the trust fund established for such purposes as described below, payments in respect of the principal of, and interest, and additional amounts, if any, on such exchange notes when such payments are due;

(ii)	certain provisions relating to ownership, registration and transfer of such exchange notes;

(iii)	the covenant relating to the maintenance of an office or agency in New York City; and

(iv)	certain provisions relating to the rights, powers, trusts, duties and immunities of the trustee.

In addition, we may, at our option, at any time, upon the satisfaction of certain conditions described below, elect to be released with respect to the exchange notes from the covenants of the indenture described above under the caption “—Covenants” (a “Covenant Defeasance”). Following such Covenant Defeasance, the occurrence of a breach or violation of any such covenant with respect to the exchange notes will not constitute an Event of Default under the indenture, and certain other events (not including, among other things, nonpayment of other obligations or bankruptcy and insolvency events) described under “—Events of Default” also will not constitute Events of Default.

In order to cause a Defeasance or Covenant Defeasance with respect to the exchange notes, we will be required to satisfy, among other conditions, the following:

(i)	we shall have irrevocably deposited with the trustee in trust cash or US Government Obligations, or a combination thereof, sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, additional amounts, if any, and each installment of interest on, the exchange notes on the stated maturity of such principal or installment of interest in accordance with the terms of the exchange notes;

(ii)	in the case of a Defeasance, we shall have delivered to the trustee an opinion of counsel stating that:

(x)	we have received from, or there has been published by, the Internal Revenue Service a ruling, or

(y)	since the date of the indenture there has been a change in the applicable US federal income tax statutes or regulations, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the exchange notes will not recognize gain or loss for US federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to US federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

(iii)	in the case of a Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the exchange notes will not recognize gain or loss for US federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to US federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred;

(iv)	no Event of Default, or event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing with respect to the exchange notes, including with respect to certain events of bankruptcy or insolvency, at any time during the period ending on the 121st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); and

(v)

we shall have delivered to the trustee an opinion of counsel to the effect that payments of amounts deposited in trust with the trustee, as described above, will not be subject to future taxes, duties, fines, penalties, assessments or other governmental charges imposed, levied, collected, withheld or assessed by, within or on behalf of Panama, Chile or any political subdivision or governmental authority thereof or therein having power to tax, except to the extent that additional amounts in respect thereof shall have been deposited in trust with the trustee as described above.

The Trustee

JPMorgan Chase Bank, N.A. is the trustee under the indenture and has been appointed by us as registrar and paying agent with respect to the exchange notes. The address of the trustee is JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, New York 10004. JPMorgan Chase Bank, N.A. is an affiliate of J.P. Morgan Securities Inc., one of the initial purchasers of the outstanding notes.

Governing Law

The indenture provides that it and the exchange notes will be governed by, and be construed in accordance with, the laws of the State of New York.

We have irrevocably consented to the non-exclusive jurisdiction of any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, The City of New York, New York, United States (the “New York Courts”), and any appellate court from any of these courts, and have waived any immunity from the jurisdiction of the New York Courts over any suit, action or proceeding that may be brought in connection with the indenture and the exchange notes. We have appointed CT Corporation System as initial authorized agent upon which all writs, process and summonses may be served in any suit, action or proceeding brought in connection with the indenture or the exchange notes against us in any such court and have agreed that such appointment shall be irrevocable so long as any of the exchange notes remain outstanding or until the irrevocable appointment by us of a successor in the City of New York as our authorized agent for such purpose and the acceptance of such appointment by such successor.

TAXATION

General

This summary contains a description of the principal Panamanian, Chilean and United States federal income tax considerations of the purchase, ownership and disposition of the exchange notes, but does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States, Panama and Chile.

This summary is based on the tax laws of Panama, Chile and the United States as in effect on the date of this prospectus, as well as regulations, rulings and decisions of Panama, Chile and the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

In deciding whether to tender outstanding notes in the exchange offer you should consult their own tax advisors as to the Panamanian, Chilean, United States or other tax consequences of the purchase, ownership and disposition of the exchange notes, including in particular the application of the tax considerations discussed below to their particular situations, as well as the application of state, local, foreign or other tax laws.

Panamanian Taxation

As the exchange notes will be issued and offered outside of Panama to purchasers not domiciled in Panama, the exchange notes will qualify for an exemption from Panamanian income taxation pursuant to the currently in effect Panamanian Fiscal Code as amended and implemented. Thus, the exchange of an outstanding note for an exchange note in the exchange offer will not be a taxable event in Panama for the holders of notes, and there will be no taxes imposed by withholding or otherwise in Panama on interest income, capital gains or appreciations of the holders of the exchange notes or any taxes on the holders of the exchange notes in the nature of estate duty or capital transfer tax.

Chilean Taxation

The following is a general summary of the relevant consequences under Chilean tax law, as currently in effect, of an investment in the exchange notes held by a Foreign Holder. It is based on the laws of Chile as in effect on the date of this prospectus, as well as regulations, rulings and decisions of Chile available on or before such date and now in effect. All of the foregoing is subject to change. Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected, may be amended only by another law. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean tax law may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations or interpretations, but Chilean tax authorities may change their rulings, regulations or interpretations prospectively. The term “Foreign Holder” means (i) an individual who is neither domiciled nor resident in Chile (for purposes of Chilean taxation, an individual is domiciled in Chile if he or she has his or her principal place of business in Chile, and resident in Chile if he or she has resided in Chile for more than six months in one calendar year, or a total of more than six months in two consecutive fiscal years) or (ii) a legal entity that is not organized under the laws of Chile, unless the exchange notes are assigned to a branch or an agent, representative or permanent establishment of such entity in Chile.

Payments of interest on these notes by our Panamanian agency will not be subject to Chilean withholding tax. The exchange of the outstanding notes for the exchange notes in the exchange offer will not be a taxable event in Chile for the holders of the exchange notes. However, in the event that we make payments of interest in respect of the exchange notes directly from Chile to a Foreign Holder, these payments will be subject to a 4% Chilean withholding tax. In the event of early redemption of the exchange notes, any payment other than principal will be considered interest, and therefore will be subject to a 4% withholding tax if payment is made by us. In such an event, the payor of the interest shall give to the Chilean Revenue Service notice of the terms of the transaction through an affidavit that shall be presented by the following March.

As described above, we have agreed, subject to specific exceptions and limitations, to pay to the foreign holders of the exchange notes additional amounts in respect of the Chilean withholding tax on interest mentioned above so that the interest the Foreign Holder receives, net of the Chilean withholding tax on interest, will equal the amounts that the Foreign Holder could have received in the absence of such Chilean withholding tax on interest. See “Description of the Exchange Notes—Payment of Additional Amounts.”

Under Chile’s Income Tax Law and regulations thereunder, payments of principal on the exchange notes that we make to a Foreign Holder will not be subject to any Chilean taxes.

According to general principles of Chile’s Income Tax Law, any capital gains realized that a Foreign Holder realizes on the sale or other disposition of the exchange notes generally will not be subject to any Chilean income taxes; provided that the sale or disposition occurs outside of Chile.

A Foreign Holder will not be liable in Chile for estate, gift, inheritance or similar taxes with respect to the exchange notes unless the Foreign Holder’s notes are located in Chile at the time of his or her death or, if the Foreign Holder was domiciled in Chile at the date of his or her death, the exchange notes were acquired with money from Chilean sources.

The initial issuance of the exchange notes is subject to stamp tax at a rate of 1.608% of the aggregate principal amount of the exchange notes when and if the exchange notes are brought into Chile or accounted for in Chile or protocolized before a notary public in Chile. If the stamp tax is not paid when due, Chilean tax law imposes a penalty of up to three times the amount of the tax due plus interest. In addition, until such tax (and any penalty) is paid, Chilean courts would not enforce any action based on the exchange notes.

Exchange of Notes

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders of outstanding notes for United States federal income tax purposes. Consequently, no gain or loss will be recognized by you upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that a period of 180 days after the date of this prospectus, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealers), subject to certain prescribed limitations, and will indemnify the holders of the outstanding notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of exchange notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have notified such broker-dealer that delivery of the prospectus may resume and has furnished copies of any amendment or supplement to the prospectus to such broker-dealer.

VALIDITY OF THE EXCHANGE NOTES

The validity of the exchange notes will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, by Icaza, Gonzalez-Ruiz & Aleman, Panama, Panama, and by Portaluppi, Guzmán y Bezanilla, Santiago, Chile.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Amounts in thousands of U.S. dollars, except as indicated

CELULOSA ARAUCO Y CONSTITUCION S.A. AND SUBSIDIARIES

CHILEAN GAAP CONSOLIDATED FINANCIAL STATEMENT

INDE X

Unaudited Interim Consolidated Balance Sheets as of June 30, 2004 and 2005	F-1

Unaudited Interim Consolidated Statement of Income for the six months ended June 30, 2004 and 2005	F-3

Unaudited Interim Consolidated of cash flows for the six months ended June, 30 2004 and 2005	F-4

Notes to the Interim Consolidated Financial Statements for the six months ended June 30, 2004 and 2005	F-5

F-i

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

June 30, 2005

Amounts in thousands of U.S. dollars, except as indicated

	As of June 30,
	2004	2005
	(U.S.$ in thousands)
ASSETS

CURRENT ASSETS:
Cash	9,928	12,489
Time deposits	94,142	72,760
Marketable securities (note 3)	340,741	470,765
Trade accounts receivable (note 4)	229,797	340,093
Notes receivable	4,702	5,109
Other receivables	39,983	24,382
Notes and accounts receivable from related parties (note 18)	3,010	2,551
Inventories (note 5)	463,736	545,955
Recoverable taxes	47,944	56,004
Prepaid expenses	29,548	38,434
Deferred tax assets (note 15)	903	3,174
Other current assets	47,287	48,325

Total current assets	1,311,721	1,620,041

PROPERTY, PLANT AND EQUIPMENT: (note 6)
Land	383,677	439,859
Forests	1,999,278	2,161,365
Buildings and other infrastructure	1,650,627	1,742,560
Machinery and equipment	1,800,182	1,841,116
Other	405,516	872,596
Technical revaluation	68,769	68,769
Less: Accumulated depreciation	(1,811,213)	(1,953,103)

Net property, plant and equipment	4,496,836	5,173,162

OTHER NON-CURRENT ASSETS:
Investments in related companies (note 7)	47,867	71,970
Investments in other companies	201	241
Goodwill (note 8)	10,506	9,429
Negative goodwill (note 8)	(3,564)	(49,904)
Long-term receivables	9,926	10,818
Intangibles	568	721
Amortization	(217)	(317)
Other (note 9)	38,416	41,976

Total other non-current assets	103,703	84,934

Total assets	5,912,260	6,878,137

The accompanying notes 1 to 28 form an integral part of these consolidated financial statements.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets—(Continued)

June 30, 2005

Amounts in thousands of U.S. dollars, except as indicated

	As of June 30,
	2004	2005
	(U.S.$ in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current bank borrowings (note 10)	16,090	6,641
Current portion of long-term bank borrowings (note 14)	2,216	25,495
Current portion of bonds (note 12)	33,640	213,015
Current portion of other long term liabilities	306	496
Dividends payable	2,619	1,470
Trade accounts payable	96,801	117,043
Notes payable	—	4,120
Sundry accounts payable	4,566	12,237
Notes and accounts payable to related companies (note 18)	1,049	1,165
Accrued liabilities (note 13)	31,843	47,479
Withholding taxes	5,782	11,273
Income tax payable	28,119	10,803
Deferred income	2,481	3,617
Other current liabilities	655	776

Total current liabilities	226,167	455,630

LONG-TERM LIABILITIES:
Long-term bank borrowings (note 14)	401,849	547,861
Bonds (note 12)	1,457,500	1,682,500
Notes payable	1	—
Sundry accounts payable	5,630	5,075
Accrued liabilities	13,143	16,683
Deferred tax liabilities (note 15)	92,899	96,368
Other long-term liabilities	5,497	34,109

Total long-term liabilities	1,976,519	2,382,596

Minority interest (note 23)	6,471	11,269

SHAREHOLDERS’ EQUITY: (note 20)
Paid-up in capital	347,551	347,551
Share premium	5,625	5,625
Forestry and other reserves	1,397,141	1,375,519
Retained earnings	1,686,520	2,051,069
Net income for the period	266,266	248,878

Total shareholders’ equity	3,703,103	4,028,642

Total liabilities and shareholders’ equity	5,912,260	6,878,137

The accompanying notes 1 to 28 form an integral part of these consolidated financial statements.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

June 30, 2005

Amounts in thousands of U.S. dollars, except as indicated

	Six-month period ended June 30,
	2004	2005
	(U.S.$ in thousands)
OPERATING INCOME:
Sales revenue	941,438	1,133,894
Cost of sales	(384,260)	(539,040)
Gross profit	557,178	594,854
Administration and selling expenses	(174,042)	(215,912)

Operating income	383,136	378,942

NON-OPERATING INCOME:
Interest income	12,587	13,215
Share of net income of related companies (note 7)	2,098	3,529
Other non-operating income (note 21)	3,856	5,244
Amortization of goodwill (note 8)	(2,064)	(1,754)
Interest expenses	(55,662)	(73,974)
Other non-operating expenses (note 22)	(6,259)	(9,221)
Price-level restatement (note 1)	(8)	217
Foreign currency exchange rate (note 1)	(9,454)	(10,103)

Non-operating loss	(54,906)	(72,847)

Income before taxes, minority interest and amortization of negative goodwill	328,230	306,095
Income taxes (note 15)	(64,687)	(60,002)
Income before minority interest and amortization of negative goodwill	263,543	246,093
Minority interest (note 23)	(156)	(25)
Income before amortization of negative goodwill	263,387	246,068
Amortization of negative goodwill (note 8)	2,879	2,810

Net income	266,266	248,878

The accompanying notes 1 to 28 form an integral part of these consolidated financial statements.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

Unaudited Statements of Consolidated Cash Flows

June 30, 2005

Amounts in thousands of U.S. dollars, except as indicated

	Six-month period ended June 30,
	2004	2005
	(U.S.$ in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	266,266	248,878
Loss (Profit) on sale of assets
Loss (profit) on sale of property, plant and equipment	1,300	(433)
Items affecting income not involving the movement of cash:
Depreciation	59,143	78,245
Amortization of intangibles	14	16
Write-offs and provisions	1,060	2,947
Profit from investments accounted for under the equity method	(2,098)	(3,529)
Amortization of goodwill	2,064	1,754
Amortization of negative goodwill	(2,879)	(2,810)
Net price level restatement	8	(217)
Foreign currency exchange rate	9,454	10,103
Others	19,281	29,952
Decrease (Increase) in current assets:
Clients and debtors	(157,998)	(33,432)
Inventory	(27,110)	(8,053)
Other current assets	(99,099)	(19,042)
Increase (Decrease) in current liabilities:
Suppliers and creditors	224,723	32,217
Interest payable	532	8,241
Provision for income taxes	32,580	3,454
Other current liabilities	39,093	51,177

Net cash flows from operating activities	366,334	399,468

CASH FLOWS FROM FINANCING ACTIVITIES
Loans from financial institutions	45,599	102,623
Bonds issue	—	400,000
Loans paid	(31,090)	(63,769)
Other expenditures	(186)	(3,471)
Dividends paid	(86,788)	(135,987)

Net cash flow from financing activities	(72,465)	299,396

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property, plant and equipment	2,090	831
Purchase of property, plant and equipment	(338,776)	(335,619)
Permanent investments	(6,686)	(180,293)
Capitalized interest paid	(12,378)	(6,768)
Other investments	(8,590)	44,045

Net cash flow from investment activities	(364,340)	(477,804)

Net cash flows from operating, investing and financing activities	(70,471)	221,060

Effect of inflation	(12,280)	(11,981)

Net decrease in cash and cash equivalents	(82,751)	209,079
Cash and cash equivalents at beginning of period	550,066	356,609

CASH AND CASH EQUIVALENTS AT END OF PERIOD	467,315	565,688

The accompanying notes 1 to 28 form an integral part of these consolidated financial statements.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements

Amounts in thousands of U.S. dollars, except as indicated

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Organization and basis of presentation

Celulosa Arauco y Constitución S.A., a Chilean corporation (the “Company”), and its subsidiaries (the Company, together with its subsidiaries, “Arauco”) are principally engaged in the production of pulp, forestry and wood products and the management of their forestry assets. Arauco owns and operates facilities in Chile, Argentina and Uruguay and has customers throughout the world including Asia, Europe, North America and central and South America.

The accompanying consolidated financial statements of the Company and its subsidiaries (collectively known as “Arauco”) are presented on a consolidated basis and have been prepared on the basis of accounting principles generally accepted in Chile and specific guidelines issued by the Superintendencia de Valores y Seguros (the “Chilean Securities Commission”). The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain minor reclassifications among account headings have been made to these consolidated financial statements in order to present them on a basis more familiar to readers of financial statements in the United States (the “U.S.”).

The Company consolidates the financial statements of the companies in which it controls a majority of voting shares. All significant intercompany transactions have been eliminated. The consolidated financial statements as of June 30, 2004 and 2005 include the following direct and indirect subsidiaries of the Company, all of which are incorporated in Chile (except as otherwise noted).

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

	Interest of the Company as of June 30, 2005		Total as of June 30, 2004
Subsidiary company	Direct %	Indirect %	Total %	Total %
Agenciamiento y Servicios Profesionales S.A. (Mexico)	—	99.99	99.99	99.99
Alto Paraná S.A. (Argentina)	—	99.97	99.97	99.97
Arauco Denmark ApS (Denmark)	—	99.99	99.99	99.99
Arauco Do Brasil Ltda. (Brazil)	—	99.99	99.99	99.99
Arauco Ecuador S.A. (Ecuador)	0.10	99.89	99.99	99.99
Arauco Europe S.A. (Switzerland)	0.01	99.97	99.98	99.98
Arauco Forest Products B.V.(The Netherlands)	—	99.99	99.99	99.99
Arauco Generación S.A.	97.15	2.84	99.99	99.99
Arauco Honduras S. de R.L. de C.V. (Honduras)	1.00	98.99	99.99	99.99
Arauco Internacional S.A.	98.03	1.96	99.99	99.99
Arauco Perú S.A. (Peru)	—	99.99	99.99	99.99
Arauco Wood Products, Inc. (U.S.A.)	0.39	99.60	99.99	99.99
Araucomex S.A. de C.V. (Mexico)	—	99.99	99.99	99.99
Aserraderos Arauco S.A.	99.00	0.99	99.99	99.99
Bosques Arauco S.A.	1.00	98.93	99.93	99.93
Controladora de Plagas Forestales S.A.	—	51.09	51.09	51.09
Arauco Distribución S.A. (ex - Distribuidora Centromaderas S.A.)	—	99.99	99.99	99.99
Forestal Arauco Costa Rica S.A. (Costa Rica)	10.00	89.99	99.99	99.99
Forestal Arauco Guatemala S.A. (Guatemala)	0.15	99.84	99.99	99.99
Forestal Arauco S.A.	99.92	—	99.92	99.92
Forestal Celco S.A.	1.00	98.93	99.93	99.93
Forestal Celsur S.A.	—	—	—	99.93
Forestal Cholguán S.A.	—	97.31	97.31	97.31
Forestal Conosur S.A. (Uruguay)	—	99.99	99.99	99.99
Forestal Los Lagos S.A.	—	79.94	79.94	—
Forestal Misiones S.A. (Argentina)	—	99.99	99.99	99.99
Forestal Valdivia S.A.	1.00	98.93	99.93	99.93
Industrias Forestales S.A. (Argentina)	10.00	89.99	99.99	99.99
Inversiones Celco S.L. (Spain)	31.99	68.00	99.99	99.99
Investigaciones Forestales Bioforest S.A.	1.00	98.93	99.93	99.93
L.D. Forest Products S.A. (Brazil)	—	99.99	99.99	—
Molduras Trupán S.A.	1.00	98.99	99.99	99.99
Paneles Arauco S.A.	99.00	0.99	99.99	99.99
Placas Do Parana S.A. (Brazil)	—	99.99	99.99	—
Servicios Logísticos Arauco S.A.	45.00	54.96	99.96	99.96
Southwoods Arauco-Lumber and Millwork LLC (U.S.A.)	—	99.61	99.61	99.61
Trupán Argentina S.A. (Argentina)	—	99.99	99.99	99.99

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

(b) Currency records

On January 1, 2002, the Company and its subsidiaries Aserraderos Arauco S.A. and Paneles Arauco S.A. began maintaining their accounting records and preparing their financial statements in U.S. dollars.

On January 1, 2003, the subsidiaries Forestal Arauco S.A., Forestal Celco S.A., Bosques Arauco S.A., Forestal Valdivia S.A., Forestal Cholguán S.A. and Arauco Internacional S.A. also began maintaining their accounting records and preparing their financial statements in U.S. dollars.

The Company’s other Chilean subsidiaries maintain their accounting records and prepare their financial statements in Chilean pesos on the basis of general price level accounting in order to reflect the effect of changes in the purchasing power of the Chilean peso.

(c) Price-level restatement and foreign currency exchange rate

(i) Price-level restatement

The charge or credit in the consolidated financial statements for price-level restatement of the subsidiaries that record and prepare their financial statements in Chilean pesos is comprised of the following two factors:

(A) the effect of changes in the purchasing power of the Chilean peso during each period; and

(B) the change in the value of assets and liabilities which are denominated in inflation index-linked units of account called Unidades de Fomento (“UF”).

(ii) Changes in purchasing power

The effect of the changes in the purchasing power of the Chilean peso during each period presented in the consolidated financial statements, relating to the effect of the changes on the assets, liabilities and net income of the subsidiaries that record and prepare their financial statements in Chilean pesos, is calculated by restating non-monetary assets, liabilities, shareholders’ equity and income statement accounts to reflect changes in the Chilean consumer price index from the date they were acquired or incurred to the end of the period. The net purchasing power gain or loss calculated as described above and included in net income, reflects the effect of Chilean inflation on the value of non-monetary assets and liabilities (other than UF- and foreign currency-denominated assets and liabilities) held by these subsidiaries.

Price-level restatements were calculated using the official consumer price index of the Chilean National Institute of Statistics and are based on the “prior month rule,” according to which inflation adjustments are based on the CPI at the close of the month preceding the close of the relevant period or transaction. This index is considered by the business community, the accounting profession and the Chilean government to be the index which most closely complies with the technical requirement to reflect the variation in the general level of prices in Chile and, consequently, is widely used for financial reporting purposes in Chile.

The values of the CPI were as follows:

	Index	Change from previous June 30
June 30, 2004	115.87	1.1%
June 30, 2005	118.96	2.7%

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

The values of the CPI used for the price-level restatement for the two most recent fiscal periods were as follows:

	Index	Change from previous May 31
May 31, 2004	115.37	0.6%
May 31, 2005	118.47	2.7%

The above-mentioned price-level restatements do not purport to represent appraisal or replacement values and are intended only to restate all non-monetary financial statement components in terms of local currency of a single purchasing power and to include in the net result for each period the gain or loss in purchasing power arising from the holding of monetary assets and liabilities exposed to the effects of inflation.

(iii) Inflation Index-linked units of account (UF)

Assets and liabilities that are denominated in inflation index-linked units of account are stated at the period-end values of the respective units of account. The principal inflation index-linked unit used in Chile is the UF, which changes daily to reflect the changes in Chile’s CPI.

Interest-bearing assets and liabilities that are denominated in UFs have their interest rates expressed in terms of an interest rate spread in excess of the indexation of the UF.

Values for the UF were as follows (historical pesos per UF):

Ch$
June 30, 2004	17,014.95
June 30, 2005	17,489.25

(iv) Foreign currency exchange rate

The foreign currency exchange rate gain or losses represents the change in the value of assets and liabilities denominated in foreign currencies.

(v) Assets and liabilities denominated in foreign currencies

Assets and liabilities denominated in foreign currencies other than U.S. dollars are detailed in note 17 and have been translated into U.S. dollars at the relevant observed exchange rate reported by the Central Bank of Chile. The observed exchange rates for foreign currencies reported by the Central Bank on the specified dates were as follows:

	At June 30,
	2004 U.S.$ 1	2005 U.S.$ 1
Chilean peso (Ch$)	636.30	579.00
Euro	0.82	0.83
Argentinian peso (Ar$)	2.96	2.89
Brazilian real (R$)	3.08	2.33

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

The differences arising in the valuation of assets and liabilities denominated in foreign currencies as a result of variations in the exchange rates are recorded for in the income statement as a foreign currency exchange rate gain or losses in the period in which they arise.

The credit (charge) to income for price-level restatement in each of the reporting periods was comprised of the restatements of non-monetary assets, UF and foreign currency-denominated monetary assets and liabilities, shareholders’ equity and income statement accounts as follows:

Credit (charge) to income for price-level restatement:

	Six-month period ended June 30,
	2004 ThU.S.$ Credit (Charge)	2005 ThU.S.$ Credit (Charge)
Assets, liabilities and equity restated by CPI
Shareholders’ equity of subsidiaries in Chilean pesos	(186)	(486)
Property, plant and equipment, net	142	407
Inventories	—	76
Other assets and liabilities, net	52	49

Net effect on income	8	46

Price-level restatement of income statement accounts	(16)	171

Credit (charge) to income by CPI	(8)	217

Credit (charge) to income for foreign currency exchange rate:

	Period ended June 30,
	2004 ThU.S.$ Credit (Charge)	2005 ThU.S.$ Credit (Charge)
Assets restated by foreign currency
Trade accounts receivable	(383)	1,566
Other assets	(17,565)	(11,497)
Liabilities restated by foreign currency
Bonds	—	(914)
Other liabilities	8,494	742

Net effect on income from foreign currency	(9,454)	(10,103)

(d) Time deposits, marketable securities and investments purchased under agreements to resell

Time deposits are shown at cost plus accrued interest, wich approximates market value. Marketable securities are shown at the lower of cost plus accrued interest or market value.

Financial instruments purchased under agreements to resell are held at acquisition cost plus accrued interest.

Investment in money market funds are stated at market value based on period-end quoted values.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

(e) Inventories

Inventories of raw materials, spare parts and supplies have been stated at the lower of cost of market, primarily using the average costs or restated cost as determined by price-level restatement principles for those subsidiaries that maintain their accounting records and prepare their financial statements in Chilean pesos. Imports in transit are held at accumulated cost at the balance sheet date plus price-level restatement for subsidiaries that maintain their accounting records and prepare their financial statements in Chilean pesos.

For those subsidiaries that maintain their accounting records and prepare their financial statements in Chilean pesos, finished goods are stated at an average unit production cost for the period, including production overhead and depreciation of fixed assets, plus price-level restatement.

Inventory of forests in exploitation is stated at the commercially appraised value at which these forests were transferred from fixed assets.

Finished goods are valued at the lower of average cost of production or market value. For those subsidiaries that maintain their accounting records and prepare their financial statements in Chilean pesos, inventory is valued at the lower of price-level restated cost (or transferred value in the case of forest inventory) and market value.

(f) Property, plant and equipment

(i) Property, plant and equipment, excluding forests

The property, plant and equipment of the Company and those of its subsidiaries that maintain their accounting records and prepare their financial statements in U.S. dollars are valued at cost. The property, plant and equipment of the other Chilean subsidiaries, excluding forests, are valued at cost plus price-level restatement. The carrying value of property, plant and equipment was adjusted in 1979 in accordance with the regulations of the Chilean Securities Commission. See note 6.

Property, plant and equipment, excluding forests and land, is depreciated on a straight-line basis over the estimated remaining useful lives of the underlying assets.

Financing costs of projects requiring major investments in long-term construction and those costs incurred from financing specific projects are capitalized and amortized over the estimated useful lives of the related assets. Profits and losses on the sale of property, plant and equipment, excluding forests, are accounted for as the difference between the book value and the consideration received.

The Company has conducted an impairment analysis of its significant assets and concluded that no impairment charge is necessary.

(ii) Forests

Radiata pine that is less than 16 years old is valued at the cost of development, maintenance and protection plus price-level restatement (until December 31, 2002). Finance costs related to the development of the forests are not capitalized but are expensed in the consolidated income statement.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

Radiata pine that is 16 or more years old is valued in accordance with a commercial valuation performed by Arauco based on sample measurements of forest growth carried out by independent third parties. The difference between the commercial valuation at year-end and the prior year’s valuations plus price-level restatement (until December 31, 2002) is accounted for as an adjustment to “Forests” and to shareholders’ equity under the account heading “Forestry and other reserves.”

Forests which are due to be exploited within one year are reallocated to inventory under current assets.

On the sale of a related finished good, the shareholders’ equity account “Forestry and other reserves” is reduced by the amount of the commercial valuation allocable to such finished good. Such commercial valuation is excluded from cost of sales.

Commercial valuations are not performed on native forests.

(g) Investments in related companies

Investments in companies over which Arauco exercises significant, but not controlling, influence are shown under other non-current assets and are accounted for using the equity method. Arauco is presumed to exercise significant influence when its participation in a company is between 20% and 50%.

Arauco’s proportionate share in the net income and losses of related companies is recognized in non-operating income in the statement of income on an accrual basis, after eliminating any unrealized profits from intercompany transactions.

Investment in related companies acquired through December 31, 2003 are accounted for using the equity method, in accordance with Circular Letter No. 368 of the Chilean Securities Commission.

Investment in related companies acquired after December 31, 2003 are accounted for using the proportional net worth method, in accordance with Circular Letter No. 1697 of the Chilean Securities Commission.

Investments in foreign companies are accounted for in accordance with Technical Bulletin No. 64 of the Accountants Association of Chile.

(h) Income taxes

Effective January 1, 2000 the effects of deferred income taxes arising from temporary differences between the basis of assets and liabilities for tax and financial statement purposes are recorded in accordance with Technical Bulletins Nos. 60, 68 y 69 of the Chilean Institute of Accountants and Circular 1466 of the Chilean Securities Commission. The effects of deferred income taxes at January 1, 2000 that were not previously recorded, were recognized, in accordance with the transitional period provided by Technical Bulletin No. 60, against a contra asset or liability account (complementary accounts”) and were recorded to offset the effects of the deferred tax assets and liabilities not recorded prior to January 1, 2000. Complementary accounts are amortized to income over the estimated average reversal periods corresponding to underlying temporary differences to which the deferred tax asset or liability related. Deferred income taxes at January 1, 2000 are recognized in income as the temporary differences are reversed.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than some portion or all of the deferred income tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred income tax assets to an amount that is more likely than not to be realized.

(i) Bonds

Bonds are shown at face value plus accrued interest as of each period-end. The discount on, and expenses incurred in, the issue of the bonds are shown under other non-current assets and are amortized over the term of the instruments.

(j) Staff severance indemnities

Arauco has recorded a liability for long-term severance indemnities in accordance with the collective agreements entered into with its employees. Generally, upon leaving Arauco, employees who have completed five years of service are entitled to one month’s salary for each year of service, up to the retirement age of 60 and 65 years for women and men, respectively. The provision for severance compensation is calculated on the basis of the present value of the total accrued cost of this benefit as of the end of each reporting period, discounted at a real annual interest rate of 5%.

(k) Research and development expenses

The cost of research, project development and special studies are charged to income in the period in which they are incurred. The cost of research and development charged to income was U.S.$1,055 thousand and U.S.$ 1,326 thousand for the periods ended June 30, 2004 and 2005, respectively.

(l) Negative goodwill on investments

Any excess of the fair value of net assets (book value until December 31, 2003) of a company acquired over the purchase consideration paid is accounted for as a reduction of the consolidated assets in the balance sheet and is amortized to the income statement over a five-year period.

(m) Goodwill on investments

Any consideration paid to acquire a company in excess of fair value of net assets (book value until December 31,2003) is accounted for as an increase of the consolidated assets in the balance sheet and is amortized over a five-year period.

(n) Cash and cash equivalents

Arauco considers cash and cash equivalents as representing cash and cash instruments with an original maturity of less than three months. Cash flows from operating activities include all business-related cash flows as well as interest paid, financial income and in general, all cash flows not defined as from financing or investing activities. The operating concepto used in this statement is broader than that in the consolidated statements of income.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

(o) Interest rate swaps

Derivative financial instruments are considered hedges of existing items and accounted for in accordance with Technical Bulletin No. 57 of the Chilean Institute of Accountants.

(p) Provision for vacation pay

Vacation pay earned by employees but not paid is accounted for on an accrual basis.

(q) Allowance for doubtful accounts

Allowance for doubtful accounts is recorded based on analyses of collectibility on an individual account basis.

(r) Leasing assets

Financing leases are recorded at the present value of the minimum lease payments, discounted by the purchase option interest rate indicated in the contract. The obligations are recorded as current and long-term liabilities, net of deferred interest.

(s) Intangibles

Intangible assets are recorded at cost, adjusted for price-level restatement, and are amortized over 20 years.

(t) Revenue recognition policy

Revenues are recorded in accordance with Technical Bulletin No. 70 of the Accountants Association of Chile.

(u) Software

Internal development software costs are expensed when incurred. Purchased software is capitalized and amortized over the estimated useful life up to a maximum of four years. Capitalized software assets are classified in “Property, plant and equipment” as “Other assets.”

(v) Translation of foreign subsidiaries

Beginning January 1, 2002, the financial statements of the Company’s foreign subsidiaries are translated into U.S. dollars in accordance with Technical Bulletin No. 64 of the Chilean Institute of Accountants (“B.T. No. 64”). In accordance with B.T. No. 64, the financial statements of foreign subsidiaries whose activities do not constitute an extension of the Chilean parent company’s operations and operate in countries that are exposed to significant risks, restrictions or inflation/exchange fluctuations, are remeasured into U.S. dollars before translation into the accounting records of the parent company. Accordingly, the Company has remeasured the operations of its Argentinian subsidiaries and the Panamanian agency that are not considered an extension of Arauco’s operations into U.S. dollars as follows:

•	Monetary assets and liabilities are translated at period-end rates of exchange between the U.S. dollar and the local currency.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

•	All non-monetary assets and liabilities and shareholders’ equity are translated at historical rates of exchange between the U.S. dollar and the local currency.

•	Income and expense accounts are translated at average rates of exchange between the U.S. dollar and the local currency.

•	The effects of any exchange rate fluctuations as compared to the U.S. dollar are included in the results of operations for the relevant period.

Until December 31, 2001, under B.T. No. 64, each investment in foreign subsidiaries was price-level restated, in order to separate the effect of price-level restating the foreign investment, which was reflected in income, from the effect of the foreign currency translation gain or loss, which was reflected in equity in the account “Cumulative Translation Adjustment,” as the foreign investment itself was measured in U.S. dollars.

The Company uses an exchange rate of 2.887 Argentinian pesos per U.S. dollar in translating its assets and liabilities denominated in Argentinian pesos into U.S. dollars, pursuant to Chilean Securities Commission instructions and in accordance with B.T. No. 64. The recognition resulted in a profit of U.S.$2,341 thousand.

As of June 30, 2005, the Company’s investments in Argentina represented 9.2% of its consolidated assets, compared to 10.7% as of June 30, 2004.

It is not possible to predict what developments will occur in the Argentine economy, what effects the Argentine economic crisis and the devaluation of the Argentine peso may have on the economic and financial condition of the Company’s Argentine subsidiaries or whether the Argentine economic crisis may affect developments in other emerging markets including Chile. The Company’s financial statements include the financial effects of recent current Argentine developments in accordance with both Chilean Securities Commission instructions and Technical Bulletin guidelines.

2. CHANGES IN ACCOUNTING POLICIES

There are no changes in accounting principles or presentation for the periods covered in these consolidated financial statements.

3. MARKETABLE SECURITIES

Marketable securities as of each period-end, were as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Mutual fund units	340,741	470,765

Total marketable securities	340,741	470,765

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

4. TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable as of each period-end were as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Trade accounts receivable	234,390	348,921
Allowance for doubtful accounts	(4,593)	(8,828)

Total trade accounts receivable	229,797	340,093

As of June 30, 2004 and 2005, no single customer accounted for more than 10% of the outstanding balance of accounts receivable. Arauco takes steps to reduce the risk of non-payment for goods sold, including the use of letters of credit, receipt of advance payments and the use of insurance policies. If such measures were to fail, Arauco would be exposed to a maximum credit loss equivalent to the accounting balance. Arauco has not experienced any significant losses as a result of non-payment of accounts receivable.

5. INVENTORIES

Inventories have been valued in accordance with the policy described in note 1(e). The principal components were as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Finished goods (pulp)	30,142	51,160
Finished goods (timber and panels)	103,112	151,770
Finished goods on consignment (pulp)	32,993	20,640
Work in progress	4,322	8,557
Sawlogs, pulpwood and chips	25,660	27,305
Raw material	61,335	65,321
Forests under exploitation	193,497	198,776
Pending imports	237	3,238
Other	12,438	19,188

Total inventories	463,736	545,955

6. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, including forests, have been valued as described in note 1(f).

Technical revaluation and adjustment of book value

The balances of buildings and other infrastructure, machinery and equipment and other include amounts arising from the technical revaluation of certain assets performed during 1979, in accordance with regulations of the Chilean Securities Commission.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

The accumulated net book value of these revaluations as of each period-end is detailed below by class of asset:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Buildings and other infrastructure	2,775	2,552
Machinery and equipment	353	258

Total increase in value due to technical revaluation of property, plant and equipment	3,128	2,810

Depreciation of property, plant and equipment was calculated as described in note 1(f) and was as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Depreciation of:
Property, plant and equipment (excluding land and forests)	58,933	78,037
Technical revaluation	210	208

Total	59,143	78,245

Accumulated depreciation was as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Accumulated depreciation of:
Property, plant and equipment (excluding land and forests)	1,746,501	1,888,073
Technical revaluation	64,712	65,030

Total	1,811,213	1,953,103

Forests

The cost and the commercial valuation increment of the forests, determined as described in note 1(f), was as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Cost of forests	647,570	835,596
Commercial valuation increment	1,351,708	1,325,769

Total	1,999,278	2,161,365

7. INVESTMENTS IN RELATED COMPANIES

During 2005, Arauco made the following investments in related companies:

On January 6, 2005, through the subsidiary Forestal Valdivia S.A., Arauco acquired 80% of the company Forestal Los Lagos S.A. for U.S.$ 21.4 million. As a result of this investment, U.S.$ 3.7 million was allocated to adjustment of acquired assets and U.S.$ 2.3 million to goodwill.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

On March 9, 2005, through our Brazilian subsidiary Arauco Do Brasil Ltda., Arauco acquired the Brazilian company L.D. Forest Products S.A. for U.S.$ 158.8 million. As a result of this investment, U.S.$ 45.7 million was allocated to adjustment of acquired assets and U.S.$ 51.7 million to a negative goodwill.

Pursuant to the Chilean Securities Commission’s Circular Letter No. 1697, the Company is conducting additional analyses of some assets that eventually will be added to the currently reported values.

During 2004, Arauco made the following investment in related companies:

On January 5, 2004, the subsidiary Forestal Celco S.A. acquired 149,999,999 shares and the subsidiary Forestal Arauco S.A. acquired one share of Forestal Celsur S.A. for U.S.$ 6.7 million. In December 2004, Forestal Celco S.A. and Forestal Celsur S.A. were merged.

Taxes on unremitted earnings

Deferred taxes have not been recorded, nor has the investment been adjusted, for taxes that may arise on the distribution or remittance of earnings from investments in related companies as these earnings will either be indefinitely reinvested or will not result in the imposition of additional taxes.

The investments in related companies at each period-end were as follows:

	As of June 30,
	Percentage Participation		Investment Value		Net income of investee
	2004%	2005%	2004 ThU.S.$	2005 ThU.S.$	2004 ThU.S.$	2005 ThU.S.$
Puerto de Lirquén S.A.	20.14	20.14	17,638	20,723	1,053	1,198
Inversiones Puerto Coronel S.A.	50.00	50.00	8,925	10,548	897	802
Servicios Corporativos Sercor S.A.	20.00	20.00	493	760	62	148
Eka Chile S.A.	50.00	50.00	20,811	23,267	86	(240)
Dynea Brasil S.A.	0.00	99.99	—	16,672	—	1,621

Total			47,867	71,970	2,098	3,529

8. GOODWILL AND NEGATIVE GOODWILL

a) Negative goodwill as of each period-end was as follows:

	As of June 30,
	2004		2005
	Amortization for the period ThU.S.$	Balance of negative goodwill ThU.S.$	Amortization for the period ThU.S.$	Balance of negative goodwill ThU.S.$
Alto Paraná S.A.	187	156	—	—
Licancel S.A.	454	227	—	—
Forestal Cholguán S.A.	2,211	3,143	926	5
Maderas Prensadas Cholguán S.A.	27	38	15	1
L.D. Forest Products S.A. (*)	—	—	1,869	49,898

Total negative goodwill	2,879	3,564	2,810	49,904

(*)	Pursuant to the Chilean Securities Commission’s Circular Letter No. 1697, the Company is conducting additional analyses of some assets that eventually will be added to the currently reported values.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

b) Goodwill as of each period-end was as follows:

	As of June 30,
	2004		2005
	Amortization for the period ThU.S.$	Balance of goodwill ThU.S.$	Amortization for the period ThU.S.$	Balance of goodwill ThU.S.$
Forestal El Aguaray S.A.	10	—	—	—
Paneles Arauco S.A.	393	982	393	197
Eka Chile S.A.	1,211	8,474	1,211	6,052
Southwoods-Arauco Lumber L.L.C.	450	1,050	150	750
Forestal Los Lagos S.A.	—	—	—	2,430

Total goodwill	2,064	10,506	1,754	9,429

9. OTHER NON-CURRENT ASSETS

Other non-current assets as of each period-end were as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Recoverable taxes	21,366	21,526
Bond issue expenses	12,763	13,256
Discounts on bond issues	1,874	3,292
Other	2,413	3,902

Total other non-current assets	38,416	41,976

10. CURRENT BANK BORROWINGS

Current bank borrowings as of period-end were as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Total outstanding	16,090	6,641
Principal outstanding	16,012	6,494
Weighted average annual interest rate	4.69%	0.00%

Current bank borrowings were denominated as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Obligations in foreign currency	16,090	6,000
Obligations in local currency	—	641

Total current bank borrowings	16,090	6,641

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

11. CURRENT LIABILITIES

(a) The following liabilities, excluding bank borrowings, fall due within one year:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Current portion of bonds	33,640	213,015
Current portion of other long-term liabilities	306	496
Trade accounts payable	96,801	117,043
Accounts and notes payable to related parties	1,049	1,165
Current provisions	31,843	47,479
Sundry accounts payable and other liabilities	44,222	44,296

Total	207,861	423,494

(b) The percentages of these obligations in foreign and local currency, were as follows at period-end:

	As of June 30,
	2004%	2005%
Foreign currency	53.29	85.57
Local currency	46.71	14.43

Total	100.00	100.00

12. BONDS

Arauco had seven series of Yankee Bonds outstanding as of June 30, 2005.

The balances of the bonds were as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Current
Yankee Bonds 1st Issue	292	292
Yankee Bonds 2nd Issue	8,381	183,381
Yankee Bonds 3rd Issue	8,749	8,749
Yankee Bonds 4th Issue	8,914	8,914
Yankee Bonds 5th Issue	7,304	7,304
Bonds 144 A	—	4,375

Total current (including accrued interest)	33,640	213,015

Long-term
Yankee Bonds 1st Issue	100,000	100,000
Yankee Bonds 2nd Issue	400,000	225,000
Yankee Bonds 3rd Issue	270,500	270,500
Yankee Bonds 4th Issue	387,000	387,000
Yankee Bonds 5th Issue	300,000	300,000
Bonds 144 A	—	400,000

Total long-term	1,457,500	1,682,500

Less total accrued interest	33,640	38,015

Total principal outstanding	1,457,500	1,857,500

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

These bonds have the following characteristics:

	Yankee Bonds 1st Issue	Yankee Bonds 2nd Issue	Yankee Bonds 3rd Issue	Yankee Bonds 4th Issue	Yankee Bonds 5th Issue	Bonds 144 A
Issue date	Dec. 15, 1995	Oct. 3, 1997	Aug. 15, 2000	Sept. 10, 2001	Jul. 9, 2003	April 20, 2005
Authorized Amount (nominal)	12 years ThU.S.$ 100,000	8 years ThU.S.$ 175,000 12 years ThU.S.$ 100,000 20 years ThU.S.$ 125,000	10 years ThU.S.$ 300,000	10 years ThU.S.$ 400,000	10 years ThU.S.$ 300,000	10 years ThU.S.$ 400,000

Authorized Amount (outstanding)	12 years ThU.S.$ 100,000	8 years ThU.S.$ 175,000 12 years ThU.S.$ 100,000 20 years ThU.S.$ 125,000	10 years ThU.S.$ 270,500	10 years ThU.S.$ 387,000	10 years ThU.S.$ 300,000	10 years ThU.S.$ 400,000

Issue amount	12 years ThU.S.$ 100,000	8 years ThU.S.$ 175,000 12 years ThU.S.$ 100,000 20 years ThU.S.$ 125,000	10 years ThU.S.$ 300,000	10 years ThU.S.$ 400,000	10 years ThU.S.$ 300,000	10 years ThU.S.$ 400,000
Amounts Authorized but not issued	—	—	—	—	—	—

Principal Repayment	December 2007	8 years September 2005 12 years September 2009 20 years September 2017	August 2010	September 2011	July 2013	April 2015

Interest rate (excluding effects of any interest rate swap)	7.00%	8 years 6.95% 12 years 7.20% 20 years 7.50%	8.625%	7.75%	5.125%	5.625%

Interest Payment	Semi-annually	Semi-annually	Semi-annually	Semi-annually	Semi-annually	Semi-annually

As of June 30, 2005, the principal and interest amounts due with respect to these bonds were as follows:

Year	ThU.S.$
2005 (*)	213,015
2006	—
2007	100,000
2008	—
2009	100,000
2010 and thereafter	1,482,500

Total	1,895,515

(*)	This amount includes U.S.$38,015 thousand of accrued interest.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

13. ACCRUED LIABILITIES

(a) Accrued liabilities were as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Accrual for staff vacations	5,219	7,069
Plant maintenance accrual	9,084	11,438
Standby letters of credit	658	304
Accrual for contingencies	2,851	2,039
Staff severance indemnities	1,070	1,926
Selling and other transportation costs provisions	1,691	2,755
Electrical expense provision	1,403	4,386
Staff salary and benefits	895	2,842
Forestry activity expenses	243	989
Pending monthly provisional payments	4,991	5,454
Chlorate Plant provision	1,315	1,251
Technical assistance provision	—	1,080
Services and fees provision	—	1,198
Other current liabilities	2,423	4,748

Total accrued liabilities	31,843	47,479

(b) Liability for staff severance indemnities

The liability for staff severance indemnity payments is shown at its present value as described in note 1(j). The movement in this account was as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Balance at beginning of period	14,613	17,429
Adjustment of the period	(78)	506
Provision with charge to assets	—	120
Payments during the period	(353)	(337)

Balance as of period-end	14,182	17,718

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Shown in the balance sheet as:
Current	1,070	1,926
Long-term	13,112	15,792

Total	14,182	17,718

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

14.	LONG-TERM BANK BORROWINGS

(a)	Long-term bank borrowings including accrued interest outstanding at each period-end were as follows:

Bank or financial institution	Denomination	As of June 30, 2004		As of June 30, 2005
		Long-term Portion ThU.S.$	Short-term Portion ThU.S.$	Long-term Portion ThU.S.$	Short-term Portion ThU.S.$
J.P. Morgan-Chase (Argentine Collateral Trust) (1)	U.S.$	250,000	379	250,000	68
Tesoro Argentino (2)	U.S.$	1,849	633	1,364	742
J.P. Morgan-Chase Bank (3)	U.S.$	150,000	1,204	—	—
Citigroup (Revolving Facility) (4)	U.S.$	—	—	240,000	3,062
Santander Overseas Bank Inc. (5)	U.S.$	—	—	12,000	—
Banco Alfa	U.S.$	—	—	4,000	1,002
Banco Alfa	R$	—	—	289	418
Banco Itau	R$			10,194	2,665
Banco Itau	U.S.$	—	—	3,311	2,114
Banco Safra	R$	—	—	7,292	6,208
Banco Modal	R$	—	—	5,531	880
Banco Sampo	U.S.$	—	—	11,457	3,296
Banco Abn	U.S.$	—	—	2,423	1,000
Banco HSBC	U.S.$	—	—	—	4,040

Total long-term bank borrowings		401,849	2,216	547,861	25,495

The weighted average interest rates for long-term foreign currency-denominated debt for the six month periods ended June 30, 2004 and 2005 were 6.7% and 6.3%, respectively.

Six-month LIBOR on June 30, 2004 and 2005 was 1.94% and 3.69%, respectively.

(1) The Argentine subsidiary Alto Paraná S.A. obtained a U.S.$ 250 million loan in order to redeem preferred equity shares. The loan is denominated in U.S. dollars, and has a variable interest rate of LIBOR plus a market spread. Interest payments are due semi-annually and principal is payable in five semi-annual payments, which begin December 12, 2006.

(2) Alto Paraná owed an initial aggregate principal amount of U.S.$ 13 million and additional accrued interest payable to the Argentine government in respect of certain loans originally made by Banco Nacional de Desarrollo to Alto Paraná. These loans were originally covered by guarantees issued by the governments of other countries that sought reimbursement from the Argentine government for payment made under these guarantees. The Argentine government renegotiated its debt with the “Paris Club” countries and, pursuant to Resolution 40/95 issued by the Ministry of Economy and Public Works and Services, has extended these terms to the Argentine companies that originally incurred this debt, including Alto Paraná. According to their terms, those Governmental Obligations have been restructured to mature in installments between 1995 and 2008 and accrue interest at a contractual rate of LIBOR plus a spread of up to 0.625%.

(3) The Company obtained a U.S.$ 150 million loan in order to repay outstanding debt. The loan was denominated in U.S. dollars, and had a variable interest rate of LIBOR plus 0.85%. Interest payments were due semi-annually, while the loan principal was repayable in five semi-annual payments, which were to begin on February 7, 2006. The loan was prepaid in August 2004.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

(4) On August 3, 2004, the Company obtained a syndicated loan for U.S.$ 240 million with a group of banks lead by Citigroup, BBVA, Calyon and Dresdner Kleinwort Wasserstein. The credit is structured as a revolving facility, allowing the Company to borrow, prepay and borrow the committed amount again during the life of the credit facility. Funds will be used for debt refinancing and other corporate purposes.

     The term of the credit is five years and the interest rate is LIBOR plus 0.275% if the outstanding amount is less than 50% of the facility, and LIBOR plus 0.30% if the outstanding amount is more than 50% of the facility.

(5) The subsidiary Forestal Los Lagos S.A. obtained a U.S.$ 12 million loan in order to repay outstanding debt. The loan was denominated in U.S. dollars and had a variable interest rate of LIBOR plus 0.50%. Interest payments are due semi-annually while the loan principal is repayable in seven semi- annually payments, which begin on January 2, 2007.

(b) Debt distribution

As of June 30, 2004 and 2005, long-term bank borrowings, including both the current portion and interest accrued, were denominated almost exclusively in U.S. dollars.

(c) Maturity of long-term bank borrowings

As of June 30, 2005, the maturities of long-term bank borrowings payable were as follows:

Year	ThU.S.$
2006	54,539
2007	129,285
2008	185,380
2009 and thereafter	178,657

Total	547,861

The principal financial covenant contained in the instruments or agreements with respect to such long-term bank borrowings was as follows:

•	The interest coverage ratio must not be less than 2.0.

•	The ratio of debt to consolidated tangible net worth must not be higher than 1.2.

•	Consolidated net worth must not be less than U.S.$ 2,500 million.

15. INCOME TAXES

(a) Taxable income

In accordance with Chilean law, the Company and each of its subsidiaries determine and pay tax on a separate basis and not on a consolidated basis.

On a consolidated basis, Arauco recorded charges for income taxes amounting to U.S.$54,691 thousand and U.S.$50,672 thousand for the periods ended June 30, 2004 and 2005, respectively. Furthermore, Arauco established provisions for U.S.$ 30 thousand as of June 30, 2004 and U.S.$ 45 thousand as of June 30, 2005, in accordance with Article 21 of the Income Tax Law. These amounts are shown in “Income tax payable,” net of monthly prepayments and training expenses.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

The detail of income tax expense is as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Income tax	(54,691)	(50,672)
Adjustment to prior year’s tax expense	770	1,863
Provisions estimated in accordance with Article No. 21 of the Income Tax Law in Chile	(30)	(45)
Deferred income tax	(10,445)	(10,819)
Amortization of complementary accounts	(340)	(329)
Changes in valuation provision	49	—

Total Income Tax	(64,687)	(60,002)

(b) Retained taxable earnings

Shareholders of Chilean corporations are entitled to a tax credit against tax due on dividend distributions to the extent of their allocable share of tax paid by the corporation on such earnings prior to distribution. The retained taxable earnings generated by the Company, along with the related tax credit, if any, that would be available to shareholders on distribution of such amounts, are presented below. Under Chilean tax law, dividend distributions must be made from earnings in years with available credits on a first-in, first-out basis. Remaining tax credits on undistributed earnings as of June 30, 2005 were as follows:

	Retained Earnings		Shareholders’
	With Credit ThU.S.$	Without Credit ThU.S.$	Tax Credit ThU.S.$
Balance as of December 30, 2003	43,799	1,106	8,655
Balance as of December 30, 2004	237,566	59,468	47,136

Total	281,365	60,574	55,791

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

(c) Deferred taxation

As explained in note 1(h), as of June 30, 2004 and 2005 Arauco recorded accumulated deferred taxes arising from temporary differences as follows:

	As of June 30, 2004
	Deferred tax assets		Deferred tax liabilities
	Current ThU.S.$	Long term ThU.S.$	Current ThU.S.$	Long term ThU.S.$
Allowance for doubtful accounts	2,085	137	—	—
Deferred revenues	849	—	—	—
Accrual for staff vacations	805	—	—	—
Production costs	—	—	6,798	—
Value difference and property, plant and equipment depreciation	—	—	237	101,073
Capitalized expenses	—	—	4,560	7,045
Obsolescence reserve	1,127	—	—	—
Debt issue and project expenses	—	—	—	2,612
Staff severance indemnities	1,800	615	—	—
Tax loss carry forwards	2,719	1,765	—	—
Property, plant and equipment valuation	—	34,309	—	14,399
Accrual for contingencies	408	—	—	—
Plant maintenance accrual	872	—	—	—
Argentine peso devaluation	2,103	2,103	—	—
Other	2,703	562	254	2,181

Total	15,471	39,491	11,849	127,310

Complementary accounts, net of accumulated amortization (1)	(2,719)	(12,731)	—	(13,891)
Valuation provision	—	(6,240)	—	—

Total	12,752	20,520	11,849	113,419

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

	As of June 30, 2005
	Deferred tax assets		Deferred tax liabilities
	Current ThU.S.$	Long term ThU.S.$	Current ThU.S.$	Long term ThU.S.$
Allowance for doubtful accounts	2,131	142	—	—
Deferred revenues	861	37	—	—
Accrual for staff vacations	985	—	—	—
Production costs	—	—	7,334	—
Capitalized expenses	—	—	6,291	11,065
Value difference and property, plant and equipment depreciation	—	—	397	113,686
Staff severance indemnities	1,973	710	—	—
Debt issue and project expenses	—	—	—	3,265
Obsolescence reserve	602	75	—	—
Accrual for contingencies	405	—	—	—
Tax loss carry-forwards	4,510	17,299	—	—
Property, plant and equipment valuation	—	30,670	—	13,010
Plant maintenance accrual	1,627	—	—	—
Argentine peso devaluation	2,088	2,088	—	—
Other	5,748	581	1,145	2,164
Leasing assets	130	475	—	—

Total	21,060	52,077	15,167	143,190

Complementary accounts, net of accumulated amortization (1)	(2,719)	(14,379)	—	(15,152)
Valuation provision	—	(6,028)	—	—

Total	18,341	31,670	15,167	128,038

(1)	These accounts reverse over the same period as the timing differences that gave rise to them with an average of approximately 15 years.

16. FORESTRY GRANTS

Forestry grants are included in shareholders’ equity under the account heading “Forestry and other reserves.” These grants are transferred to income at the time of sale of the related finished goods. The Company’s forestry subsidiaries received forestry grants of U.S.$ 384 thousand during the period ending June 30, 2004 and U.S.$ 16 thousand during the period ending June 30, 2005.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

17. ASSETS AND LIABILITIES DENOMINATED IN LOCAL AND FOREIGN CURRENCY

As of each period-end, Arauco had assets and liabilities denominated in local and foreign currencies. These assets and liabilities are shown at their U.S. dollar equivalent at each period-end.

	Currency	At June 30,
		2004 ThU.S.$	2005 ThU.S.$
Assets
Current Assets:
Cash and banks	U.S.$	6,368	4,498
Cash and banks	Ch$	2,646	3,634
Cash and banks	Ar$	223	330
Cash and banks	R$	—	908
Cash and banks	Other currencies	691	3,119
Time deposits and marketable securities	U.S.$	271,228	358,979
Time deposits and marketable securities	Ch$	4,802	73,930
Time deposits and marketable securities	R$	—	10,336
Time deposits and marketable securities	Euro	158,853	100,280
Trade accounts receivable	U.S.$	192,726	265,058
Trade accounts receivable	Ch$	30,101	30,873
Trade accounts receivable	Ar$	1,081	3,909
Trade accounts receivable	R$	—	29,613
Trade accounts receivable	Euro	5,312	8,288
Trade accounts receivable	Other currencies	577	2,352
Other accounts receivable	U.S.$	12,544	6,330
Other accounts receivable	Ch$	19,487	13,078
Other accounts receivable	Ar$	7,928	3,960
Other accounts receivable	Other currencies	24	1,014
Inventories	U.S.$	453,102	528,838
Inventories	Ch$	10,634	17,117
Other current assets	U.S.$	46,311	69,618
Other current assets	Ch$	59,264	58,158
Other current assets	Ar$	25,302	19,253
Other current assets	R$	—	4,227
Other current assets	Other currencies	2,517	2,341

Total current assets		1,311,721	1,620,041

Property, plant and equipment and other assets:
Property, plant and equipment	U.S.$	4,475,335	5,128,572
Property, plant and equipment	Ch$	21,501	44,590
Other assets	U.S.$	72,265	52,381
Other assets	Ch$	8,674	9,160
Other assets	Ar$	22,764	22,819
Other assets	R$	—	552
Other assets	Other currencies	—	22

Total property, plant and equipment and other assets		4,600,539	5,258,096

Total assets		5,912,260	6,878,137

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

	Currency	At June 30,
		2004 ThU.S.$	2005 ThU.S.$
Liabilities
Current liabilities:
Current bank borrowings	U.S.$	4,465	6,641
Current bank borrowings	Other currencies	11,625	—
Current bank borrowings	R$	—	10,171
Current portion of long-term bank borrowings	U.S.$	2,216	15,324
Current portion of bonds	U.S.$	33,640	213,015
Notes and trade accounts payable	U.S.$	18,534	65,277
Notes and trade accounts payable	Ch$	61,815	31,084
Notes and trade accounts payable	Other currencies	8,906	8,550
Notes and trade accounts payable	R$	—	2,935
Notes and trade accounts payable	Ar$	7,546	9,197
Other current liabilities	U.S.$	19,545	25,793
Other current liabilities	Ch$	35,284	30,015
Other current liabilities	Other currencies	1,501	5,238
Other current liabilities	R$	—	18,500
Other current liabilities	Ar$	21,090	13,890

Total current liabilities		226,167	455,630

Long-term liabilities:
Long-term bank borrowings	U.S.$	401,849	524,555
Long-term bank borrowings	R$	—	23,306
Bonds	U.S.$	1,457,500	1,682,500
Other long-term liabilities	U.S.$	5,413	4,261
Other long-term liabilities	Ch$	111,673	111,350
Other long-term liabilities	Other currencies	—	196
Other long-term liabilities	R$	—	32,732
Other long-term liabilities	Ar$	84	3,696

Total long-term liabilities		1,976,519	2,382,596

Total liabilities		2,202,686	2,838,226

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

18. BALANCES AND TRANSACTIONS WITH RELATED PARTIES

	As of June 30,
Company	Relationship	2004 ThU.S.$	2005 ThU.S.$	Transaction
(a) Current assets
Cía. de Seguros Generales Cruz del Sur S.A.	Affiliate	1,106	62	Accounts receivable
Fundación Educacional Arauco	Affiliate	899	107	Accounts receivable
Eka Chile S.A.	Affiliate	1,005	2,181	Accounts receivable
Abastible S.A.	Affiliate	—	201	Accounts receivable

Total current assets		3,010	2,551

(b) Current liabilities
Compañía de Petróleos de Chile Copec S.A.	Affiliate of Shareholder	20	502	Accounts payable
Forestal del Sur S.A.	Afíliate	—	4	Accounts payable
Puerto de Lirquén S.A.	Afíliate	262	193	Accounts payable
Compañía Puerto de Coronel S.A.	Affiliate	699	462	Accounts payable
Abastible S.A.	Affiliate	53	—	Accounts payable
Servicios Corporativos Sercor S.A.	Affiliate	12	—	Accounts payable
Compañía de Turismo de Chile Ltda.	Affiliate	3	3	Accounts payable
Sigma Servicios Informáticos S.A.	Affiliate	—	1	Accounts payable

Total current liabilities		1,049	1,165

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

During the periods ended June 30, 2004 and 2005, Arauco had the following related party transactions that affected net income:

		Purchases (sales) Period ended June 30,
		2004 ThU.S.$	2005 ThU.S.$
(a)	Compañía de Petróleos de Chile Copec S.A.:
	Purchases of fuel	9,621	14,600
	Received rent	(2)	(2)
	Other purchases	—	1
(b)	Puerto de Lirquén S.A.:
	Port services	1,431	1,595
(c)	Abastible S.A.:
	Purchases of fuel	181	239
(d)	Compañía de Seguros Generales Cruz del Sur S.A.:
	Direct insurance premiums	1,408	1,668
(e)	Cía. Puerto de Coronel S.A:
	Stockpiling services	2,547	2,305
(f)	Portaluppi, Guzmán y Bezanilla Abogados Legal advice	394	490
(g)	Eka Chile S.A.
	Purchase of sodium chlorate	7,684	8,162
	Engineerings services	—	—
	Electricity sale	(5,191)	(8,771)
	Other sales	(18)	(20)
	Other purchases	374	242
(h)	Forestal del Sur S.A.
	Purchase of wood and timber	—	1,894
	Sales of chips	—	1,627
	Administrative services	—	41
	Purchase of assets	—	244
	Other purchases	—	500
	Reimbursement of expenses (purchases)	—	2
	Received rent	—	(1)
	Reimbursement of expenses (sales)	—	(2)
(i)	Sigma Servicios Informáticos S.A. Information services	—	5

19. CONTINGENCIES AND COMMITMENTS

Warranties

Full, unconditional and irrevocable warranty of the Company on behalf of its subsidiary Alto Paraná S.A., in relation to bonds (Títulos de Deuda) issued under the Financial Trust “Argentine Collateral Trust I” dated June 13, 2001 under the laws of the Republic of Argentina, for the amount of U.S.$ 250 million due on December 2008.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

Joint guarantee of the Company on behalf of its subsidiary Arauco Generación S.A. in relation to the construction of a sodium chloride plant of Eka Chile S.A.

Trials or other legal proceedings

A) The Company is involved in the following proceedings and legal actions regarding the operation of the Valdivia Plant:

1) Through Exempt Resolution No. 0250 dated April 1, 2004, the Environmental Regional Commission (COREMA) opened an investigation in connection with some alleged violations of environmental regulations pursuant to Resolution of Environmental Description No. 279-1998 by the Valdivia Project.

The Company answered the charges before the Commission. Nevertheless, through Resolution No. 387 dated May 24, 2004, the Commission resolved, among other things, to (a) fine the Company 900 Monthly Fiscal Units (“UTM”) (1 UTM = Ch$ 30.610 as of June 30, 2005 for failure to comply with the terms and conditions set forth in Sections 2, 11, 12 and 13 of the Resolution of Environmental Description; (b) accept the measures proposed by the Company to mitigate the odor problem, establishing a schedule for the execution of such measures and (c) point out that the industrial waste fluids discharge system of the emergency system must comply with the Evaluating System of Environmental Impact (Law 19.300).

The aforementioned Resolution No. 387 was judicially appealed in the Civil Court of Puerto Montt on June 4, 2004, in connection with part of the fine mentioned in clause (a) above, and the Company paid 10% of the total claimed. The case is currently in progress.

2) Based on the Records of Inspection dated July 8, 2004 and finalized on July 15, 2004, Valdivia’s Department of Health Services began a Sanitary Indictment for the alleged emission of odors at the Valdivia Plant. On July 19, 2004, the Valdivia Plant filed its reply. Through Resolution 1775 dated December 17, 2004, Valvidia’s Department of Health Services resolved to fine Arauco 1,000 UTM and established some requirements to be fulfilled by the Company.

On December 27, 2004, Arauco judicially appealed the aforementioned Resolution in the First Civil Court of Valdivia. The matter is currently pending resolution.

3) Through Ordinance No. 61 dated March 31, 2004, the Director of Municipal Works of San José de la Mariquina informed to the Court of the Local Police that the Company did not have appropriate work approvals for certain buildings, leading to a proceeding, case No. 288-04.

Through a resolution dated April 5, 2004, the Court fined the Company Ch$502,699 thousand. However, on August 6, 2004, the Court of Appeals of Valdivia overturned that sentence and disqualified the judge from the case.

Through a resolution dated December 23, 2004, the Court of the Local Police of San José de la Mariquina fined the Company 13% of the total budget of the works, or Ch$326,754,632 for municipal benefit.

On January 14, 2005, the Company appealed the aforementioned resolution and on May 19, 2005, Valdivia’s Court of Appeal confirmed the sentence, but it reduced the fine to Ch$12,567,486. The Municipality of San José de la Mariquina filed a complaint against the resolution and the proceeding is currently pending.

4) Through Resolution No. 610 dated April 15, 2004 (of which the Company received notice on April 19, 2004), Valdivia’s Department of Health Services fined Arauco 1,000 UTM, due to odors at the Valdivia Plant. The Company appealed the fine in the appropriate Civil Court of Valdivia, case No. 1151-04, and the matter is currently in progress.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

5) Through Resolution No. 860 dated December 21, 2004, COREMA began sanction proceedings against the Company due to the release of refrigeration water at the Valdivia Plant, the disposal of solid waste, the accumulation of spills and the unauthorized spilling of fluids.

On January 11, 2005, Arauco filed its response, and through Resolution dated March 15, 2005, COREMA resolved to sanction the Company with an 800 UTM fine. Arauco appealed that sanction on March 31, 2005 and paid 10% of the total claimed. The case is currently in progress.

6) On January 17, 2005, the Court of Appeals of Valdivia allowed a Protection Appeal filed by Mr. Vladimir Riesco jointly with other parties against the Company, which was accepted on April 18, 2005, ordering the Company to submit the differences between the project approved by COREMA and the project as finally executed and to stop the works until the approval of those differences by the environmental authorities. This resolution was appealed to the Supreme Court, which resolved, on May 30, 2005, to revoke the sentence of the Court of Appeals, disregarding the Protection Appeal. With this, the case has been closed.

7) Through Resolution No. 17 dated January 18, 2005, COREMA began sanction proceedings against the Company due to an alleged increase in the capacity of the plant, an increase of additional discharge waters into the River Cruces, a lack of compliance with the quality and emission guidelines for fluid waste, a lack of compliance with the required measurement of TRS gas and a lack of compliance with other measurement parameters. The Company filed its appeal last January 31, 2005.

Through Resolution No. 197 dated March 18, 2005, COREMA decided to sanction the Company with a 1,400 UTM fine. Arauco appealed that sanction and paid the required percentage of the total claimed. The case is currently in progress.

8) Through Resolutions 3300 and 3301 dated December 20, 2004, the Superintendent of Sanitary Services began sanction proceedings against the Company due to the Company exceeding the guidelines of the Resolution on Environmental Description, approved by the Study of Environmental Impact regarding the total emission of phosphate and temperature.

Through Resolution 290 dated January 26, 2005, the Superintendent of Sanitary Services fined Arauco 200 UTM. This Resolution was judicially appealed on February 9, 2005 in the appropriate Civil Court of Santiago, and the matter is currently in progress.

9) Several complaints have been filed with the Warranty Court of Valdivia, due to alleged violations in connection with the operations of the Valdivia Plant. All the complaints are being addressed through a single investigation. The complaints charge alleged violations set forth in Article 291 of the Penal Code, Article 136 of the Fishing Law and Article 38 of the National Monuments Law. The investigation is currently in progress in the appropriate District Attorney’s office.

10) On April 27, 2005, the Federal Defense Committee filed an indemnity demand (case 746-2005) against the Company in the First Civil Court of Valdivia for environmental harm and indemnities. The Company filed its response, and the matter is currently in progress.

11) Through Rresolution No. 292 dated May 2, 2005, COREMA resolved to begin sanction proceedings against the Valvidia Plant for alleged violations of the parameters for industrial fluid waste. On May 13, 2005, the Company filed its response. Through Resolution No. 378, dated June 7, 2005, COREMA resolved to sanction the Company with a fine equivalent to 200 UTM.

12) Through Resolution No. 377 dated June 6, 2005, COREMA resolved to amend the Resolution on Environmental Qualification, which contained the environmental approval of the Valdivia Plant. The

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

aforementioned amendment modified the Resolution on Environmental Qualification to require, within indicated periods, proposals and actions regarding the following: an alternative discharge system for fluid industrial waste into the Cruces River, a method for lowering the authorized production of 550,000 annual tons of kraft cellulose by 20% until all the measures and terms set forth by the Resolution are met, adjustments to the parameters for effluents regarding carrying capacity; an evaluation of the use of aluminum sulphate in the effluents treatment system, incorporation of new measures of control and monitoring, submission to COREMA of the findings of the investigations made by the Catholic University of Chile under the study called “Integral Study of the Black Neck Swan in the Santuario de la Naturaleza Carlos Anwandter; Ecological Context and Biodiversity,” the commitment of a financial contribution to a project that will be created based on a program presented by CONAF to COREMA for its approval and lastly, submission to COREMA of proof of the study ratifying that industrial waste fluids are not toxic.

On June 14, 2005, the Company filed an appeal of reversal and hierarchical subsidy in order for COREMA to reconsider its decision regarding the amendments to the Resolution.

The appeal of reversal was resolved on July 22, 2005, partially accepting what was appealed. The hierarchical appeal is under process.

With the decision on the appeal of reversal, it was favorably resolved to modify certain environmental terms. Regarding the other issues, the Company waits for a clarification from the authorities.

13) Through Resolution No. 428 dated July 6, 2005, COREMA resolved to begin a sanction proceeding against the Valdivia Plant due to an alleged mishandling of waste disposed in the dumping site of the Valdivia Plant. The Valdivia Plant filed its response, and the matter is pending final resolution.

14) Through Resolution 1755 dated June 24, 2005, the Superintendent of Sanitary Services began a sanction proceeding against the Company for exceeding emissions standards regarding temperature, suspended solid waste, arsenic, total phosphorus, hexavalente chrome, molybdenum and nickel. On July 11, 2005, the Company filed its response to the Superintendent, and the matter is currently in progress.

B) Arauco is subject to the following legal sanctions and proceedings affecting its Arauco Plant:

1) A Protection Appeal, dated August 24, 2004, filed by mayor of Lota, before the First Court of Appeals of Concepción, case No. 2714-2004, based on the nuisances caused by a turpentine spill at the Arauco Plant on August 23, 2004. On September 29, the Company appealed, and the appeal was rejected on April 18, 2005. Since the sentence was not appealed within the legally permitted time, this case has been closed.

2) On August 23, 2004, Arauco’s Department of Health Services began a sanitation investigation related to the aforementioned turpentine spill. Through a Resolution dated November 8, 2004, Arauco’s Department of Health Services resolved to fine the Company 1,000 UTM.

This Resolution was judicially appealed on November 17, 2004 before the Court of Lebu, and is currently pending resolution.

3) Through a Fiscal Decision dated October 15, 2004, the Navy Administrative Authority of Talcahuano decided that, due to the aforementioned turpentine spill, the Company should be fined an amount equivalent to 5,000 gold pesos, but the final decision from the Maritime Governor is still pending.

4) Through a Fiscal Decision dated January 3, 2005, supplemented by a Fiscal Decision dated April 25, 2005, the Navy Administrative Authority of Talcahuano decided that, due to the industrial waste fluids discharge on October 13, 2004, the Company should be fined an amount equivalent to 7,500 gold pesos, but the final decision from the Maritime Governor is still pending.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

5) On June 7, 2005, individuals and associations related to small-scale fishers in Laraquete and Arauco filed a criminal complaint in Warranty Court for violation of Article 136 of the Fishing Law relating to potential harm to the fishing resources in the area of the Arauco Plant. The investigation is in progress in the District Attorney’s office.

C) Arauco is subject to the following legal sanctions and proceedings affecting its Itata Forestry Industrial Complex:

1) Through Resolution No. 17 dated January 12, 2005, COREMA filed proceedings against the Company applying sanctions against the Itata Forestry Industrial Complex. The Company filed an appeal on February 16, 2005, which is currently pending resolution.

2) Regarding the Company’s subsidiary Paneles Arauco S.A., through Resolution No. 18 dated January 12, 2005, COREMA for the Eighth Region of Chile filed sanction proceedings against the Company regarding its panel plant located next to Itata’s Forestry Industrial Complex. The Company has filed an appeal, which is currently pending resolution.

3) In January 2005, Deputy Mr. Alejandro Navarro Brain filed a proceeding in Warranty Court. The filing was in connection with the discharge of polluting substances into the Velenunque Estuary by the Itata Forestry Industrial Complex, allegedly taking place on December 31, 2004. The charge is for a violation of Article 291 of the Penal Code. The Public Ministry, after a four-month investigation, decided to declare itself incompetent, sending the case to the Quirihue District Attorney’s office, and their investigation is still pending resolution.

4) On April 8, 2005, several appeal claims were filed against the Resolution on Environmental Qualification of the Project of New Works and Updates of the Itata Forestry Industrial Complex, which had been approved on March 10, 2004. The aforementioned appeals were filed by individuals who participated in the development of the Study on Environmental Impact, with the participation of citizens. On May 4 and May 31, 2005, respectively, the Company and the Regional Environmental Commission of the Eighth Region informed about the appeals, which are currently in progress.

The Company is not currently involved in any other court proceedings or any other legal actions that could significantly affect its financial, economic or operational conditions.

Other contingencies

The Electricity and Fuel Superintendent imposed sanctions on Arauco’s subsidiary Arauco Generación S.A. for alleged deficiencies in the Central Interconnected System. Arauco Generación S.A. is appealing these sanctions in the Court of Justice and with the Superintendent, and the matter is currently pending resolution. The amounts of the fines in question reach Ch$269,438 thousand, and have been recorded in the consolidated financial statements.

As of June 30, 2005, the Company was not involved in any other court proceedings or any other legal actions that could significantly affect its financial, economic or operational conditions.

Restrictions

Due to the liabilities presented in the categories of banks borrowings and bonds, there are certain financial restrictions with which Arauco must comply. Non-compliance could result in these debts becoming fully payable upon demand.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

The minimum financial restrictions are:

(i) the ratio of debt to consolidated tangible net worth must not be greater than 1.2;

(ii) consolidated net worth must not be less than U.S.$ 2,500 million; and

(iii) the interest coverage ratio must not be less than 2.0.

Arauco’s Argentine subsidiary Alto Paraná S.A., due to its obligations with JPMorgan Chase (Argentine Collateral Trust), must comply with the following ratios:

(i) the total financial liabilities (excluding JPMorgan Chase’s debt) must not be greater than 65% of its assets plus the debt with JPMorgan Chase; and

(ii) the ratio between EBITDA and excluded interests generated by the debt with JPMorgan Chase cannot be less than 1.75.

Both Arauco and its subsidiary Alto Paraná S.A. were in compliance with these restrictions as of June 30, 2005.

20. SHAREHOLDERS’ EQUITY

The movements in the capital and reserve accounts for each of the periods ended June 30, 2004 and 2005 are as follows:

June 30, 2004	Paid-in capital ThU.S.$	Share premium ThU.S.$	Forestry and other reserves ThU.S.$	Retained earnings from prior years ThU.S.$	Interim dividends ThU.S.$	Net Income for the period ThU.S.$	Total ThU.S.$
Balance as of December 31, 2003	347,551	5,625	1,483,076	1,433,461	(65,221)	409,192	3,613,684
Prior year income allocation	—	—	—	409,192	—	(409,192)	—
Dividends paid	—	—	—	(156,133)	65,221	—	(90,912)
Forestry reserve	—	—	(82,939)	—	—	—	(82,939)
Forestry reserve of consolidated subsidiaries	—	—	(1,686)	—	—	—	(1,686)
Conversion adjustment related to subsidiaries	—	—	(1,310)	—	—	—	(1,310)
Net income for the period	—	—	—	—	—	266,266	266,266

Balance as of June 30, 2004	347,551	5,625	1,397,141	1,686,520	—	266,266	3,703,103

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

June 30, 2005	Paid-in capital ThU.S.$	Share premium ThU.S.$	Forestry and other reserves ThU.S.$	Earnings from prior years ThU.S.$	Interim dividends ThU.S.$	Net Income for the period ThU.S.$	Total ThU.S.$
Balance as of December 31, 2004	347,551	5,625	1,459,746	1,686,520	(86,833)	590,444	4,003,053
Prior year income allocation	—	—	—	590,444	—	(590,444)	—
Dividend paid	—	—	—	(225,895)	86,833	—	(139,062)
Forestry reserve	—	—	(80,388)	—	—	—	(80,388)
Forestry reserve of consolidated subsidiaries	—	—	(1,087)	—	—	—	(1,087)
Conversion adjustment related to subsidiaries	—	—	(2,752)	—	—	—	(2,752)
Net income for the period	—	—	—	—	—	248,878	248,878

Balance as of June 30, 2005	347,551	5,625	1,375,519	2,051,069	—	248,878	4,028,642

The number of shares authorized, issued and outstanding as of June 30, 2004 and 2005 was 113,152,446. The Company’s shares are of a single series without a fixed nominal value.

21. OTHER NON-OPERATING INCOME

Other non-operating income was as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Reimbursement of customs duties	2,131	2,146
Rental income	190	310
Insurance recoveries	153	659
Gain on sale of energy	60	—
Sale of materials and others	26	—
Inventory adjustment	129	—
Other income	1,167	1,696
Gain on sale of fixed assets	—	433

Total other non-operating income	3,856	5,244

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

22. OTHER NON-OPERATING EXPENSES

Other non-operating expenses were as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Other services and fees	9	139
Other depreciation and amortization	280	290
Write-off of damaged forest	549	168
Donations	79	101
Project expenses	761	751
Provision for uncollectible accounts receivable	184	185
Legal expenses	49	55
Taxes	1,678	3,027
Loss on sale of fixed assets	1,300	—
Sales expenses adjustment for the previous year	844	1,769
Other expenses	526	1,483
Indemnities	—	1,253

Total other non-operating expenses	6,259	9,221

23. MINORITY INTEREST

The equity value corresponding to the minority shareholders’ interest in the Company’s subsidiaries was as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Alto Paraná S.A.	189	184
Forestal Arauco S.A.	1,677	1,700
Forestal Cholguán S.A.	4,406	4,636
Controladora de Plagas Forestales S.A.	199	209
Forestal Los Lagos S.A.	—	4,540

Total	6,471	11,269

Income corresponding to the minority shareholders’ interest in the Company’s subsidiaries was as follows:

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Alto Paraná S.A.	(10)	(8)
Forestal Arauco S.A.	(48)	(47)
Forestal Cholguán S.A.	(90)	(90)
Controladora de Plagas Forestales S.A.	(8)	(18)
Forestal Los Lagos S.A.	—	138

Total	(156)	(25)

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

24. SANCTIONS

From the Chilean Securities Commission

During the period ended June 30, 2005, neither the Company nor any of its Directors or Executives has received sanctions from the Chilean Securities Commission.

Through Exempt Resolution No. 196 dated April 22, 2004, the Chilean Securities Commission levied a sanction of 15 UF against the Company for not submitting a list of shareholders as of March 31, 2004.

From other administrative authorities

Sanctions received during 2005:

1) Through Resolution No. 860 dated December 21, 2004, COREMA began sanction proceedings against the Company due to the discharge of refrigeration water at the Valdivia Plant, the disposal of solid waste, the accumulation of spills and the spilling of non-authorized effluents.

     On January 11, 2005, Arauco filed its response, and through Resolution dated March 15, 2005, COREMA resolved to sanction the Company with an 800 UTM fine. Arauco appealed that sanction on March 31, 2005, previous payment of 10% of the total claimed. The case is currently in progress.

2) Through Resolution No. 17 dated January 18, 2005, COREMA began sanction proceedings against the Company due to an alleged increase in the capacity of the plant, an increase of additional discharge waters into the River Cruces, a lack of compliance with the quality and emission guidelines for fluid waste, a lack of compliance with the required measurement of TRS gas and a lack of compliance with other measurement parameters. The Company filed its appeal last January 31, 2005.

     Through Resolution No. 197 dated March 18, 2005, COREMA decided to sanction the Company with a 1,400 UTM fine. Arauco appealed that sanction, previous payment of 10% of the total claimed. The case is currently in progress.

3) Through Resolutions 3300 and 3301 dated December 20, 2004, the Superintendent of Sanitary Services began sanction proceedings against the Company due to the Company exceeding the guidelines of the Resolution on Environmental Description, approved by the Study of Environmental Impact regarding the total emission of phosphate and temperature.

     Through Resolution 290 dated January 26, 2005, the Superintendent of Sanitary Services fined Arauco 200 UTM. This Resolution was judicially appealed on February 9, 2005 in the appropriate Civil Court of Santiago, the matter is currently in progress.

4) Through a Fiscal Decision dated January 3, 2005, supplemented by a Fiscal Decision dated April 25, 2005, the Navy Administrative Authority of Talcahuano decided that, due to the industrial waste fluids discharge on October 13, 2004, the Company should be fined an amount equivalent to 7,500 gold pesos, but the final decision from the Maritime Governor is still pending.

5) Through Resolution No. 17 dated January 12, 2005, COREMA filed proceedings against the Company applying sanctions against the Itata Forestry Industrial Complex. The Company filed an appeal on February 16, 2005, which is currently pending resolution.

6) Through Resolution No. 292 dated May 2, 2005, COREMA resolved to begin sanction proceedings against the Valvidia Plant for alleged violations of the parameters for industrial fluid waste. On May 13, 2005, the Company filed its response. Through resolution No. 378, dated June 7, 2005, COREMA resolved to sanction the Company with a fine equivalent to 200 UTM.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

7) Through Resolution No. 428 dated July 6, 2005, COREMA resolved to begin a sanction proceeding against the Valdivia Plant due to an alleged mishandling of waste disposed in the dumping site of the Valdivia Plant. The Valdivia Plant filed its response, and the matter is pending final resolution.

8) Through Resolution 1755 dated June 24, 2005, the Superintendent of Sanitary Services began a sanction proceeding against the Company for exceeding emissions standards regarding temperature, suspended solid waste, arsenic, total phosphorus, hexavalente chrome, molybdenum and nickel. On July 11, 2005, the Company filed its response to the Superintendent, and the matter is currently in progress.

9) Regarding the Company’s subsidiary Paneles Arauco S.A., through Resolution No. 18 dated January 12, 2005, COREMA for the Eighth Region of Chile filed sanction proceedings against the Company regarding its panel plant located next to Itata’s Forestry Industrial Complex. The Company has filed an appeal, which is currently pending resolution.

Sanctions received during 2004:

1) On April 6, 2004, in Resolution 554, the Health Board of Valdivia fined the Company 100 UTM for excessive noise levels at the Valdivia Plant. The Company paid the fine within the required legal period.

2) On April 15, 2004, in Resolution 610, the Health Board of Valdivia fined the Company 1,000 UTM for the emission of odors at the Valdivia Plant. The Resolution was appealed to the Civil Court of Valdivia and is currently pending. The fine had been paid previously.

3) The Court of the Local Police of San José de la Mariquina, due to the lack of definite completion of the construction work at the Valdivia Plant, in case No. 288-2004, on April 2, 2004, fined the Company $502,699,434 (U.S.$ 790 thousand at the exchange rate as of June 30, 2004). An appeal was filed in the Honorable Court of Appeals of Valdivia and is currently pending. The construction was registered with the City Hall on April 8, 2004.

4) The Regional Environmental Commission, in Resolution 387, dated May 24, 2004, fined the Company 900 UTM for the non-fulfilment of norms and conditions established by the Evaluating System of Environmental Impact. The Resolution was appealed in the Civil Court of Puerto Montt on June 4, 2004. 10% of the total amount of the fine had been cancelled previously.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

25. BOND ISSUE COSTS

Arauco amortizes costs related to the issuance of bonds on a straight-line basis over the term of the bonds.

The charges to income related to such amortizations for the periods ended June 30, 2004 and 2005 were U.S.$1,403 thousand and U.S.$1,490 thousand, respectively, which amounts are reflected in the statement of income under the heading “Interest Expense” on the consolidated statements of income. The costs recorded for each year are shown below.

	As of June 30,
	2004 ThU.S.$	2005 ThU.S.$
Stamp tax	5,876	4,822
Underwriters commission	5,331	6,026
Rate insurance commission	133	66
Risk evaluation	66	54
Accounting advice	18	13
Printing costs	54	78
Legal advice	472	1,838
Repayment of bonds	3,380	2,941
Other	239	238

Total bond issue costs	15,569	16,076

26. CASH FLOW

According to regulations established in Circular No. 1312 by the Chilean Securities Commission, the following describes financing or investing activities that will require future cash flows.

Investment Flows	Currency	Amount	Affected Flow
Purchase of fixed assets	US$	23.60 million	2005
Nueva Aldea (formerly named the Itata Mill) construction project	US$	220.40 million 169.20 million	2005 2006

27. ENVIRONMENTAL

The following current and future expenditures related to the improvement of or investment in product processes designed to protect the environment were made during the period ended June 30, 2005.

•	Activities of monitoring, analysis and treatments of gases and effluents. Spent: U.S.$4,829 thousand (U.S.$ 2,364 thousand in 2004). Estimated future cost: U.S.$ 10,392 thousand (U.S.$ 463 thousand in 2004).

•	Payment related to environmental protection as a consequence of the Nueva Aldea Project (formerly named the Itata Mill project). Spent: U.S.$ 9,071 thousand. Estimated future cost: U.S.$12,050 thousand.

•	Project to improve the evacuation of water and effluent treatment of the Paneles Mill. Spent: U.S.$ 64 thousand. Estimated future cost: U.S.$ 60 thousand.

CELULOSA ARAUCO Y CONSTITUCION S.A.

AND SUBSIDIARIES

June 30, 2005

Unaudited Notes to the Consolidated Financial Statements—(Continued)

Amounts in thousands of U.S. dollars, except as indicated

The Company’s subsidiaries Forestal Celco S.A., Forestal Cholguán S.A., Bosques Arauco S.A. and Forestal Valdivia S.A. are implementing an environmental system regulated under a certification process under rule ISO 14.001. Between January 1 and June 30, 2005 these subsidiaries paid U.S.$115 thousand (U.S.$ 109 thousand in 2004) in relation to the system and anticipate that an additional U.S.$ 68 thousand (U.S.$ 75 thousand in 2004) will be spent.

28. SUBSEQUENT EVENTS

The Board of Directors of ARAUCO, in a meeting held on August 11, 2005, agreed to resume the operations of San José de la Mariquina Pulp Mill, which was shut down by voluntary decision since the beginning of June 2005 in order to clarify with the regional environmental authority the technical-juridical conditions allowing a safe and steady functioning of the mill.

No other events have occurred since June 30, 2005 and up to the filing of these financial statements that may affect significantly the financial situation of Arauco.

Robinson Tajmuch V.	Matías Domeyko C.
Controller	Chief Executive Officer